   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1996



                                                      REGISTRATION NO. 333-09613

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-1

                                AMENDMENT NO. 1


                                       TO

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                              FAXSAV INCORPORATED
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                          4822                  11-3025769
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of
Incorporation or Organization)       Classification Code)        Identification
                                                                    Number)

                 399 THORNALL STREET, EDISON, NEW JERSEY 08837
                                 (908) 906-2000
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                           --------------------------

                               THOMAS F. MURAWSKI
                     President and Chief Executive Officer
                              FaxSav Incorporated
                              399 Thornall Street
                            Edison, New Jersey 08837
                                 (908) 906-2000
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                           --------------------------

                                   COPIES TO:


      Richard R. Plumridge, Esq.                Gordon H. Hayes, Jr., Esq.
        Michael A. Conza, Esq.               Testa, Hurwitz & Thibeault, LLP
   Brobeck, Phleger & Harrison LLP          High Street Tower, 125 High Street
     1301 Avenue of the Americas               Boston, Massachusetts 02110
       New York, New York 10019                       (617) 248-7575
            (212) 581-1600


                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1996


PROSPECTUS

                                2,200,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------


    All of the 2,200,000 shares of Common Stock offered hereby are being sold by FaxSav Incorporated ("FaxSav" or the "Company"). Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on The Nasdaq National Market under the symbol "FAXX."


                            ------------------------


   THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING AT PAGE 6.

                             ---------------------
THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE  SECURITIES
   AND    EXCHANGE   COMMISSION   OR    ANY   STATE   SECURITIES   COMMISSION
     NOR  HAS  THE  SECURITIES  AND   EXCHANGE  COMMISSION  OR  ANY   STATE
        SECURITIES  COMMISSION PASSED UPON  THE ACCURACY OR ADEQUACY
            OF  THIS  PROSPECTUS.  ANY  REPRESENTATION  TO   THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                           Underwriting
                                       Price to             Discounts            Proceeds to
                                        Public          and Commissions(1)        Company(2)
Per Share......................
Total(3).......................

(1) The Company and a certain stockholder of the Company (the "Selling Stockholder") have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated expenses of $1,000,000 payable by the Company.


(3) Telstra Holdings Pty. (the "Selling Stockholder") has granted the Underwriters a 30-day option to purchase up to an aggregate of 330,000 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public and Underwriting Discounts and
    Commissions will be $         and $         , respectively, and the proceeds
    to  the Selling Stockholder will be $         . The Company will not receive
    any of the proceeds from the sale of shares by the Selling Stockholder. See "Principal Stockholders" and "Underwriting."


                            ------------------------

    The shares of Common Stock offered by this Prospectus are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain other conditions. It is expected that delivery of the certificates for the shares of Common Stock will be made at the offices of
Lehman Brothers Inc., New York, New York on or about            , 1996.

                            ------------------------

LEHMAN BROTHERS                                     ALEX. BROWN & SONS
                                                       INCORPORATED

           , 1996

[A THREE PAGE FOLD OUT GRAPHIC REPRESENTATION OF ICONS REPRESENTING EACH OF THE
        COMPANY'S SERVICE OFFERINGS ACCOMPANIED WITH THE FOLLOWING TEXT.


faxLAUNCHER:


Enables customers to fax documents created in any Windows application directly from an Internet-connected computer desktop through the FaxSav network to fax machines worldwide. faxLAUNCHER also supports documents scanned through several types of sheet-fed scanners.



faxMAILER:


Enables customers to transmit messages from e-mail packages over the Internet to the FaxSav network for delivery to fax machines worldwide.



faxSCAN:


Enables customers to send documents scanned in any TWAIN-compliant scanner over the internet to the FaxSav network for delivery to fax machines worldwide.



faxSAV Plus:


A "virtual real-time" service which is designed to provide reliable delivery of facsimile transmissions at substantially reduced costs. The Company utilizes a combination of its traditional telephony-based network and its growing Internet-based network to delivery faxSAV PLUS transmissions to fax machines worldwide.



faxSAV:


The core fax-to-fax service provided by the Company is a real-time fax transmission service that is delivered through the Company's telephony-based network. The faxSAV service is accessed by customers through the installation of a faxSAV Connector, which is provided by FaxSav free of charge with no installation cost to the customer.



E-Z LIST:


An easy to use fax-to-fax broadcast service which enables customers to send the same fax message to multiple recipients by transmitting a single fax message to the FaxSav network and identifying a specific list of fax addresses previously stored in the Company's customer database.]


                            ------------------------

    The Company intends to furnish its stockholders with annual reports containing audited financial statements and an opinion thereon expressed by an independent public accounting firm and with quarterly reports for the first three quarters of each year containing unaudited interim financial information.

    "faxSAV" and "faxSAV Assured" are registered trademarks of the Company. The Company has filed trademark registration applications for "faxLauncher," "faxMailer" and "faxScan." This Prospectus also includes trademarks and trade names of companies other than FaxSav Incorporated.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, APPEARING
ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION GRANTED TO THE UNDERWRITERS, (II) GIVES EFFECT TO A ONE-FOR-NINE REVERSE STOCK SPLIT OF THE COMMON STOCK TO BE EFFECTED PRIOR TO THE CLOSING OF THIS OFFERING, (III) REFLECTS THE FILING UPON THE CLOSING OF THIS OFFERING OF THE SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY, WHICH AMONG OTHER THINGS, CHANGES THE AUTHORIZED NUMBER OF SHARES OF CAPITAL STOCK OF THE COMPANY, AND (IV) REFLECTS, UPON THE CLOSING OF THE OFFERING, THE CONVERSION OF ALL OUTSTANDING SHARES OF ALL SERIES OF THE COMPANY'S PREFERRED STOCK INTO AN AGGREGATE OF 7,791,981 SHARES OF COMMON STOCK.


                                  THE COMPANY


    FaxSav Incorporated ("FaxSav" or the "Company") designs, develops and markets a variety of business-to-business facsimile transmission services, including fax-to-fax, desktop-to-fax, enhanced fax and broadcast fax services. FaxSav's services are designed to reduce the cost of sending an international fax while making the process of sending an international fax easier and less time-consuming. Through the use of its integrated Internet-based and telephony-based network and its proprietary software, the Company enables its customers to send documents and images to fax machines worldwide at rates substantially below the international rates charged by traditional long distance carriers. Customers are offered Internet advantaged pricing for facsimile transmissions to targeted markets worldwide while continuing to use their traditional fax machines. In addition, the Company has developed easy to use software enabling customers to transmit documents directly from their computer desktops. FaxSav has built a customer base consisting of over 7,200 small to medium sized businesses with international fax needs. In addition, there currently are  more  than  1,000  registered  users  of  the  Company's  desktop software. In 1995, the Company transmitted more than 20.4 million minutes of facsimile messages yielding revenues of $11.6 million. During the first six months of 1996, FaxSav transmitted 13.8 million minutes of facsimile messages yielding revenues of $7.4 million, as compared to 9.0 million minutes and $5.0 million in revenue for the same six month period in 1995.



    The Company historically has provided low cost facsimile services by utilizing pre-negotiated volume based arrangements with various telephony common carriers. To significantly enhance the cost effectiveness of the Company's transmission services, in early 1996 FaxSav began to deploy a global Internet-based network of nodes that enable it to bypass the long distance carriers' networks when sending faxes to or from international areas serviced by these nodes. In June 1996, FaxSav began to utilize this integrated network for commercial transmission of faxes over the Internet. FaxSav has deployed Internet nodes in Bermuda, France, Germany, Hong Kong and the United Kingdom and plans to deploy additional Internet nodes in key international telecommunications markets by the end of 1997 to enable the Company to route a majority of its customers' traffic through the Internet. The Company believes that this planned global Internet infrastructure, which is designed to integrate seamlessly with its existing telephony-based network, will enable the Company to bypass long distance carrier networks for transmissions originating and terminating in countries where such nodes have been deployed, thereby reducing its customers' international transmission costs. FaxSav believes that this integrated global network will enable the Company to emerge as a leading supplier of comprehensive, low cost global facsimile services.


    The Company's services are targeted to customers with international facsimile transmission requirements. FaxSav offers a variety of services designed to meet the individual business requirements of its customers, including real-time, "virtual real-time" (immediate delivery attempt following receipt of the customer's document by the FaxSav network) and broadcast services. Specifically, customers may utilize: FAXSAV, a real-time fax transmission through FaxSav's telephony-based network; FAXSAV ASSURED, a "virtual real-time" enhanced delivery service option which shifts the responsibility for repetitive completion attempts to the FaxSav network; FAXSAV EZ-LIST, a fax-to-fax broadcast service which allows a message to be faxed to multiple recipients by a single transmission to the FaxSav network; FAXSAV PLUS, the Company's new "virtual real-time" service which utilizes a combination of FaxSav's traditional telephony-based network and its growing Internet-based network; and, FAXSAV FOR INTERNET, a suite of services enabling customers to send faxes directly from their computer desktops (either through e-mail or a Windows software application) to fax machines worldwide. FaxSav also provides customized solutions designed for high volume fax applications.

    Access to the FaxSav network is accomplished easily and does not require any initial investment, installation expense or change in business practices by the customer. Customers connect to the FaxSav network by simply plugging the FAXSAV CONNECTOR, a small proprietary device, between their fax machine and the telephone jack. In the first half of 1996, FaxSav further expanded customer access options by introducing desktop software which can easily be installed on Internet-connected personal computers and which enables customers to send documents and images directly to fax machines worldwide. Customers can deploy FaxSav's services at individual fax machines or desktop locations, across departments or throughout organizations using this modular installation approach. The Company sells its services through multiple sales channels, including direct mail and telemarketing programs, a direct field sales force, an agent and dealer distribution network and promotional activities.

    FaxSav was incorporated in Delaware on November 29, 1989 under the name Digitran Corporation and changed its name to FaxSav Incorporated on February 28, 1996. The Company's executive offices are located at 399 Thornall Street, Edison, New Jersey 08837 and its telephone number is (908) 906-2000. The Company's Internet address is http://www.faxsav.com.

                                  THE OFFERING


Common Stock offered by the
  Company.........................  2,200,000 shares
Common Stock to be outstanding
  after the offering..............  10,370,490 shares(1)
Use of proceeds...................  Expansion of Internet network infrastructure, repayment of existing short-term indebtedness and for general
                                    corporate purposes, including working capital. The
                                    Company may use a portion of the net proceeds to acquire
                                    businesses, services, products or technologies
                                    complementary to the Company's current business. See
                                    "Use of Proceeds."
Nasdaq National Market symbol.....  FAXX


- ---------

(1) Excludes 1,238,619  shares of  Common Stock  issuable upon  the exercise  of stock options outstanding at August 31, 1996 with a weighted average exercise price of $0.58 per share. Excludes 555,556 shares of Common Stock available for issuance as of August 31, 1996 pursuant to the Company's 1996 Stock Option/Stock Issuance Plan of which stock options exercisable for 22,222 shares of Common Stock were granted subsequent to August 31, 1996, with an exercise price equal to the initial public offering price. Also excludes 138,385 shares of Common Stock issuable upon exercise of warrants with a weighted average exercise price of $2.77 per share. See "Management--1996 Stock Option/Stock Issuance Plan," and Notes 7 and 8 of Notes to Financial Statements.

                         SUMMARY FINANCIAL INFORMATION
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                             SIX MONTHS ENDED JUNE
                                                             YEAR ENDED DECEMBER 31,                30,(1)
                                                        ----------------------------------  -----------------------
                                                          1993       1994         1995        1995         1996
                                                        ---------  ---------  ------------  ---------  ------------
STATEMENT OF OPERATIONS DATA:
Revenues..............................................  $   2,580  $   3,449  $     11,649  $   5,017       $ 7,445
Operating loss........................................     (3,298)    (3,552)       (4,127)    (1,983)       (3,469)
Net loss..............................................     (3,260)    (3,493)       (4,085)    (1,885)       (3,432)
Net loss per common and equivalent share..............  $   (6.62) $   (7.06) $      (8.24) $   (3.80)      $ (6.80)
Weighted average common and equivalent shares
  outstanding(2)......................................    492,388    494,935       495,879    495,879       504,358
Pro forma net loss per common and equivalent
  share(2)............................................                        $      (0.44)                 $ (0.40)
                                                                              ------------             ------------
                                                                              ------------             ------------
Shares used in computing pro forma net loss per common
  and equivalent share(2).............................                           9,248,091                8,615,421
                                                                              ------------             ------------
                                                                              ------------             ------------



                                                                                         AS OF JUNE 30, 1996(1)
                                                                                        -------------------------
                                                                                         ACTUAL    AS ADJUSTED(3)
                                                                                        ---------  --------------
BALANCE SHEET DATA:
Working capital.......................................................................  $     793    $   22,299
Total assets..........................................................................      7,916        28,922
Total long-term debt..................................................................        569           569
Total stockholders' equity............................................................      3,058        24,564


- ---------

(1) See Note 2 of Notes to Financial Statements: "Summary of Significant Accounting Policies -- Interim Financial Information (Unaudited)."



(2) See Note 2 of Notes to Financial Statements: "Summary Of Significant Accounting Policies -- Pro Forma Net Loss Per Common and Equivalent Share" and "-- Net Loss Per Common and Equivalent Share."



(3) Adjusted to give effect to the sale of 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                              -------------------

    THIS PROSPECTUS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS PROSPECTUS, INCLUDING THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS," WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING SHARES OF COMMON STOCK OFFERED HEREBY.

    HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT. From its inception in 1989 through the six-month period ended June 30, 1996, the Company has experienced significant operating losses. The Company incurred operating losses of $3.3 million, $3.6 million and $4.1 million during the years ended December 31, 1993, 1994 and 1995, respectively, and $3.5 million during the six months ended June 30, 1996. The Company currently anticipates incurring further operating losses as it attempts to expand its business and there can be no assurance that its future operations will generate positive operating income. As of June 30, 1996, the Company had an accumulated deficit of $21.0 million.


    The Company has generated net operating loss ("NOL") carryforwards for income tax purposes of approximately $16.1 million through December 31, 1995. These NOL carryforwards have been recorded as a deferred tax asset of approximately $3.8 million. Based upon the Company's history of operating losses and presently known factors, management has determined that it is more likely than not that the Company will be unable to generate sufficient taxable income prior to the expiration of these NOL carryforwards and has accordingly reduced its deferred tax assets to zero with a full valuation allowance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



    QUARTERLY FLUCTUATIONS; POSSIBLE VOLATILITY OF STOCK PRICE. The Company may in the future experience significant quarter to quarter fluctuations in its results of operations, which may result in volatility in the price of the Company's Common Stock. Quarterly results of operations may fluctuate as a result of a variety of factors, including demand for the Company's services, the introduction of new services and service enhancements by the Company or its competitors, market acceptance of new services, the mix of revenues between Internet-based versus telephony-based deliveries, the timing of significant marketing programs, the number and timing of the hiring of additional personnel, competitive conditions in the industry and general economic conditions. The Company's revenues are difficult to forecast. Shortfalls in revenues may adversely and disproportionately affect the Company's results of operations because a high percentage of the Company's operating expenses are relatively fixed, and planned expenditures, such as the anticipated expansion of the Company's Internet infrastructure, are based primarily on sales forecasts. In addition, the stock market in general has experienced extreme price and volume fluctuations, as evidenced by the fluctuations in the Nasdaq National Market in July 1996, which have affected the market price of securities of many companies in the telecommunications and technology industries and which have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the market price of the Company's Common Stock. Accordingly, the Company believes that period to period comparisons of results of operations are not necessarily meaningful and should not be relied upon as an indication of future results of operations. There can be no assurance that the Company will be profitable in any future quarter. Due to the foregoing factors, it is likely that in one or more future quarters the Company's operating results will be below the expectations of public market analysts and investors. Such an event would have a material adverse effect on the price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results."


    DEPENDENCE ON NETWORK INFRASTRUCTURE; NO ASSURANCE OF SUCCESSFUL INTERNET-CAPABLE NODE DEPLOYMENT. The Company's future success will depend in part upon the capacity, reliability and security of its network infrastructure and in particular upon its ability to successfully deploy an international network of Internet-capable facsimile nodes. The Company must continue to expand and adapt its network infrastructure as the number of customers and the volume of traffic they wish to transmit increases. The expansion and adaptation of the Company's network infrastructure will require substantial financial, operational and management resources. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet any additional demand on a timely basis, at a commercially reasonable cost, or at all. In addition, the Company anticipates that implementation of its price leadership strategy generally will cause its overall gross profit margin to be reduced until a sufficient number of key international telecommunications markets are serviced by its Internet-capable facsimile nodes. There can be no assurance that the Company will be able to deploy the contemplated Internet-capable facsimile node expansion on a timely basis, at a commercially reasonable cost, or at all. Any failure of the Company to expand its network infrastructure on a timely basis, to adapt it to changing customer requirements or evolving industry standards or to deploy the contemplated Internet-capable facsimile node infrastructure on a timely basis, or at all, would have a material adverse effect on the Company's business, financial condition and results of operations. Further, there can be no assurance that the Company will be able to satisfy the regulatory requirements in each of the countries currently targeted for node deployment, which may prevent the Company from installing Internet-capable facsimile nodes in such countries and may have a material adverse effect on the Company's business, operating results and financial condition. See "Business--The FaxSav Network" and "--Government Regulation."


    DEPENDENCE ON THE INTERNET AS A FACSIMILE TRANSMISSION MEDIUM. The Company believes that its future success will depend in part upon its ability to significantly expand its base of Internet-capable nodes and route more of its customers' traffic through the Internet. The Company's success is therefore largely dependent upon the viability of the Internet as a medium for the transmission of documents. To date, the Company has transmitted a limited amount of customer traffic over the Internet, and there can be no assurance that the Internet will prove to be a viable communications medium, that document transmission over the Internet will be reliable or that Internet capacity constraints will not develop which inhibit efficient document transmission. The Company accesses the Internet from its Internet-capable nodes by dedicated connection to third party internet service providers. The Company pays fixed monthly fees for such Internet access, regardless of the Company's usage or the volume of its customers' traffic. There can be no assurance that the current pricing structure for access to and use of the Internet will not change unfavorably. If the Internet proves to be an impractical or unreliable medium for document transmissions, if material capacity constraints develop on the Internet or the current Internet pricing structure changes unfavorably, the Company's business, financial condition and results of operations would be materially and adversely affected.



    NO ASSURANCE OF MARKET ACCEPTANCE. The Company's ability to route existing customers' traffic through the Internet and to sell its FAXSAV PLUS service to new customers may be inhibited by, among other factors, the reluctance of some customers to switch from real-time fax delivery to "virtual real-time" delivery and by widespread concerns over the adequacy of security in the exchange of information over the Internet. The Company currently relies on RSA Data Security, Inc. ("RSA") standard encryption technology to enable the secure transfer of customer documents over the Internet. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the RSA encryption technology or other algorithms used by the Company to protect customer data. If the Company's existing and potential customers do not accept "virtual real-time" delivery through the Internet as a means of sending and receiving documents via fax, or if any compromise of the Company's security were to occur, the Company's business, financial condition and results of operations would be materially and adversely affected.


    INTENSE COMPETITION. The market for facsimile transmission services is intensely competitive and there are limited barriers to entry. The Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully will depend upon a number of factors, including market presence; the capacity, reliability and security of its network infrastructure; the pricing policies of its competitors and suppliers; the timing of introductions of new services and service enhancements by the Company and its competitors; and industry and general economic trends.

    The Company's current and prospective competitors generally fall into the following groups: (i) telecommunication companies, such as AT&T Corp. ("AT&T"), MCI Communications Corp., Inc. ("MCI"), Sprint Corp. ("Sprint"), LDDS WorldCom Inc. ("LDDS WorldCom") and the regional Bell operating companies; (ii) telecommunications resellers, such as Frontier Corporation, Biztel Corporation and Eastern Telecom Corporation; (iii) Internet service providers, such as Uunet Technologies, Inc. and

NETCOM On-Line Communications Services, Inc., (iv) on-line services providers, such as America Online, Inc. and CompuServe Incorporated and (v) direct fax delivery competitors, including Xpedite Systems, Inc. and Fax International, Inc. Many of these competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than those available to the Company. As a result, they may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than can the Company. Further, the foundation of the Company's telephony network infrastructure consists of the right to use the telecommuni-
cations lines of several of the above-mentioned long distance carriers, including LDDS WorldCom and MCI. There can be no assurance that these companies will not discontinue or otherwise alter their relationships with the Company in a manner that would have a material adverse effect upon the Company's business, financial condition and results of operations. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their services to address the needs of the Company's current and prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition to direct competitors, many of the Company's larger potential customers may seek to internally fulfill their fax communication needs through the deployment of their own computerized fax communications systems or network infrastructures for intra-company faxing.

    Increased competition is likely to result in price reductions and could result in reduced gross margins and erosion of the Company's market share, any of which would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, financial condition and results of operations.

    NO ASSURANCE OF SUCCESSFUL MANAGEMENT OF GROWTH. The Company has rapidly and significantly expanded its operations and anticipates that significant expansion will continue to be required in order to address potential market opportunities. The Company anticipates significantly increasing the size of its sales and marketing efforts following the completion of this offering, and the Company also will be required to increase its customer support staff. There can be no assurance that such expansion will be successfully completed or that it will generate sufficient revenues to cover the Company's expenses. The inability of the Company to promptly address and respond to these circumstances could have a material adverse effect on the Company's business, financial condition and results of operations.

    RAPID INDUSTRY CHANGE. The telecommunications industry in general, and the facsimile transmission business in particular, are characterized by rapid and continuous technological change. Future technological advances in the telecommunications industry may result in the availability of new services or products that could compete with the facsimile transmission services provided by the Company or reduce the cost of existing products or services, any of which could enable the Company's existing or potential customers to fulfill their fax communications needs more cost efficiently. There can be no assurance that the Company will be successful in developing and introducing new services that meet changing customer needs and respond to technological changes or evolving industry standards in a timely manner, if at all, or that services or technologies developed by others will not render the Company's services noncompetitive. The inability of the Company to respond to changing market conditions, technological developments, evolving industry standards or changing customer requirements, or the development of competing technology or products that render the Company's services noncompetitive would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Services."

    RISK OF SYSTEM FAILURE; SECURITY RISKS. The Company's operations are dependent on its ability to protect its network from interruption by damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry, computer viruses or other events beyond the Company's control. Most of the Company's current computer hardware and switching equipment, including its processing equipment, is currently located at two sites. There can be no assurance that the Company's existing and planned precautions of backup systems, regular data backups and other procedures will be adequate to prevent significant damage, system failure or data loss. Despite the implementation of security measures, the Company's infrastructure may also be vulnerable to computer viruses, hackers or similar disruptive problems caused by its customers or other Internet users. Persistent problems continue to affect public and private data networks, including computer break-ins and the misappropriation of confidential information. Such computer break-ins and other disruptions may jeopardize the security of information stored in and transmitted through the computer systems of the individuals, businesses and financial institutions utilizing the Company's services, which may result in significant liability to the Company and also may deter potential customers from using the Company's services. Any damage, failure or security breach that causes interruptions or data loss in the Company's operations or in the computer systems of its customers could have a material adverse effect on the Company's business, financial condition and results of operations.


    DEPENDENCE UPON SUPPLIERS; SOLE AND LIMITED SOURCES OF SUPPLY. The Company relies on third parties to supply key components of its network infrastructure, including long distance telecommunications services and telecommunications node equipment, many of which are available only from sole or limited sources. LDDS WorldCom, MCI and Telstra Corporation Limited ("Telstra") are the primary providers of long distance telecommunications services to the Company. Approximately 94%, 91% and 77% of the Company's telecommunications traffic passed through communications lines of LDDS WorldCom and its predecessor companies for the six months ended June 30, 1996 and the years ended 1995 and 1994, respectively. The Company has from time-to-time experienced partial interruptions of service from its telecommunications carriers which have temporarily prevented customers in limited geographical areas from reaching the FaxSav network. There can be no assurance that the Company will not experience partial or complete service interruptions in the future. The fixed term of the Company's contract with LDDS WorldCom expires on October 31, 1996, after which date the contract will continue on a month-to-month basis until renegotiated by the parties or terminated by either party. There can be no assurance that LDDS WorldCom and the Company's other telecommunications providers will continue to provide long distance services to the Company at attractive rates, or at all, or that the Company will be able to obtain such services in the future from these or other long distance providers on the scale and within the time frames required by the Company. Any failure to obtain such services on a timely basis at an affordable cost, or any significant delays or interruptions of service from such carriers, would have a material adverse effect on the Company's business, financial condition and results of operations.


    All of the faxboards used in the Company's telecommunications nodes are supplied by Brooktrout Technology, Inc. ("Brooktrout"). The Company purchases Brooktrout faxboards on a non-exclusive basis pursuant to purchase orders placed from time-to-time, carries a limited inventory of faxboards and has no guaranteed supply arrangement with Brooktrout. In addition to faxboards, many of the routers, switches and other hardware components used in the Company's network infrastructure are supplied by sole or limited sources on a non-exclusive, purchase order basis. There can be no assurance that Brooktrout or the Company's other suppliers will not enter into exclusive arrangements with the Company's competitors, or cease selling these components to the Company at commercially reasonable prices, or at all. The anticipated expansion of the Company's network infrastructure is expected to place a significant demand on the Company's suppliers, some of which have limited resources and production capacity. In addition, certain of the Company's suppliers, in turn, rely on sole or limited sources of supply for components included in their products. Failure of the Company's suppliers to adjust to meet such increasing demand may prevent them from continuing to supply components and products in the quantities and quality and at the times required by the Company, or at all. The Company's inability to obtain sufficient quantities of sole or limited source components or to develop alternative sources if required could result in delays and increased costs in the expansion of the Company's network infrastructure or in the inability of the Company to properly maintain the existing network infrastructure, which would have a material adverse effect on the Company's business, financial condition and results of operations.

    LIMITED PROTECTION OF INTELLECTUAL PROPERTY RIGHTS; RISK OF THIRD PARTY CLAIMS OF INFRINGEMENT. The Company's success is dependent upon its proprietary technology. The Company relies primarily on a combination of contract, copyright and trademark law, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights. The Company has patent applications pending for its FAXSAV CONNECTOR and for its "e-mail Stamps" security technology incorporated into its FAXMAILER service. There can be no assurance that patents will issue from such applications or that present or future patents will provide sufficient protection to the Company's present or future technologies, services and processes. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information or obtain access to the Company's know-how. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's services or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies.

    The Company is not aware that any of its services, trademarks or other proprietary rights infringe the proprietary rights of third parties. However, the Company received a letter in the third quarter of 1995 stating that the Company's FAXSAV CONNECTOR may be utilizing a call diversion methodology patented by such correspondent. To the Company's knowledge, such third party has not initiated a suit, action, proceeding or investigation relating to any alleged infringement by the Company of such patent. There can be no assurance that this or other third parties will not assert infringement claims against the Company in the future. Patents have been granted recently on fundamental technologies in the communications and desktop software areas, and patents may issue which relate to fundamental technologies incorporated in the Company's services. As patent applications in the United States are not publicly disclosed until the patent issues, applications may have been filed which, if issued as patents, could relate to the Company's services. The Company could incur substantial costs and diversion of management resources with respect to the defense of any claims that the Company has infringed upon the proprietary rights of others, which costs and diversion could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could effectively block the Company's ability to license and sell its services in the United States or abroad. Any such judgment could have a material adverse effect on the Company's business, financial condition and results of operations. In the event a claim relating to proprietary technology or information is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that licenses could be obtained on terms acceptable to the Company, or at all. The failure to obtain any necessary licenses or other rights could have a material adverse effect on the Company's business, financial condition and results of operations.

    RISK OF SOFTWARE DEFECTS OR DEVELOPMENT DELAYS. Software-based services and equipment, such as the Company's FAXSAV FOR INTERNET suite of services and the FAXSAV CONNECTOR, may contain undetected errors or failures when introduced or when new versions are released. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in such software or other releases after commencement of commercial shipments, or that the Company will not experience development delays, resulting in delays in the shipment of software and a loss of or delay in market acceptance, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

    DEPENDENCE ON KEY PERSONNEL. The Company's future performance depends in significant part upon the continued service of its key technical, sales and senior management personnel, none of whom is bound by an employment agreement. The loss of the services of one or more of the Company's executive officers or other key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key technical, sales and managerial employees or that it can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future. See "Management."

    RISKS RELATED TO POTENTIAL ACQUISITIONS. The Company may in the future pursue acquisitions of complementary services or product lines, technologies or businesses, although the Company has no present understandings, commitments or agreements with respect to any such acquisitions. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's business, financial condition and results of operations. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns. In the event that any such acquisition were to occur, there can be no assurance that the Company's business, financial condition and results of operations would not be materially adversely affected.

    RELIANCE ON INTERNATIONAL STRATEGIC ALLIANCES. The Company intends to establish and build an international customer base by forming strategic sales and marketing alliances with foreign Internet service providers, telecommunications companies and resellers. There can be no assurance that the Company will be able to form or, if formed, maintain any such strategic alliances. The Company's success in developing an international customer base depends not only on the formation of such alliances but also on the success of these partners and their ability to successfully market the Company's services. The failure to form and maintain such strategic alliances or the failure of these partners to successfully develop and sustain a market for the Company's service will have a material adverse effect on the Company's ability to establish and build an international customer base, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    GOVERNMENT REGULATION. The Company is subject to regulation by the Federal Communications Commission (the "FCC"), by various state public service and public utility commissions and by various international regulatory authorities.

    FaxSav is licensed by the FCC as an authorized telecommunications company and is classified as a "non-dominant interexchange carrier." Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges or practices of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulatory requirements on the Company and to change its regulatory classification. There can be no assurance that the FCC will not change the Company's regulatory classification or otherwise subject the Company to more burdensome regulatory requirements.

    In connection with the anticipated deployment of Internet-capable nodes in countries throughout the world, the Company will be required to satisfy a variety of foreign regulatory requirements. The Company intends to explore and seek to comply with these requirements on a country-by-country basis as the deployment of Internet-capable facsimile nodes continues. There can be no assurance that the Company will be able to satisfy the regulatory requirements in each of the countries currently targeted for node deployment, and the failure to satisfy such requirements may prevent the Company from installing Internet-capable facsimile nodes in such countries. The failure to deploy a number of such nodes could have a material adverse effect on the Company's business, operating results and financial condition.


    The Company's nodes and its FAXLAUNCHER service utilize RSA encryption technology in connection with the routing of customer documents through the Internet. The export of such encryption technology is regulated by the United States government. The Company is seeking authority for the export of such encryption technology and anticipates that authority will be granted to export such technology worldwide, other than to Cuba, Iran, Libya, North Korea, Sudan and Syria. Nevertheless, there can be no assurance that such authority will be granted or, if granted, that it will not be revoked or modified at any time for any particular jurisdiction or in general. In addition, there can be no assurance that such export controls, either in their current form or as may be subsequently enacted, will not limit the Company's ability to distribute its services outside of the United States or electronically. While the Company takes precautions against unlawful exportation of its software, the global nature of the Internet makes it virtually impossible to effectively control the distribution of its services. Moreover, future Federal or state legislation or regulation may further limit levels of encryption or authentication technology. Any such export restrictions, the unlawful exportation of the Company's services, or new legislation or regulation could have a material adverse effect on the Company's business, financial condition and results of operations.


    SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial numbers of shares of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have outstanding 10,370,490 shares of Common Stock. In addition to the 2,200,000 shares of Common Stock offered hereby, as of the effective date of the Registration Statement of which this Prospectus forms a part (the "Effective Date"), there will be 8,170,490 shares of Common Stock outstanding, all of which are "restricted securities" under the Securities Act. Certain stockholders of the Company are subject to lock-up agreements providing generally that they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible or exchangeable into Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc., which may be given at any time, without notice, with respect to all or any portion of such shares. Certain other stockholders of the Company are subject to similar restrictions contained in an Investor Rights Agreement. Taking into account the lock-up agreements and notwithstanding possible earlier eligibility for resale under the provisions of Rules 144 and 701, the numbers of shares that will be available for sale in the public market will be as follows. Beginning 90 days after the Effective Date, approximately 63,000 shares of restricted securities will become eligible for resale in the public market. Beginning 180 days after the Effective Date, approximately 5,950,000 additional shares of restricted securities will become eligible for sale in the public market upon expiration of certain lock-up agreements pursuant to Rule 144 and, as of that date, approximately 5,300,000 of such shares will be subject to certain volume and other resale restrictions pursuant to Rules 144 and 701. The Securities and Exchange Commission has proposed certain amendments to Rule 144 which would reduce the holding period required before shares subject to Rule 144 become eligible for resale in the public market. This proposal, if adopted, would significantly increase the number of shares of the Company's Common Stock eligible for immediate resale following the expiration of the lock-up agreements.



    The holders of approximately 8,017,000 shares of Common Stock and the holders of warrants to purchase an additional 138,385 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights and shares held by the holders of an additional 83,741 shares of Common Stock with piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. The Company intends to file a registration statement on Form S-8 on or shortly after the date of this Prospectus registering a total of approximately 1,794,000 shares of Common Stock subject to outstanding stock options or reserved for issuance under the Company's stock option plans. Shares issued after the effective date of the S-8 will be eligible for resale by non-affiliates in the public market without limitation and by affiliates subject to the requirements set forth in Rule 144, except for the holding period limitation of Rule 144. See "Management--1996 Stock Option/Stock Issuance Plan," "Description of Capital Stock--Registration Rights of Certain Holders," "Shares Eligible for Future Sale" and "Underwriting."



    NO PRIOR PUBLIC MARKET FOR COMMON STOCK. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The initial public offering price will be determined by negotiations between the Company and the representatives of the Underwriters. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.


    ANTITAKEOVER CONSIDERATIONS. The Company's Sixth Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the Board of Directors to issue, without stockholder approval, up to 1,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The Certificate of Incorporation also provides for staggered terms for the members of the Board of Directors. In addition, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law, which will generally prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The foregoing and other provisions of the Certificate of Incorporation and the Company's By-laws, as amended (the "By-laws") and the application of Section 203 of the Delaware General Corporation Law could have the effect of deterring certain takeovers or delaying or preventing certain changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. See "Description of Capital Stock--Preferred Stock" and "--Delaware Law and Certain Provisions of the Company's Restated Certificate of Incorporation and By-laws."


    SUBSTANTIAL DILUTION. Purchasers of shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their investment from the initial public offering price. Additional dilution will occur upon exercise of outstanding options and warrants. See "Dilution."

                                USE OF PROCEEDS


    The net proceeds to  the Company from  the sale of  the 2,200,000 shares  of
Common Stock offered by the Company are estimated to be approximately $21,506,000 at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company. The Company will not receive any proceeds from the exercise, if any, of the Underwriters' over-allotment option.



    The Company currently anticipates that approximately $7.0 million of the net proceeds will be used to fund capital expenditures associated with the planned expansion of its Internet network infrastructure through the end of 1997, however there can be no assurance that actual capital expenditures will not exceed that amount. The remainder of the net proceeds are anticipated to be used for working capital requirements, including increased selling and marketing and research and development efforts, for the repayment of short-term indebtedness as described below and for general corporate purposes. The Company may also use a portion of the net proceeds to fund acquisitions of complementary businesses, products or technologies, although there are no current agreements or negotiations with respect to any such transaction. The Company will use a portion of the net proceeds to repay the outstanding principal amount of, plus accrued interest on, the Company's working capital line of credit. In addition, a portion of the net proceeds will be used to repay the outstanding principal amount of the Company's term loan facility, together with accrued interest, as it comes due. As of August 31, 1996, approximately $0.5 million was outstanding under the working capital line of credit and approximately $0.5 million was outstanding under the term loan facility. The working capital line of credit and the term loan facility, which together constitute the Company's credit facility (the "Credit Facility") with Silicon Valley Bank (the "Bank"), bear interest at the Bank's prime rate plus 0.5% (8.75% at August 31, 1996). The working capital line, which matures in full on April 14, 1997, was utilized for working capital purposes. The term loan facility, which is repayable in equal monthly installments over a three-year period commencing on October 14, 1996, was utilized to finance capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


    Pending use of the net proceeds for the above purposes, the Company intends to invest the net proceeds in short-term debt instruments, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY


    The Company to date has not declared or paid dividends on its capital stock. In addition, the Company's Credit Facility with the Bank prohibits the Company from paying dividends without the Bank's consent. The Company intends to retain any earnings to fund future growth and the operation of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will be based on the Company's future earnings, financial condition, capital requirements and other relevant factors.

                                    DILUTION


    The pro forma net tangible book value of the Company as of June 30, 1996 was approximately $3.1 million or $0.37 per share. "Pro forma net tangible book value per share" is determined by dividing the tangible net worth of the Company (total tangible assets less total liabilities), by the number of shares of pro forma Common Stock outstanding. The number of shares of pro forma Common Stock outstanding gives effect to the one-for-nine reverse stock split of the Common Stock to be effected prior to the closing of this offering and to the conversion of all outstanding shares of all series of the Company's Preferred Stock outstanding as of June 30, 1996 into an aggregate of 7,790,489 shares of Common Stock upon the closing of this offering. Without taking into account any of the changes in such pro forma net tangible book value after June 30, 1996, other than to give effect to the sale of 2,200,000 shares of Common Stock by the Company in this offering (at an assumed initial public offering price of $11.00 per share, and after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company), the pro forma net tangible book value of the Company as of June 30, 1996 would have been approximately $24.6 million or $2.37 per share. This represents an immediate increase in pro forma net tangible book value of $2.00 per share to existing stockholders and immediate dilution in pro forma net tangible book value of $8.63 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price.............................             $   11.00
  Pro forma net tangible book value before the offering...........  $    0.37
  Increase attributable to new investors..........................       2.00
                                                                    ---------
Pro forma net tangible book value after the offering..............                  2.37
                                                                               ---------
Dilution to new investors.........................................             $    8.63
                                                                               ---------
                                                                               ---------


    The following table summarizes on a pro forma basis as of June 30, 1996, the differences between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid (based on an assumed initial public offering price of $11.00 per share).

                                       SHARES PURCHASED(1)      TOTAL CONSIDERATION(1)
                                     ------------------------  -------------------------  AVERAGE PRICE
                                        NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                                     ------------  ----------  -------------  ----------  -------------
Existing stockholders(2)...........     8,168,998      78.78%  $  24,069,350      49.86%    $    2.95
New investors......................     2,200,000      21.22%     24,200,000      50.14%    $   11.00
                                     ------------  ----------  -------------  ----------
    Total..........................    10,368,998     100.00%  $  48,269,350     100.00%
                                     ------------  ----------  -------------  ----------
                                     ------------  ----------  -------------  ----------

- ---------
(1) Sales by the Selling Stockholder in this offering, if the Underwriters' over-allotment option is exercised in full, will reduce the number of shares held by existing stockholders to 7,838,998, or approximately 75.60% of the total number of shares of Common Stock to be outstanding after this offering, and will increase the number of shares held by new investors to 2,530,000 or approximately 24.40% of the total number of shares of Common Stock to be outstanding after this offering. See "Principal Stockholders."


(2) Excludes (i) 1,238,619 shares issuable upon the exercise of stock options outstanding as of June 30, 1996 with a weighted average exercise price of $0.58 per share, (ii) 555,556 shares of Common Stock available for issuance as of June 30, 1996 pursuant to the Company's 1996 Stock Option/Stock Issuance Plan and (iii) 139,877 shares of Common Stock issuable upon exercise of warrants outstanding as of June 30, 1996 with a weighted average exercise price of $2.80. See "Management--1996 Stock Option/Stock Issuance Plan" and Notes 7 and 8 of Notes to Financial Statements.

                                 CAPITALIZATION


    The following table sets forth the pro forma capitalization of the Company as of June 30, 1996, and as adjusted to give effect to the sale by the Company of 2,200,000 shares of Common Stock at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company, and the application of the estimated net proceeds therefrom. The financial data in the following table should be read in conjunction with the Company's financial statements and notes thereto included elsewhere in this Prospectus.



                                                                                  AS OF JUNE 30, 1996(1)
                                                                                  -----------------------
                                                                                               PRO FORMA
                                                                                  PRO FORMA   AS ADJUSTED
                                                                                  ----------  -----------
                                                                                   (IN THOUSANDS, EXCEPT
                                                                                        SHARE DATA)
Short-term debt, including current portion of long-term debt....................  $      780   $     280
                                                                                  ----------  -----------
                                                                                  ----------  -----------
Long-term debt..................................................................  $      569   $     569
                                                                                  ----------  -----------
Stockholders' equity(1):
  Preferred Stock, $0.01 par value, 1,000,000 authorized; none issued and
    outstanding.................................................................          --          --
  Common Stock, $0.01 par value, 40,000,000 authorized; 8,190,387 shares issued and 8,168,998 shares outstanding on a pro forma basis and 10,368,998 shares
    outstanding on an as adjusted basis(2)......................................          82         104
Additional paid-in capital......................................................      23,988      45,472
Accumulated deficit.............................................................     (21,012)    (21,012)
                                                                                  ----------  -----------
    Total stockholders' equity..................................................       3,058      24,564
                                                                                  ----------  -----------
      Total capitalization......................................................  $    3,627   $  25,133
                                                                                  ----------  -----------
                                                                                  ----------  -----------


- ---------
(1) Gives effect to the Company's Sixth Amended and Restated Certificate of Incorporation to be filed prior to the closing of the offering. Also gives effect to the automatic conversion, upon the closing of the offering, of all of the outstanding shares of all series of Preferred Stock of the Company.


(2) Excludes 1,238,619 shares of Common Stock issuable upon the exercise of stock options outstanding at June 30, 1996 with a weighted average exercise price of $0.58 per share, 22,222 shares of Common Stock issuable upon the exercise of stock options granted after that date at a price equal to the initial public offering price and 139,877 shares of Common Stock issuable upon exercise of warrants outstanding as of June 30, 1996 with a weighted average exercise price of $2.80 per share. See "Management--1996 Stock Option/Stock Issuance Plan" and Notes 7 and 8 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT SHARE DATA)

    The following selected financial data should be read in conjunction with the Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1993, 1994 and 1995 and the balance sheet data at December 31, 1994 and 1995 are derived from, and are qualified by reference to, the audited financial statements and the related notes thereto included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1991 and 1992 and the balance sheet data at December 31, 1991, 1992 and 1993 have been derived from audited financial statements of the Company which are not included in this Prospectus. The selected financial data for the six months ended June 30, 1996 and 1995 is derived from unaudited financial statements of the Company, which are included elsewhere in this Prospectus. The unaudited financial data includes all adjustments (consisting only of normal recurring adjustments) which in the opinion of management of the Company are necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results for any future period or for the full year.

                                                                                                            SIX MONTHS
                                                           YEAR ENDED DECEMBER 31,                        ENDED JUNE 30,
                                          ----------------------------------------------------------  ----------------------
                                             1991        1992        1993        1994        1995        1995        1996
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
Revenues................................  $      651  $    2,421  $    2,580  $    3,449  $   11,649  $    5,017  $    7,445
Cost of service.........................         688       2,041       1,856       2,297       7,021       3,107       4,280
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Gross margin............................         (37)        380         724       1,152       4,628       1,910       3,165
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Operating expenses:
  Network operations and support........         281         783         742         851       1,183         566         868
  Research and development..............         232         397         628         613         840         399         781
  Sales and marketing...................       1,337         993       1,597       2,337       4,238       2,037       3,023
  General and administrative............       1,445       1,187         953       1,031       2,237         844       1,375
  Depreciation and amortization.........          31          83         102         181         698         253         587
  Other.................................          --          --          --        (309)       (441)       (206)         --
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total operating expenses............       3,326       3,443       4,022       4,704       8,755       3,893       6,634
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Operating loss..........................      (3,363)     (3,063)     (3,298)     (3,552)     (4,127)     (1,983)     (3,469)
Interest income (expense), net..........          22          58          23          45          46          72          (8)
Other income (expense), net.............           4          21          15          14          (4)         26          45
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Loss before income taxes................      (3,337)     (2,984)     (3,260)     (3,493)     (4,085)     (1,885)     (3,432)
Provision for income taxes..............          --          --          --          --          --          --          --
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net loss................................  $   (3,337) $   (2,984) $   (3,260) $   (3,493) $   (4,085) $   (1,885) $   (3,432)
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net loss per common and equivalent
  share.................................  $    (9.31) $    (6.21) $    (6.62) $    (7.06) $    (8.24) $    (3.80) $    (6.80)
Weighted average common and equivalent
  shares outstanding (1)................     357,066     480,311     492,388     494,935     495,879     495,879     504,358
Pro forma net loss per common and
  equivalent share (1)..................                                                  $    (0.44)             $    (0.40)
Shares used in computing pro forma net
  loss per common and equivalent share
  (1)...................................                                                   9,248,091               8,615,421

                                                                DECEMBER 31,
                                          ---------------------------------------------------------   JUNE 30,
                                             1991        1992        1993        1994       1995        1996
                                          ----------  ----------  ----------  ----------  ---------  ----------
BALANCE SHEET DATA:
Working capital (deficit)...............       $ 596      $2,601       $(354)     $ (447)   $(1,141)      $ 793
Total assets............................       1,605       3,535         989       2,492      5,132       7,916
Total long-term debt....................          --          --         321          --        326         569
Total stockholders' equity (deficit)....         937       2,922        (336)        621        687       3,058

- ---------
(1) See Note 2 of Notes to Financial Statements: "Summary Of Significant Accounting Policies -- Pro Forma Net Loss Per Common and Equivalent Share" and "-- Net Loss Per Common and Equivalent Share."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    The Company derives its revenues from the provision of a variety of facsimile services largely to small to medium sized businesses and professionals involved in international commerce. Through the end of 1995, the Company offered its services exclusively to customers located in the United States. In the first quarter of 1996, the Company began to focus on the broader worldwide market for facsimile services through the introduction of client software to enable faxing from the computer desktop using the Internet as the means to access the FaxSav network. The Company's network in the United States includes interconnection with the existing worldwide telephony network, enabling delivery of facsimile transmissions to virtually any domestic or international destination. The Company has deployed Internet fax nodes in Bermuda, France, Germany, Hong Kong and the United Kingdom and plans to install additional Internet nodes in key international telecommunications markets to enable the Company ultimately to route a majority of its customers' traffic through the Internet.



    The Company charges customers monthly for its services based upon the actual duration (number of minutes) for transmissions originating on facsimile machines or individual facsimile transmission size (number of pages) for transmissions originating on computer desktops. Although the Company does not require its customers to enter into long-term contractual agreements, once customers begin to use the services regularly, they often continue to use the services on a recurring basis. Accordingly, the Company believes that its operating results benefit from the recurring monthly revenue stream from such customers. The Company has experienced a loss rate of customer fax lines of approximately 40% annually, which management believes has been primarily driven by competitive pricing. Due to the recent introduction of the FAXSAV PLUS service and the FAXSAV FOR INTERNET suite of services, which provide more favorable pricing to its customers, the Company anticipates that such loss rate will decrease over time, although there can be no assurance that such rate will not remain constant or increase in the future.



    The Company's revenue and expense levels have continued to increase, particularly in 1995 and through the six months ended June 30, 1996, as the Company's customer base has expanded and the Company has invested in the design, development and marketing of its newer services, including FAXSAV EZ-LIST, a fax-to-fax broadcast service, and the FAXSAV FOR INTERNET suite of services. On an annual basis, cost of service, general and administrative expenses, network operations and support expenses and sales and marketing expenses decreased as a percentage of revenues in 1995 in comparison to 1994. In the first six months of 1996, cost of service further decreased as a percentage of revenues from the same period in 1995 but operating expenses increased in the 1996 period as a result of the development, promotion and marketing of new services.



    The Company is seeking to form strategic sales and marketing alliances with foreign Internet service providers, telecommunications companies and resellers. The Company anticipates that these organizations will use their knowledge of the local market, language, customs and regulations, as well as their existing distribution, customer support and billing infrastructures, to establish, grow and properly service an international FaxSav customer base. In return, the Company is offering these organizations either exclusive or non-exclusive rights to market the Company's services in their territories and offering to provide such services at a discount to the Company's retail prices. To date the Company has formed preliminary strategic alliances with companies in Bermuda, Hong Kong, Japan, Korea, Lebanon, the Philippines, Singapore and Taiwan. In addition, the Company has formed a preliminary strategic alliance with a United States corporation regarding activities in Mexico. The Company has entered into non-binding letters of intent with respect to these strategic alliances. In addition, the Company is developing a network of commission-based agents to sell the FAXSAV FOR INTERNET suite of services in foreign markets. To date, this network consists of 31 agents representing the Company in 23 foreign markets.



    A key element of the Company's current business strategy is to offer its FAXSAV PLUS service at prices based on the economics of delivery through an Internet backbone. The Company is currently implementing its FAXSAV PLUS service with a two-tiered pricing structure. Pricing for delivery to the key telecommunications markets currently targeted for Internet node deployment is based on the economics of delivery through a planned Internet backbone, even if the Company has not yet deployed Internet-capable facsimile nodes in such markets. At September 1, 1996, the Company had not yet deployed Internet-capable nodes in 27 of such currently targeted markets. Pricing for delivery to other destinations worldwide continues to be based on the economics of delivery through the Company's telephony-based network, which prices may or may not be reduced in the event that the Company deploys Internet-capable facsimile nodes in such markets. It is anticipated that this pricing strategy, which the Company introduced in the third quarter of 1996, will generally reduce the Company's overall gross profit margin until a sufficient number of telecommunications markets are serviced by the Company's Internet-capable nodes. The Company currently anticipates that, by the end of 1997, it will have deployed Internet-capable nodes in enough key telecommunications markets worldwide to generally improve its overall gross profit margin. The Company currently anticipates that approximately $7 million of the net proceeds of this offering will be used to fund the capital expenditures associated with its planned Internet-capable node expansion. There can be no assurance that the Company will be able to deploy the additional Internet-capable nodes on a timely basis, at a commercially reasonable cost, or at all, or that overall gross margins will improve when anticipated, or at all. Any failure of the Company to deploy the contemplated Internet-capable node infrastructure on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Network Infrastructure; No Assurance of Successful Internet-Capable Node Deployment."



    To date, the Company has financed its cash requirements for operations and investments in equipment primarily through private sales of equity securities, bank borrowings and capital lease financing. The Company has incurred operating losses since its inception in 1989. Based on the Company's anticipated increases in expenses for new product development, deployment of Internet-capable nodes and sales and marketing programs, the Company expects to incur a net operating loss for the year ended December 31, 1996, and it expects to incur losses in the future.


    This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

RESULTS OF OPERATIONS

    The following table sets forth certain operating data as a percentage of total revenues for the periods indicated (subtotals not adjusted for rounding):

                                                                                                   SIX MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                   JUNE 30,
                                                    ----------------------------------------  --------------------------
                                                        1993          1994          1995          1995          1996
                                                    ------------  ------------  ------------  ------------  ------------
PERCENTAGES OF REVENUES:
Revenues..........................................      100.0%         100.0  %      100.0  %      100.0  %      100.0  %
Cost of service...................................        71.9          66.6          60.3          61.9          57.5
                                                        ------        ------         -----         -----         -----
Gross margin......................................        28.1          33.4          39.7          38.1          42.5
                                                        ------        ------         -----         -----         -----
Operating expenses:
  Network operations and support..................        28.8          24.7          10.2          11.3          11.7
  Research and development........................        24.3          17.8           7.2           8.0          10.5
  Sales and marketing.............................        61.9          67.8          36.4          40.6          40.6
  General and administrative......................        36.9          29.9          19.2          16.8          18.5
  Depreciation and amortization...................         3.9           5.2           6.0           5.0           7.9
  Other...........................................          --          (9.0  )       (3.8  )       (4.1  )         --
                                                        ------        ------         -----         -----         -----
    Total operating expenses......................       155.8         136.4          75.2          77.6          89.2
                                                        ------        ------         -----         -----         -----
Operating loss....................................      (127.7  )     (103.0  )      (35.5  )      (39.5  )      (46.7  )
Interest income (expense), net....................         0.9           1.3           0.4           1.4          (0.1  )
Other income (expense), net.......................         0.6           0.4          (0.0  )        0.5           0.6
                                                        ------        ------         -----         -----         -----
Loss before income taxes..........................      (126.2  )     (101.3  )      (35.1  )      (37.6  )      (46.2  )
Provision for income taxes........................          --            --            --            --            --
                                                        ------        ------         -----         -----         -----
Net loss..........................................      (126.2  )%     (101.3  )%      (35.1  )%      (37.6  )%      (46.2  )%
                                                        ------        ------         -----         -----         -----
                                                        ------        ------         -----         -----         -----

    SIX MONTHS ENDED JUNE 30, 1995 AND 1996.

    REVENUES. Revenues, which consist primarily of customer usage charges, grew 48.4% to $7.4 million in the six months ended June 30, 1996 from $5.0 million in the six months ended June 30, 1995 primarily as a result of the continued expansion of the Company's customer base. Commercial introduction of the Company's FAXSAV EZ-LIST broadcast service and FAXSAV FOR INTERNET suite of services was begun in the first quarter of 1996, but the revenues for these services were not significant. In total, revenues from international fax deliveries increased to 86.5% of revenues in the six months ended June 30, 1996 from 82.4% in the same period in 1995.

    COST OF SERVICE. Cost of service consists of local access charges, leased network backbone circuit costs and long distance domestic and international termination charges. These are primarily variable costs based on actual facsimile volume. Cost of service increased as a result of the increase in facsimile volume for the period but decreased as a percentage of revenues in the six months ended June 30, 1996 to 57.5% from 61.9% in the six months ended June 30, 1995. The Company's costs for international termination charges in the 1996 period were lower as a percentage of revenue as a result of the Company's volume commitment to its major telephony common carrier.

    NETWORK OPERATIONS AND SUPPORT. Network operations and support costs consist primarily of the expenses of operating and expanding the network infrastructure, monitoring network traffic and quality of service and providing customer support in service installations, fax deliveries and message reporting and billing. Network operations and support costs increased to $0.9 million in the six months ended June 30, 1996 from $0.6 million in the six months ended June 30, 1995 as a result of hiring additional personnel to implement the Internet fax node deployment plan and to support the Company's expanding customer base. These costs increased as a percentage of revenues to 11.7% in the six months ended June 30, 1996 from 11.3% in the same period in 1995.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and consulting fees paid to software engineers and development personnel. Research and development expenses increased by 95.9% in the six months ended June 30, 1996 in comparison to the six months ended June 30, 1995 due to the continuing development efforts for enhancements to the Company's Internet desktop-to-fax services both in client software and network enhancements and the continuing development of the Company's FAXSAV EZ-LIST broadcast service. As a percentage of revenues, these expenses increased to 10.5% in the six months ended June 30, 1996 from 8.0% in the six months ended June 30, 1995.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries and commissions for sales and marketing staffs, promotional material preparation and mailing costs, third party telemarketing charges and agent and dealer commissions. Sales and marketing expenses increased to $3.0 million for the six months ended June 30, 1996 in comparison to $2.0 million in the six months ended June 30, 1995. As a percentage of revenues, these costs were 40.6% in both the 1996 and 1995 periods. During 1996, the Company initiated a program of presenting its FAXSAV FOR INTERNET suite of services at trade shows in the United States and in foreign countries where it plans to deploy Internet fax nodes. The Company also initiated an advertising and promotion campaign to promote its new services and expanded its sales and marketing staff.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist of expenses associated with the Company's management, accounting, finance, billing and administrative functions. General and administrative expenses increased to $1.4 million and 18.5% of revenues in the six months ended June 30, 1996 from $0.8 million and 16.8% of revenues in the six months ended June 30, 1995. The increase in total general and administrative expenses and the increase of these expenses as a percentage of revenues result from personnel increases to support the increased customer base, expenses incurred for management information system improvements and management recruiting fees.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization amounted to $0.6 million in the six months ended June 30, 1996 in comparison to $0.3 million in the six months ended June 30, 1995, primarily reflecting depreciation of the Company's increased investment in FAXSAV CONNECTORS installed at customer premises to allow access to the FaxSav network.

    OTHER. Other operating income of $0.2 million for the six months ended June 30, 1995 represents service fees received under a Service Agreement with Telstra which offset various operating expenses incurred in support of the development of Telstra's "WorldFax" service in the U.S. The Agreement expired in 1995.

    PROVISION FOR INCOME TAXES. The Company had losses for income tax purposes for the six months ended June 30, 1995 and 1996. Accordingly, there was no provision or credit for income taxes for those periods. Any income tax benefits at the Company's expected effective tax rate for these losses has been offset by an expected increase in valuation allowance for deferred tax assets.

    YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

    REVENUES. Revenues grew 33.7% from $2.6 million in 1993 to $3.4 million in 1994 and 237.8% to $11.6 million in 1995 primarily as a result of increases in the number of the Company's customers. This growth in the customer base resulted from the introduction in the second quarter of 1994 of the Company's core fax-to-fax service, FAXSAV; the initiation in the second quarter of 1994 of a direct mail and telemarketing program conducted through third party telemarketing firms, which was expanded through the end of 1994 and in 1995; the development in the third quarter of 1994 of a network of independent agents and dealers selling FaxSav services in addition to other products and services; and an increase in the number of the Company's sales and marketing personnel, particularly in 1995.

    COST OF SERVICE. Cost of service increased in 1994 and 1995 in comparison to the previous years because of the increased customer base but, as a percentage of revenues, cost of service decreased from 71.9% of revenues in 1993 to 66.6% in 1994 and to 60.3% in 1995. Cost savings from volume discounts on long distance termination charges and more efficient network operations through least cost routing were the significant factors in reducing this cost as a percentage of revenues.

    NETWORK OPERATIONS AND SUPPORT. Network operations and support costs were $0.7 million and $0.9 million in 1993 and 1994 and increased to $1.2 million in 1995 as a result of hiring additional personnel to support the Company's expanding customer base. Due to increased revenues these costs decreased as a percentage of revenues from 28.8% in 1993 to 24.7% in 1994 and decreased further to 10.2% in 1995.

    RESEARCH AND DEVELOPMENT. Research and development costs were $0.6 million, $0.6 million, and $0.8 million in 1993, 1994 and 1995, respectively. The increase in 1995 was due to (i) the development efforts for the Company's FAXSAV FOR INTERNET suite of services client software and network enhancements; (ii) the development of the Company's FAXSAV EZ-LIST broadcast service; and (iii) software enhancements to the Company's FAXSAV CONNECTOR. Due to increased revenues, research and development expenses have decreased as a percentage of revenues from 24.3% in 1993 to 17.8% in 1994 and 7.2% in 1995.

    SALES AND MARKETING. These expenses increased in 1994 to $2.3 million in comparison to $1.6 million in 1993 in connection with the rollout in the United States of the Company's core business service, FAXSAV, beginning in the second quarter of 1994. In 1995, sales and marketing expenses increased to $4.2 million but decreased as a percentage of revenues to 36.4% from 67.8% in 1994 due to increased revenues.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $2.2 million in 1995 from $1.0 million in 1994 and 1993, but on a percentage of revenue basis these costs decreased to 19.2% in 1995 from 29.9% in 1994 and 36.9% in 1993 due to increased revenues. The increase in 1995 was due primarily to the hiring of additional personnel to support the Company's expanding customer base.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization amounted to $0.1 million in 1993, $0.2 million in 1994 and $0.7 million in 1995. The most significant item causing these increases was depreciation on the Company's increased investment in FAXSAV CONNECTORS which are installed at customer premises to access the FaxSav network.

    OTHER.   Other operating income of $0.3  million in 1994 and $0.4 million in
1995, represents service fees received under a Service Agreement with Telstra which expired in 1995.

    PROVISION FOR INCOME TAXES. The Company had losses for income tax purposes for the years ended December 31, 1993, 1994 and 1995. Accordingly, there was no provision for income taxes in those years. Any income tax benefits for the Company's operating losses have been offset by an increase in a valuation allowance for deferred tax assets.

QUARTERLY RESULTS

    The following tables set forth certain unaudited quarterly financial information for each of the six quarters ended June 30, 1996. The Company believes that this information has been presented on the same basis as the audited financial statements appearing elsewhere in this Prospectus and in the opinion of management all necessary adjustments (consisting only of normal recurring adjustments) have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the audited financial statements of the Company and related notes thereto included elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                                            THREE MONTHS ENDED
                                              -------------------------------------------------------------------------------
                                                MARCH 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MARCH 31,     JUNE 30,
                                                  1995          1995         1995         1995          1996         1996
                                              -------------  -----------  -----------  -----------  ------------  -----------
                                                                  (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................   $   2,272     $   2,745    $   3,300    $   3,332     $   3,614    $   3,831
Cost of service.............................       1,386         1,721        1,975        1,939         2,114        2,166
                                                  ------     -----------  -----------  -----------  ------------  -----------
Gross margin................................         886         1,024        1,325        1,393         1,500        1,665
                                                  ------     -----------  -----------  -----------  ------------  -----------
Operating expenses:
  Network operations and support............         267           299          332          285           397          471
  Research and development..................         212           188          249          192           315          466
  Sales and marketing.......................         871         1,166        1,116        1,084         1,348        1,675
  General and administrative................         410           433          494          900           686          689
  Depreciation and amortization.............         103           151          190          255           272          314
  Other.....................................        (103)         (103)        (134)        (100)           --           --
                                                  ------     -----------  -----------  -----------  ------------  -----------
    Total operating expenses................       1,760         2,134        2,247        2,616         3,018        3,615
                                                  ------     -----------  -----------  -----------  ------------  -----------
Operating loss..............................        (874)       (1,110)        (922)      (1,223)       (1,518)      (1,950)
Interest income (expense), net..............          36            36            8          (34)          (18)          10
Other income (expense), net.................          11            15           20          (51)           18           26
                                                  ------     -----------  -----------  -----------  ------------  -----------
Loss before income taxes....................        (827)       (1,059)        (894)      (1,308)       (1,518)      (1,914)
Provision for income taxes..................          --            --           --           --            --           --
                                                  ------     -----------  -----------  -----------  ------------  -----------
Net loss....................................   $    (827)    $  (1,059)   $    (894)   $  (1,308)    $  (1,518)   $  (1,914)
                                                  ------     -----------  -----------  -----------  ------------  -----------
                                                  ------     -----------  -----------  -----------  ------------  -----------
PERCENTAGE OF TOTAL REVENUES:
Revenues....................................       100.0%        100.0  %     100.0  %     100.0  %      100.0  %     100.0  %
Cost of service.............................        61.0          62.7         59.8         58.1          58.5         56.5
                                                  ------     -----------  -----------  -----------  ------------  -----------
Gross margin................................        39.0          37.3         40.2         41.9          41.5         43.5
                                                  ------     -----------  -----------  -----------  ------------  -----------
Operating expenses:
  Network operations and support............        11.8          10.9         10.1          8.6          11.0         12.3
  Research and development..................         9.3           6.8          7.6          5.8           8.7         12.2
  Sales and marketing.......................        38.3          42.5         33.8         32.5          37.3         43.7
  General and administrative................        18.1          15.8         15.0         27.0          19.0         18.0
  Depreciation and amortization.............         4.5           5.5          5.8          7.7           7.5          8.2
  Other.....................................        (4.5   )      (3.8  )      (4.1  )      (3.0  )         --           --
                                                  ------     -----------  -----------  -----------  ------------  -----------
    Total operating expenses................        77.5          77.7         68.2         78.6          83.5         94.4
                                                  ------     -----------  -----------  -----------  ------------  -----------
Operating loss..............................       (38.5   )     (40.4  )     (28.0  )     (36.7  )      (42.0  )     (50.9  )
Interest income (expense), net..............         1.6           1.3          0.2         (1.0  )       (0.5  )       0.3
Other income (expense), net.................         0.5           0.5          0.6         (1.5  )        0.5          0.7
                                                  ------     -----------  -----------  -----------  ------------  -----------
Loss before income taxes....................       (36.4   )     (38.6  )     (27.2  )     (39.2  )      (42.0  )     (49.9  )
Provision for income taxes..................          --            --           --           --            --           --
                                                  ------     -----------  -----------  -----------  ------------  -----------
Net loss....................................       (36.4   )%     (38.6  )%     (27.2  )%     (39.2  )%      (42.0  )%     (49.9  )%
                                                  ------     -----------  -----------  -----------  ------------  -----------
                                                  ------     -----------  -----------  -----------  ------------  -----------

    The  Company may  in the  future experience  significant quarter  to quarter fluctuations in its results of operations. Such fluctuations may result in volatility in the price of the Company's Common Stock. Quarterly results of operations may fluctuate as a result of a variety of factors, including demand for the Company's services, the introduction of new services and service enhancements by the Company or its competitors, market acceptance of new services, the mix of revenues between Internet-based versus telephony-based delivery, the timing of significant marketing programs, the number and timing of the hiring of additional personnel, competitive conditions in the industry and general economic conditions. The Company's revenues are difficult to forecast. Shortfalls in revenues may adversely and disproportionately affect the Company's results of operations because a high percentage of the Company's operating expenses are relatively fixed, and planned expenditures, such as the anticipated expansion of the Company's Internet infrastructure, are based primarily on sales forecasts. In addition, the stock market in general has experienced extreme price and volume fluctuations, as evidenced by the fluctuations in the Nasdaq National Market in July 1996, which have affected the market price of securities of many companies in the telecommunications and technology industries. These market fluctuations may adversely affect the market price of the Company's Common Stock. Accordingly, the Company believes that period to period comparisons of results of operations are not necessarily meaningful and should not be relied upon as an indication of future results of operations. There can be no assurance that the Company will be profitable in any future quarter. Due to the foregoing factors, it is likely that in one or more future quarters the Company's operating results will be below the expectations of public market analysts and investors. Such an event could have a material adverse effect on the price of the Company's Common Stock.

LIQUIDITY AND CAPITAL RESOURCES


    The Company has financed its cash requirements for operations and investments in equipment primarily through private sales of equity securities, bank borrowings and capital lease financing. Cash flows from the sales of equity securities amounted to $7.9 million in the six months ended June 30, 1996, net of issuance costs, $2.2 million of which were used to repurchase shares of the Company's Series D Preferred Stock from a major stockholder pursuant to a pre-existing option. Cash flows from the sales of equity securities amounted to $4.2 million and $4.1 million in 1995 and 1994, respectively, net of issuance costs. Cash flows associated with bank borrowings amounted to a net repayment of $0.3 million in the six months ended June 30, 1996 and net borrowings of $1.0 million in 1995. Cash flows from financing activities in 1993 primarily consisted of proceeds from the issuance of notes payable amounting to $0.3 million.



    As a result of operating losses, cash used in operating activities amounted to $2.2 million in the six months ended June 30, 1996 and $3.5 million, $3.2 million and $2.8 million in 1995, 1994 and 1993, respectively. Cash used in investing activities, largely consisting of the purchase of equipment, amounted to $0.9 million in the six months ended June 30, 1996 and $1.3 million, $0.7 million and $0.2 million in 1995, 1994 and 1993, respectively. Beginning in 1994, this equipment primarily consisted of FAXSAV CONNECTORS purchased by the Company for installation at customer locations. Not all FAXSAV CONNECTORS are returned to the Company when service is terminated, therefore some FAXSAV CONNECTORS at former or inactive customers are considered unrecoverable. The Company provides for the estimated book value of such unrecoverable equipment by a charge to operations when the determination is made. In addition, network and computer equipment, amounting to $0.6 million and $0.1 million in 1995 and 1994, respectively, was financed under capital leases.



    The Company's principal sources of liquidity at June 30, 1996 included cash and cash equivalents of $2.8 million, available financing of approximately $0.7 million under the Credit Facility with the Bank and available lease financing of $0.4 million. In April 1996, the Company amended the Credit Facility to consist of a working capital credit line of $1.0 million and a term facility of $0.8 million to finance capital expenditures. The Credit Facility is limited to a borrowing base determined by the Company's eligible receivables, with approximately $1.3 million available for borrowing thereunder as of June 30, 1996. The term loan facility becomes due and payable in monthly installments over a three-year period, commencing on October 14, 1996, and the working capital credit line becomes due and payable in full on April 14, 1997. The Credit Facility bears interest at the Bank's prime rate plus 0.5%. At June 30, 1996, the Company was in default of certain financial covenants contained in the Credit Facility. On July 31, 1996, the Bank waived these defaults and amended the applicable covenants in the Company's favor, but limited the total outstanding indebtedness under the Credit Facility to $1.0 million until the Company raises additional equity capital. In addition, the Credit Facility, as amended, contains a covenant that this offering must occur or the Company must raise an additional $3 million in equity on or before October 15, 1996.

    The Company anticipates that its capital expenditures will increase significantly for investment in network facilities and to a lesser extent FAXSAV CONNECTORS. As of June 30, 1996, the Company had equipment lease commitments totaling $0.7 million. Through October 1996, the Company is obligated to LDDS
WorldCom for a minimum monthly usage commitment of $0.25 million for international long distance service, and through April 1999, is obligated to MCI for a minimum monthly usage commitment for domestic interstate and intra-state service ranging from an average of $0.1 million per month for the first eight months to $0.2 million per month thereafter.


    Through December 31, 1995, the Company, for income tax purposes, has generated NOL carryforwards of approximately $16.1 million which will expire in the years 2005 through 2010. Use of the NOL carryforwards to offset future taxable income of the Company, if any, will be subject to limitation due to the ownership change provisions of Section 382 of the Internal Revenue Code of 1986, as amended. Additional sales of the Company's equity securities may result in further limitations on the use of NOL carryforwards against taxable income in future years. Based upon the Company's history of operating losses and presently known factors, management has determined that it is more likely than not that the Company will be unable to generate sufficient taxable income prior to the expiration of these NOL carryforwards and has accordingly reduced its deferred tax assets to zero with a full valuation allowance.


    The Company currently believes that the net proceeds from this offering, together with its current cash and cash equivalents and available bank and lease financing facilities, will be sufficient to meet its anticipated cash needs for working capital and capital expenditure requirements through at least the end of 1997. Thereafter, if the Company does not begin to generate positive cash flows from operations in amounts that are sufficient to satisfy the Company's liquidity requirements, it will be necessary for the Company to raise additional funds through bank facilities, debt or equity offerings or other sources of capital. Additional funding may not be available when needed or on terms acceptable to the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations.

                                    BUSINESS
GENERAL
    FaxSav designs, develops and markets a variety of business-to-business facsimile transmission services, including real-time fax-to-fax, desktop-to-fax, enhanced fax and broadcast fax services. The Company has developed proprietary software which enables its customers to specify on a call-by-call basis whether a facsimile transmission will be delivered through FaxSav's real-time, "virtual real-time" or broadcast services. This software, coupled with FaxSav's fax-only network of two interconnected switching nodes in the United States and a growing base of Internet-capable facsimile nodes overseas, automatically delivers each outgoing transmission through the route that provides the lowest cost and the highest transmission quality available on the FaxSav network. Pre-negotiated volume-based arrangements with several telephony common carriers (including LDDS WorldCom, MCI and Telstra) and the cost savings available for transmission through the Internet enable FaxSav to transmit its customers' documents and images to fax machines worldwide at rates that are significantly below the international rates charged by long distance voice carriers. While FaxSav generates cost savings primarily for United States customers transmitting faxes to international destinations, many FaxSav customers also use the Company's services for domestic transmissions where ease of use, rather than cost savings, is the principal motivation.


    The Company is deploying Internet-capable facsimile nodes in key international telecommunications markets ultimately to enable it to migrate the majority of its customers' traffic off of its telephony-based network and to route it over the Internet. The Company believes that this global Internet backbone, which is designed to seamlessly integrate with FaxSav's existing telephony-based network, will enable the Company to bypass long distance common carriers for transmissions originating and terminating in countries where such nodes have been deployed, thereby further reducing its customers' international transmission costs. FaxSav believes that the combination of its telephony-based network and its growing Internet-based network will enable it to emerge as a leading supplier of comprehensive, low-cost global faxing services. The Company has added Internet capability to its switching nodes in the United States and has deployed one Internet-capable facsimile node in each of Bermuda, France, Germany, Hong Kong and the United Kingdom. FaxSav anticipates deploying a sufficient number of additional nodes in key telecommunications markets worldwide by the end of 1997 to enable it to route a majority of its customers' traffic through the Internet.



    The Company's customer base, revenues and facsimile transmission volume have grown substantially in recent periods. The Company's customer base, which primarily consists of United States businesses in a broad range of industries, has grown from approximately 3,300 customers at December 31, 1994 to approximately 7,200 customers at June 30, 1996, plus over 1,000 registered users of the Company's desktop-to-fax services. The following chart illustrates the Company's revenue growth from the quarter ended June 30, 1994, in which the FAXSAV service was first introduced, through the quarter ended June 30, 1996, separately identifying the domestic and international destination components:


[A BAR CHART REPRESENTING THE COMPANY'S REVENUE GROWTH (DOMESTICALLY AND INTERNATIONALLY) FROM JUNE 1994 THROUGH JUNE 1996.]

The Company's revenues have increased from $3.4 million for the year ended December 31, 1994 to $11.6 million for the year ended December 31, 1995 and from $5.0 million for the six months ended June 30, 1995 to $7.4 million for the six months ended June 30, 1996. In addition, the minutes of facsimile messages transmitted by FaxSav increased from 6.1 million for the year ended December 31, 1994 to 20.4 million for the year ended December 31, 1995, and from 9.0 million for the six months ended June 30, 1995 to 13.8 million for the six months ended June 30, 1996.

INDUSTRY BACKGROUND

    THE MARKET FOR FACSIMILE SERVICES


    Technological advances  over the  past decade  have improved  the speed  and quality of facsimile transmissions and reduced the cost of fax machines to consumers, resulting in a large and increasing worldwide installed base of fax machines. According to industry sources, worldwide sales of new facsimile machines reached approximately 11 million in 1994 and approximately 12.5 million in 1995, and the 1994 worldwide installed base of facsimile machines was approximately 30.7 million. In addition, there recently has been a rapid increase in the installed base of fax-capable personal computers. The proliferation of fax machines and fax capable computers, and improvements in the transmission quality of domestic and international telephone networks, have resulted in facsimile transmission being the preferred means of immediate business-to-business document delivery.


    TRADITIONAL INTERNATIONAL FACSIMILE TRANSMISSION

    A facsimile message typically is transmitted by means of a telephone call from one fax machine to another over the voice telephony network. Once a connection has been established between the two machines, the scanned image from the originating fax machine is electronically transmitted to the destination fax machine. Facsimile transmissions historically have been, and substantially all of such transmissions continue to be, implemented on a real-time continuous connection basis using the voice telephony network as a transmission medium.


    An international facsimile transmission from the United States typically is routed as follows: (i) the sending fax machine accesses the local exchange carrier (an "LEC"), which then routes the fax to the customer's long distance carrier; (ii) the long distance carrier then routes the fax via its voice telephony network to the telephone company of the destination country; and (iii) the foreign telephone company then routes the fax to a local telephone number to which the destination fax machine is attached. In this example, the long distance company will bill the customer to cover the LEC access fee, the fee for use of its voice telephony network and the fee for the connection between the long distance carrier's network and the foreign telephone company, which includes the fee for delivery to the destination fax machine. Based on FCC data, the Company estimates that the average retail price for a minute of international transmission from the United States to a destination outside of North America was approximately $1.20 in 1994, with a majority of this amount being attributable to the average inter-country connection fee. The Company believes, based on the experience of its management team, that such average retail price has not significantly decreased.


    DOCUMENT DELIVERY OVER THE INTERNET

    Substantially all inter-country facsimile traffic worldwide is transmitted through voice telephony networks at rates which are largely dictated by the inter-country connection fees. Unlike traditional public and private telecommunications networks, which are individually managed, the Internet is a cooperative interconnection of many such public and private networks which enables businesses, educational institutions, government agencies and individuals to transmit data internationally without incurring inter-country voice telephony connection fees.

    Although the Internet has been used for a number of years as a medium for the international delivery of documents from computer to computer, substantially all facsimile traffic worldwide continues to originate and terminate on fax machines. The ability to effectively capture the savings enabled by Internet document delivery in the international facsimile market therefore requires the deployment, on a global basis, of a network of Internet-capable facsimile nodes to bridge the gap between the Internet and the fax machine.

THE FAXSAV SOLUTION


    FaxSav is deploying an international network of Internet-capable facsimile nodes designed to provide a reliable means to deliver facsimile transmissions to fax machines worldwide at substantially reduced costs. This planned global Internet backbone, which is designed to seamlessly integrate with FaxSav's existing telephony-based network, will enable the Company to bypass expensive inter-country connection fees for transmissions originating and terminating in countries where such nodes have been deployed. The Company has added Internet capability to its switching nodes in the United States and has deployed one Internet-capable facsimile node in each of Bermuda, France, Germany, Hong Kong and the United Kingdom. FaxSav anticipates deploying a sufficient number of additional nodes in key telecommunications markets worldwide by the end of 1997 to enable it to route a majority of its customers' traffic through the Internet.


    FaxSav, through its integrated Internet and telephony network, provides a comprehensive range of services for the global transmission of documents and images, including real-time fax-to-fax, enhanced fax and broadcast fax services. In addition, to position itself in the emerging desktop-to-fax market, the Company recently introduced several proprietary software products which enable the transmission of documents or images created in any Windows or e-mail application to be routed directly from an Internet-connected computer desktop through the FaxSav network to fax machines worldwide.

    The FaxSav solution provides substantial ease of use to the customer. Customers may begin transmitting faxes at substantially reduced costs without any upfront investment or complex system installation. FaxSav is quickly and easily installed by the customer and does not require any changes in customer business practices. Customers connect to the FaxSav network by simply installing a FAXSAV CONNECTOR, a small proprietary device that easily plugs between the customer's fax machine and the wall jack, or by simply installing FaxSav's proprietary desktop software on an Internet-connected personal computer. FaxSav's proprietary routing algorithms then automatically deliver each facsimile transmission, through either FaxSav's telephony network or Internet backbone in order to optimize the lowest cost and the highest transmission quality available on the FaxSav network. Additionally, the FaxSav solution is both modular and scalable to meet customer business needs in that it can be easily deployed across multiple fax machines or personal computers within an organization on an unlimited basis.

THE FAXSAV STRATEGY

    FaxSav's objective is to be the leading supplier of low-cost, high quality, reliable business-to-business global faxing services utilizing the Internet as a key transmission medium. FaxSav intends to achieve this position by focusing on the following key elements:


        DEPLOY GLOBAL INTERNET INFRASTRUCTURE. FaxSav recently began to deploy a network of Internet-capable facsimile nodes in order to capture the cost savings enabled by the Internet for international facsimile transmissions. The Company intends to rapidly deploy this network infrastructure in key telecommunications markets worldwide to capture these cost savings for facsimile traffic both to and from such markets. FaxSav has added Internet capability to its switching nodes in the United States and has deployed one Internet-capable facsimile node in each of Bermuda, France, Germany, Hong Kong and the United Kingdom, and anticipates deploying a sufficient number of additional nodes in key telecommunications markets worldwide by the end of 1997 to enable it to route a majority of its customers' traffic through the Internet.


        ESTABLISH PRICE LEADERSHIP POSITION. FaxSav intends to increase its customer base by offering fax delivery services both in the United States and overseas at substantial savings to traditional telephony pricing. Beginning in the third quarter of 1996, the Company introduced FAXSAV PLUS, a new "virtual real-time" service with pricing based on the economics of delivery through its planned Internet backbone to markets where the Company has not yet deployed Internet-capable facsimile nodes. Pricing for delivery to other destinations worldwide are based on the economics of delivery through the Company's telephony-based network, which prices may or may not be reduced in the event that the Company deploys Internet-capable facsimile nodes in such markets. See "--Services--FAXSAV PLUS." Although this pricing structure will generally reduce the Company's overall gross profit margin until a sufficient number of Internet-capable nodes are deployed, the Company anticipates that this strategy will enable it to rapidly expand its worldwide market presence.

        RAPIDLY EXPAND WORLDWIDE CUSTOMER BASE. The Company intends to rapidly expand its worldwide customer base by leveraging its price leadership strategy both domestically and internationally.

       - DOMESTICALLY. FaxSav will intensify its sales and marketing efforts in the United States, including increased direct mail and telemarketing activities and hiring additional personnel in its direct sales group. FaxSav will continually monitor the market response to its price leadership strategy and refine its sales and marketing programs accordingly.


       - INTERNATIONALLY. The Company intends to establish and build an international customer base by developing a network of commission-based agents to sell the FAXSAV FOR INTERNET suite of services in foreign markets and by forming strategic sales and marketing alliances with foreign Internet service providers, telecommunications companies and resellers. The Company anticipates that these organizations will use their knowledge of the local market, language, customs and regulations, as well as their existing distribution, customer support and billing infrastructures, to establish, grow and properly service an international FaxSav customer base.


        MAINTAIN TECHNOLOGY LEADERSHIP. The Company has developed significant technological expertise in all key aspects of the facsimile transmission business, including global network design, routing and transmission completion algorithms, database programming and desktop software. The
    Company intends to maintain its position as a technological leader in the facsimile transmission market. The Company continues to place significant emphasis on the ongoing development of advanced features for its FAXSAV FOR INTERNET suite of services, including the development of client software for faxing from the desktop. The Company's development efforts are focused on new services and applications which are intended to provide easy to use, cost-efficient and reliable business-to-business facsimile transmission services on a worldwide basis.

THE FAXSAV NETWORK

    OVERVIEW


    TRADITIONAL INTERNATIONAL FACSIMILE TRANSMISSION. Traditional international facsimile transmission (see Figure 1) begins when the originating fax machine places a call over the local telephone network. Because the number dialed has an international prefix, the Local Exchange Carrier ("LEC") switches the call to the sender's long distance carrier (typically AT&T, MCI or Sprint). The long distance carrier ("LDC") delivers the call to the corresponding long distance company (the "PTT") in the country of destination, which in turn completes the call by providing a connection through the local telephone network to the receiving fax machine. Thus a real-time connection is established over the traditional telephony networks, and the originating fax machine sends a data stream, comprising a scanned image, to the receiving fax machine.


[GRAPHIC REPRESENTATION OF TRADITIONAL INTERNATIONAL FACSIMILE TRANSMISSION FROM ORIGNIATION THROUGH LOCAL AND LONG DISTANCE NETWORKS TO THE POINT OF DELIVERY.]

           FIGURE 1. TRADITIONAL INTERNATIONAL FACSIMILE TRANSMISSION

    FACSIMILE TRANSMISSION VIA FAXSAV'S NETWORK. FaxSav's services, which are targeted at businesses and professionals engaged in international facsimile messaging, are designed to reduce the cost of sending international faxes, and to make the process of sending such faxes easier and less time-consuming. The FaxSav network offers its customers the benefits of increased savings and convenience by bypassing parts or all of the traditional network described above. For example, as shown in Figure 2, an international fax-to-fax message delivered through FaxSav's Internet-based network utilizes the Internet as a delivery medium, bypassing the long distance carriers and thereby avoiding expensive inter-country connection fees. In addition, a customer using the FAXSAV FOR INTERNET suite of services accesses the FaxSav network through its Internet service provider (an "ISP") rather than through the local telephone network; the Company's proprietary software then either routes the call over FaxSav's telephony network or bypasses the long distance carriers and the associated inter-country connection fees by routing the call through FaxSav's Internet-based network.

[GRAPHIC REPRESENTATION REPRESENTING FACSIMILE TRANSMISSION AND DELIVERY THROUGH FAXSAV'S SWITCHING/INTERNET NODES FOR FACSIMILES ORIGINATED FROM BOTH THE FAXSAV CONNECTOR AND DESKTOP FAXSAV FOR INTERNET ENVIRONMENTS.]

            FIGURE 2. FACSIMILE TRANSMISSION VIA THE FAXSAV NETWORK

    THE FAXSAV NETWORK

    The FaxSav network is designed to minimize the cost of sending faxes internationally by selecting the optimal route and carrier for each facsimile transmission. Currently FaxSav provides its customers with the ability to reach fax machines worldwide via its telephony-based network. FaxSav's telephony-based services are competitively priced and, on faxes to most international destinations, FaxSav customers are expected to realize substantial savings as compared to the rates charged by traditional long distance carriers.

    In addition to its telephony-based network, FaxSav is deploying an Internet-based network which is intended to connect the key telecommunications markets worldwide (see Figure 3). FaxSav expects this Internet-based network to complement its telephony-based network and provide the Company with the opportunity to further lower the retail price of its customers' international facsimile transmissions while increasing its market share and, over time, its gross margin. As FaxSav continues to deploy its Internet nodes internationally, it will be able to route an increasing portion of its customers' traffic over the Internet, and by the end of 1997 the Company expects to use its Internet-based network to deliver a majority of such traffic.

                              [LOGO]

                      FIGURE 3. THE PLANNED FAXSAV NETWORK
- ------------
* There can be no assurance that the indicated Internet nodes will be deployed by the Company on a timely basis, or at all. See "Risk Factors--Dependence on Network Infrastructure; No Assurance of Successful Internet-Capable Node Deployment."

    FaxSav believes that the combination of its telephony-based network and its growing Internet-based network is critical to achieving its objective of emerging as the leading provider of comprehensive low-cost global faxing solutions. Therefore FaxSav intends to maintain both a telephony-based and an Internet-based network, and expects to eventually route a majority of its customers' traffic through the Internet. The following example, illustrates the functioning of the planned two-tiered FaxSav network:

    - A fax originating in New York would access the FaxSav network either through the local telephone company (if the customer uses a fax machine with a FAXSAV CONNECTOR) or the local ISP (if the customer uses an Internet-enabled personal computer with FAXLAUNCHER, FAXSCAN or FAXMAILER).

    - If the customer has pre-selected FaxSav's real-time delivery service option for faxes to the indicated destination (for example, a fax machine in Germany), FaxSav's switching node in New York would automatically deliver the fax through the most economical route available in FaxSav's telephony-based network.

    - If the customer has pre-selected one of FaxSav's "virtual real-time" delivery service options for faxes to the indicated destination (for example, a fax machine in Hong Kong where an Internet node is already operational), FaxSav's switching node in New York would automatically deliver the fax through the Internet as the least-cost route to transmit the message. From FaxSav's Hong Kong Internet node, delivery to the ultimate destination would be achieved through the local PTT.

    - If the customer has pre-selected one of FaxSav's "virtual real-time" delivery service options for faxes to an indicated destination where a FaxSav Internet node has not yet been deployed (for example, a fax machine in Tokyo), FaxSav's switching node in New York would automatically deliver the fax through the most economical route available in FaxSav's two-tiered network. This route may be through the Internet to the Company's Internet node in Hong Kong and from there through a PTT to Tokyo or, alternatively, from FaxSav's switching node in New York directly through the most economical route available in FaxSav's telephony-based network. Once an Internet node is deployed in Japan, the Company's switching node would automatically deliver the fax through the Internet as the least-cost route.

    NETWORK INFRASTRUCTURE


    At the core of the FaxSav network are two main switching nodes, installed in New York and Washington, D.C. These switching nodes utilize FaxSav's proprietary messaging software to provide the full range of the Company's service offerings, including real-time and "virtual real-time" fax delivery, least cost fax routing, e-mail to fax conversion, Internet access, broadcast delivery, customer registration and customer query capabilities. Each switching node employs switch-to-host architecture and fully redundant hardware and software, and is interconnected to the other through a private intranet utilizing T1 links. A backup connection is also provided through separate T1 links to the Internet via firewalls. Both switching nodes are installed in secure locations and are supported by uninterruptible power supplies with emergency power generators as further backup. The main switching nodes are connected through the Internet to three separate Internet facsimile nodes overseas, extending access to the Company's service in the markets where such nodes are located. Internet nodes provide "virtual real-time" fax delivery, least-cost fax routing via the best node, e-mail to fax conversion and broadcast delivery capabilities. FaxSav has designed a network-wide redundancy into its nodes, such that if any particular node fails for any reason to complete a transmission, an alternative route through the FaxSav network will automatically be selected. In addition, in the event of an Internet failure, the Internet nodes have a spanning (multiple simultaneous calling) dial backup capability to connect via telephony lines to the nearest node. This node-based and network wide redundancy is designed to allow FaxSav to reliably provide service to its customers without interruption. Additionally, RSA encryption is provided in each Internet node such that each file delivered through FaxSav's Internet nodes is encrypted, addressing security concerns of its customers. In a limited number of instances the Company has experienced a degradation in service to its customers in confined geographical areas caused by network problems of its telecommunications suppliers. In each of these instances, service to the majority of its customers was not degraded due to the redundancy of the FaxSav network equipment and its diverse routing capabilities. The Company has not experienced any significant damage, system failure or data loss, nor has it experienced a breach of its security systems resulting in liability to its customers. The Company does not maintain insurance against these types of potential losses. All nodes are designed for unattended operation, provide a full range of system monitoring and control capability and can be upgraded and maintained remotely.


SERVICES

    FAXSAV

    FAXSAV, the core fax-to-fax service provided by the Company, is a real-time fax transmission service that is delivered through the Company's telephony-based network. The FAXSAV service is accessed by customers through the installation of a FAXSAV CONNECTOR, a small proprietary device which is plugged between the fax machine and the telephone jack. The FAXSAV CONNECTOR, which is programmable directly from FaxSav headquarters based on the customer's specified needs, automatically identifies each outgoing call which the customer has pre-selected for delivery by the Company and routes the call to the FaxSav network. The FAXSAV CONNECTOR is provided by FaxSav free of charge with no installation cost to the customer. The Company believes that, depending on the volume and destinations of the customer's traffic, the FAXSAV service provides significant savings to customers on fax usage costs in comparison to the international rates charged by the major long distance carriers. FAXSAV customers are charged on a per-minute basis for the transmission time to the destination fax machine, and are billed monthly. The Company also offers customized pricing plans based on the customer's volume of traffic to individual countries.

    FAXSAV ASSURED

    FAXSAV ASSURED is a "virtual real-time" enhanced delivery option available to all FAXSAV customers through the FAXSAV CONNECTOR which may be selected for all of the customer's traffic or on a call by call basis. FAXSAV ASSURED shifts the responsibility for repetitive completion attempts to the FaxSav network, thereby reducing indirect costs and increasing the reliability, timeliness and predictability of difficult facsimile deliveries. The standard FAXSAV ASSURED service immediately begins to attempt delivery, and makes multiple attempts for a period of one hour. If the fax has not been successfully completed within that time, the customer is sent a "Non-Delivery" notice. The Company also offers customized FAXSAV ASSURED services to meet customer-specific delivery schedules.

    FAXSAV EZ-LIST

    FAXSAV EZ-LIST is an easy to use fax-to-fax broadcast service which utilizes the capabilities of the FAXSAV CONNECTOR to capture the fax message and the customer's list identification number in a single transmission. FAXSAV EZ-LIST enables customers to send the same fax message to multiple recipients by transmitting a single fax message to the FaxSav network and identifying a specific list of fax addresses previously stored in the Company's customer database. FAXSAV EZ-LIST customers are charged on a per-minute basis for the transmission time to each destination fax machine, and are billed monthly. The Company also offers customized pricing plans based on the customer's volume of traffic to individual countries.

    FAXSAV PLUS


    In the third quarter of 1996 the Company introduced FAXSAV PLUS, a new "virtual real-time" service which is designed to provide reliable delivery of facsimile transmissions at substantially reduced costs. The Company utilizes a combination of its traditional telephony-based network and its growing Internet-based network to deliver FAXSAV PLUS transmissions to fax machines worldwide. The Company is currently implementing the FAXSAV PLUS service with a two-tiered pricing structure. Pricing for delivery to the key telecommunications markets currently targeted for Internet node deployment is based on the economics of delivery through a planned Internet backbone, even if the Company has not yet deployed Internet-capable facsimile nodes in such markets. At September 1, 1996, the Company had not yet deployed Internet-capable nodes in 27 of such currently targeted markets. Pricing for delivery to other destinations worldwide continues to be based on the economics of delivery through the Company's telephony-based network, which prices may or may not be reduced in the event that the Company deploys Internet-capable facsimile nodes in such markets. The Company estimates that this pricing structure enables reductions of approximately 40% to 70% in the international fax bills of FAXSAV PLUS customers. FAXSAV PLUS customers are charged on a per-minute basis for the transmission time to the destination fax machine, and are billed monthly.


    FAXSAV FOR INTERNET SUITE OF SERVICES


    The FAXSAV FOR INTERNET suite of services, introduced in stages during the first half of 1996, enables Internet-connected customers to send faxes directly from their computer desktops, either from their e-mail package or from a Windows software application, through the Internet to fax machines worldwide via the FaxSav network. As of June 30, 1996, there were more than 1,000 registered users of the FAXSAV FOR INTERNET suite of services. The Company's World Wide Web site includes a detailed explanation of these services, installation instructions and service registration forms. Customers are charged on a per-page basis for the FAXSAV FOR INTERNET suite of services and generally are billed in advance of use. The FAXSAV FOR INTERNET suite of services includes the following discrete services:


    - FAXLAUNCHER enables customers to fax documents created in any Windows application directly from an Internet-connected computer desktop to fax machines worldwide. FAXLAUNCHER also supports documents scanned through sheet-fed scanners manufactured by Visioneer, Inc., Hewlett-Packard Co. or Compaq Computer Corporation. FAXLAUNCHER software is provided to customers in diskette form or it may be downloaded from the Company's World Wide Web site.

    - FAXMAILER enables customers to transmit messages from e-mail packages over the Internet to the FaxSav network for delivery to fax machines worldwide. FAXMAILER provides the desktop e-mail customer with the ability to reach the fax machine of anyone not yet connected to the Internet without the necessity of creating hard copy and manually sending a fax. Customers may register for the FAXMAILER service through the Company's World Wide Web site.

    - FAXSCAN enables customers to send documents scanned in any TWAIN-compliant scanner over the Internet to the FaxSav network for delivery to fax machines worldwide. The combination of a scanner and FAXSCAN software puts a virtual fax machine at the desktop for the customer. FAXSCAN software is provided to customers in diskette form.

    FAXSAV CUSTOM CORPORATE SOLUTIONS

    FAXSAV CUSTOM CORPORATE SOLUTIONS are specialized services developed by the Company to meet customer needs for specific volume fax applications. FaxSav will custom tailor a software, networking and telecommunications solution designed to provide the customer with additional savings in time and money.

CUSTOMER SUPPORT SERVICES

    The Company believes that customer support is important in differentiating its facsimile delivery services from other delivery approaches. The customer support services provided by the Company include installation assistance on an as-requested basis, facilitation of international fax completion and monitoring the performance of FAXSAV CONNECTORS. The Company currently provides customer support and network/ FAXSAV CONNECTOR monitoring functions 12 hours per day and, beginning in the fourth quarter of 1996, intends to provide such services 24 hours per day, seven days per week. The Company's support personnel respond to telephone inquiries and e-mail inquiries. The Company also provides information about its services and new desktop software upgrades on its World Wide Web site.

    To provide immediate response to customer inquiries, the Company has developed a wide area network that provides a real-time fax tracking system and allows network operations and customer service personnel to redirect, reschedule or repair fax transmissions that are experiencing completion difficulty. The system accesses fax traffic information via an Oracle database that is updated from the Company's two switching nodes in the United States and provides an on-line connectivity to the Company's master customer database.

SALES AND MARKETING

    DOMESTIC SALES AND MARKETING

    The Company offers its services in the United States through multiple sales channels which include direct mail and direct response programs, a direct field sales force, an agent and dealer distribution network, and promotional activities at trade shows and on the FaxSav World Wide Web site.

    The Company's direct mail and direct response efforts are supported by multiple telemarketing firms. The Company compensates its telemarketing firms based on a combination of the number of work-hours dedicated to FaxSav and the number of sales generated.

    During 1995 the Company increased its sales efforts by creating a direct field sales force to address the specialized faxing needs of major accounts and to manage and support the Company's agent channel. The Company's agent and dealer distribution network consists of organizations which sell office equipment, office supplies and telephony services, as well as independent marketing companies. These agents offer FaxSav services as a companion offering to their other products lines. The Company is also exploring relationships for bundling FAXSAV FOR INTERNET suite of services with the products of computer hardware, software and Internet services companies.


    The Company has used computer and Internet trade shows as forums to introduce the FAXSAV FOR INTERNET suite of services to prospective customers and partners. The Company's promotions have included the distribution of free software to access its services and free faxing during a trial period and the Company currently offers 10 free pages of faxes to each new subscriber that registers through the Company's World Wide Web home page. The Company has promoted its FAXLAUNCHER software on the World Wide Web since February 1996. Since that time, as of June 30, 1996 approximately 3,000 copies of the FAXSAV FOR INTERNET suite of services have been downloaded and more than 1,000 users have registered with the Company.


    As of June 30, 1996, FaxSav employed 23 sales and marketing representatives, all in the United States. In connection with its price leadership strategy, the Company intends to intensify all aspects of its domestic sales and marketing efforts, including increased direct mail and telemarketing activities and hiring additional direct sales representatives. See "--The FaxSav Strategy."

    INTERNATIONAL ALLIANCES

    In connection with the installation of Internet-capable facsimile nodes in foreign countries, the Company is seeking to form strategic sales and marketing alliances with local Internet service providers, telecommunications companies and resellers. The Company anticipates that these organizations will use their knowledge of the local market, language, customs and regulations, as well as their existing distribution, customer support and billing infrastructures, to establish, grow and properly service an international FaxSav customer base. In return, the Company is offering these organizations either exclusive or non-exclusive rights to market the Company's services in their territories and offering to provide such services at a discount to the Company's retail prices. To date the Company has formed preliminary strategic alliances with companies in Bermuda, Hong Kong, Japan, Korea, Lebanon, the Philippines, Singapore and Taiwan. In addition, the Company has formed a preliminary strategic alliance with a United States corporation regarding activities in Mexico. The Company has entered into non-binding letters of intent with respect to these strategic alliances.



    In addition to the strategic alliances, the Company is developing a network of commission-based agents to sell the FAXSAV FOR INTERNET suite of services in foreign markets. To date, this network consists of 31 agents representing the Company in 23 foreign markets. The Company also intends to implement a rebiller program for those agents who have the infrastructure to generate invoices and perform collections. It is anticipated that, under this program, participating agents will be provided detailed billing information on their accounts from which they can create and distribute invoices in the local language and currency, and locally service customer billing inquiries.


CUSTOMERS

    The  Company  sells  its  services  primarily  to  small  and  medium  sized businesses with international document transmission needs and, to a lesser extent, to international departments and divisions of larger companies. Customers can install FaxSav's services at individual fax machine or desktop locations, across departments or throughout organizations by simply plugging the FAXSAV CONNECTOR, a small proprietary device, between their fax machine and the telephone jack or by simply installing FaxSav's desktop software on an Internet connected personal computer. Through 1995, all of the Company's customers were located in the United States, and their fax messages to international and domestic destinations accounted for approximately 85% and 15%, respectively, of the Company's total 1995 revenues. In 1996, with the introduction of the FAXSAV FOR INTERNET suite of services, the Company began to expand its customer base to include foreign customers. As of June 30, 1996, the Company had approximately 7,200 customers utilizing its traditional services and more than 1,000 registered users of the Company's desktop services. No single customer accounted for more than 1% of the Company's revenues in 1995 or in the six months ended June 30, 1996. The following is a sampling of the Company's customers, separated into representative industry groups:


MANUFACTURING
Diasonics Ultrasound, Inc.
Enron Oil & Gas Company
Integrated Device Technology Inc.
International Business Machines Corp.
Komatsu America Corp.
LSI Logic Corp.
Solar Turbines, Inc.
Sun Chemical Corp.
RETAIL
Baskin-Robbins International Co.
Chevron Services
K Mart Corp.
L.A. Gear California, Inc.
May Merchandising Company
MCA Inc.
Warner-Lambert Company


SHIPPING
American Vanpac Carriers
Argents Air Express Ltd.
Chemical Tankers of America Inc.
International Forwarders Incorporated
Msas Cargo International Inc.
NYK Line (N.A.), Inc.


OTHER
The Echo Design Group, Inc.
Electronic Distribution Services Incorporated
Environmental Systems Research Institute
International Union for Conservation
The Long-Term Credit Bank of Japan
West Deutsche Landesbank

COMPETITION


    The market for facsimile transmission services is intensely competitive and there are limited barriers to entry. The Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully will depend upon a number of factors, including market presence; the capacity, reliability and security of its network infrastructure; the pricing policies of its competitors and suppliers; the timing of introductions of new services and service enhancements by the Company and its competitors; and industry and general economic trends. A key element of the Company's strategy is to expand its market presence by leveraging its price leadership strategy both domestically and internationally. The Company intends to maintain and improve the capacity, reliability and security of its network infrastracture through continued research and development activities and will continue to place significant emphasis on the ongoing development of new services and applications of its existing services. See "-- The FaxSav Strategy."


    The Company's current and prospective competitors generally fall into the following groups: (i) telecommunication companies, such as AT&T, MCI, Sprint, LDDS WorldCom and the regional Bell operating companies; (ii) telecommunications resellers, such as Frontier Corporation, Biztel Corporation and Eastern Telecom Corporation; (iii) Internet service providers, such as Uunet Technologies, Inc. and NETCOM On-Line Communications Services, Inc.; (iv) on-line services providers, such as America Online, Inc. and CompuServe Incorporated and (v) direct fax delivery competitors, including Xpedite Systems, Inc. and Fax International, Inc. Many of these competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than those available to the Company. As a result, they may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than can the Company. Further, the foundation of the Company's telephony network infrastructure consists of the right to use the telecommunications lines of several of the above-mentioned long distance carriers, including LDDS WorldCom and MCI. There can be no assurance that these companies will not discontinue or otherwise alter their relationships with the Company in a manner that would have a material adverse effect upon the Company's business, financial condition and results of operations. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their services to address the needs of the Company's current and prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition to direct competitors, many of the Company's larger potential customers may seek to internally fulfill their fax communication needs through the deployment of their own computerized fax communications systems or network infrastructures for intra-company faxing.

    Increased competition is likely to result in price reductions and could result in reduced gross margins and erosion of the Company's market share, any of which would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY

    The Company's success is dependent upon its proprietary technology. The Company relies primarily on a combination of contract, copyright and trademark law, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights. The Company has patent applications pending for its FAXSAV CONNECTOR and for its "e-mail Stamps" security technology incorporated into its FAXMAILER service. There can be no assurance that patents will issue from such applications or that present or future patents will provide sufficient protection to the Company's present or future technologies, products and processes. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information or obtain access to the Company's know-how. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's services or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies.

    The Company is not aware that any of its services, trademarks or other proprietary rights infringe the proprietary rights of third parties. However, the Company received a letter in the third quarter of 1995 stating that the Company's FAXSAV CONNECTOR may be utilizing a call diversion methodology patented by a third party. To the Company's knowledge, such third party has not initiated any suit, action, proceeding or investigation relating to alleged infringement by the Company of such patent. There can be no assurance that third parties will not assert infringement claims against the Company in the future. Patents have been granted recently on fundamental technologies in the communications and desktop software areas, and patents may issue which relate to fundamental technologies incorporated in the Company's services. As patent applications in the United States are not publicly disclosed until the patent issues, applications may have been filed which, if issued as patents, could relate to the Company's services. The Company could incur substantial costs and diversion of management resources with respect to the defense of any claims that the Company has infringed upon the proprietary rights of others, which costs and diversion could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could effectively block the Company's ability to license and sell its services in the United States or abroad. Any such judgment could have a material adverse effect on the Company's business, financial condition and results of operations. In the event a claim relating to proprietary technology or information is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that licenses could be obtained on terms acceptable to the Company, or at all. The failure to obtain any necessary licenses or other rights could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

    The Company is subject to regulation by the FCC, by various state public service and public utility commissions and by various international regulatory authorities.

    FaxSav is licensed by the FCC as an authorized telecommunications company and is classified as a "non-dominant interexchange carrier." Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges or practices of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulatory requirements on the Company and to change its regulatory classification. There can be no assurance that the FCC will not change the Company's regulatory classification or otherwise subject the Company to more burdensome regulatory requirements.

    In order to provide intrastate service, the Company is required to obtain various certifications from the public service or public utility commissions of each state, or to register or be found exempt from registration by such commissions. The Company has made the filings and taken the actions it believes are necessary to allow the limited intrastate services that it currently provides.

    In connection with the anticipated deployment of Internet-capable nodes in countries throughout the world, the Company will be required to satisfy a variety of foreign regulatory requirements. The Company intends to explore and seek to comply with these requirements on a country-by-country basis as the deployment of Internet-capable facsimile nodes continues. There can be no assurance that the Company will be able to satisfy the regulatory requirements in each of the countries currently targeted for node deployment, and the failure to satisfy such requirements may prevent the Company from installing Internet-capable facsimile nodes in such countries. The failure to deploy a number of such nodes could have a material adverse effect on the Company's business, operating results and financial condition.

    The Company's nodes and its FAXLAUNCHER service utilize RSA encryption technology in connection with the routing of customer documents through the Internet. The export of such encryption technology is regulated by the United States government. The Company is seeking authority for the export of such encryption technology and anticipates that authority will be granted to export such technology worldwide, other than to Cuba, Iran, Libya, North Korea, Sudan and Syria. Nevertheless, there can be no assurance that such authority will be granted or, if granted, that it will not be revoked or modified at any time for any particular jurisdiction or in general. In addition, there can be no assurance that such export controls, either in their current form or as may be subsequently enacted, will not limit the Company's ability to distribute its services outside of the United States or electronically. While the Company takes precautions against unlawful exportation of its software, the global nature of the Internet makes it virtually impossible to effectively control the distribution of its services. Moreover, future Federal or state legislation or regulation may further limit levels of encryption or authentication technology. Any such export restrictions, the unlawful exportation of the Company's services, new legislation or regulation could have a material adverse effect on the Company's business, financial condition and results of operations.


EMPLOYEES

    As of June 30, 1996, the Company had 74 full-time employees, including 11 in research and development, 26 in network operations and support, 23 in sales and marketing and 14 in finance and administration. In addition, at June 30, 1996, the Company was utilizing the services of 4 software engineer consultants. The Company's employees are not covered by any collective bargaining agreements. The Company believes that its relations with its employees are good.

FACILITIES

    The Company's corporate headquarters are located in Edison, New Jersey in facilities consisting of approximately 8,400 square feet of office space occupied under a lease expiring in July 1998. In addition, the Company leases sales offices in the San Francisco and Dallas metropolitan areas. While it believes that these facilities are adequate for its present needs, the Company is continually reviewing its needs and may add facilities in the future. The Company believes that any required additional space would be available on commercially reasonable terms. Finally, in connection with its deployment of Internet-capable facsimile nodes, the Company has entered into, and will continue to enter into, short-term leases in telehousing facilities worldwide.

LEGAL PROCEEDINGS

    The Company is not a party to any material legal proceedings. The initiation of any litigation, including any action claiming infringement by the Company of intellectual property rights, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors-- Limited Protection of Intellectual Property Rights; Risk of Third Party Claims of Infringement."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company are as follows:

             NAME                   AGE                           POSITION
- ------------------------------      ---      --------------------------------------------------
Thomas F. Murawski                      51   Chief Executive Officer, President and Chairman of
                                               the Board of Directors
Thomas C. Mullaney                      51   Vice President, Sales and President, Facsimile
                                               Services Division
Peter S. Macaluso                       50   Vice President and Chief Financial Officer
George Frylinck                         49   Vice President, Marketing
James C. Kaufeld                        45   Vice President, Engineering
Frank Perno                             50   Vice President, Operations
Jeffrey M. Drazan(1)(2)                 37   Director
Peter A. Howley(2)                      56   Director
Gregory Dunfield(1)                     49   Director
Robert Labant                           50   Director

- ---------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    THOMAS  F.  MURAWSKI  joined  FaxSav  in  November  1991,  after  serving as
Executive Vice President of Western Union Corporation, a global telecommunications and financial services company ("Western Union"), where he was President of its Network Services Group. Prior to joining Western Union, Mr. Murawski served twenty-three years with ITT Corporation, a diversified manufacturing and services company ("ITT"). He has held operating responsibilities in the areas of subsidiary and product line management, engineering, sales and marketing for both voice and data-oriented businesses. Mr. Murawski's last position with ITT was President and General Manager of ITT World Communications Inc., an international telecommunications services company.

    THOMAS C. MULLANEY joined FaxSav in June 1994 after serving from February 1994 to June 1994 as the Chief Operating Officer of Athena Design, Inc., a start-up software company. From January 1991 through February 1994, Mr. Mullaney was self-employed as a marketing consultant to telecommunications companies. Prior to working as a consultant, Mr. Mullaney served eighteen years at MCI, a diversified telecommunications services company. He served MCI as Regional Vice President of Sales and Operations, Vice President of National Sales and Customer Service, Division Vice President Sales and Marketing, as well as Vice President of Carrier and Special Account Sales.

    PETER S. MACALUSO has been employed by FaxSav since February 1991. From August 1989 to February 1991, he was Vice President of Operations for Century Cellular Corp., a cellular subsidiary of Cellular Communications Inc., a cable television services and cellular phone company. He was employed by Metro Mobile CTS Inc., an independent cellular telephone company ("Metro Mobile"), from May 1985 to December 1988, where his position was Chief Financial Officer. Mr. Macaluso is a certified public accountant and, prior to his employment at Metro Mobile, he was employed by Coopers & Lybrand, an international accounting and management consulting firm. His last position with Coopers & Lybrand was as an Audit Manager.

    GEORGE FRYLINCK joined FaxSav in November 1992. From November 1990 until Mr. Frylinck joined the Company, he acted as an independent consultant to various telecommunications industry clients. From 1976 to November 1990, he was Senior Vice President of Marketing, Sales and International Operations, at World Communications Inc., a communications services company that was a subsidiary of the Swiss-based TeleColumbus Incorporated. Prior to his experience at World Communications Inc., Mr. Frylinck was the

Vice President responsible for establishing and directing marketing and sales functions for International Private Line Services (IPLS) at Western Union and served at ITT, where he held such key management positions as Director of Product Management, International Leased Lines with ITT.

    JAMES C. KAUFELD joined FaxSav in April 1993 and has over twenty years experience in the design, development and management of telecommunications systems. From January 1989 to April 1993, Mr. Kaufeld was General Manager and Regional Vice President of IEX (a telecommunications consulting firm), with responsibility for sales and product management for the carrier market. Prior to January 1989, Mr. Kaufeld worked at AT&T Bell Laboratories, where he held a variety of management positions and assignments ranging from research into multi-processor operating systems, to the design and development of interactive systems for real-time control of AT&T's long distance network.

    FRANK PERNO first became employed by FaxSav in January, 1996. From November 1992 to January 1996, he worked at FDC Western Union, where he was responsible for a variety of systems, data and voice communications, Help Desks and field services, along with facility management and database maintenance organizations. From January 1992 to November 1992, Mr. Perno was employed at the Advertising Checking Bureau, Inc., a warranty claims processing company. From 1989 to January 1992, he was employed by Sperry Hutchinson Co., Inc., a consumer promotions company.

    JEFFREY M. DRAZAN has been a director of the Company since August 1990. Mr. Drazan has been a general partner of Sierra Ventures, a venture capital firm, since 1987. Mr. Drazan also serves as a director of Stratacom Inc., a telecommunications equipment company, Retix, a telecommunications equipment company, and Digital Generation Systems Inc., a multimedia network services company. Mr. Drazan was elected to the Board of Directors in August 1990 pursuant to the terms of a Warrant Purchase Agreement.


    PETER A. HOWLEY has been a director of the Company since January 1992. Since August 1995, Mr. Howley has served as President, Chief Executive Officer, and Chairman of the Board of Directors of AirPower Communications, Inc., a start-up wireless communications company. From August, 1985 until May, 1994, Mr. Howley served as President, Chief Executive Officer, and Chairman of the Board of Directors of Centex Telemanagement, Inc., a telecommunications management services company.


    GREGORY DUNFIELD has been a member of the Board of Directors of the Company since February 1994. Since February 1987, Mr. Dunfield has held various management positions with first and second tier U.S. subsidiary companies of Telstra. Currently, Mr. Dunfield serves as Vice President of Telstra Incorporated (USA).

    ROBERT LABANT has been a director of the Company since June 1996. Since July 1996, Mr. Labant has served as President and Chief Operating Officer of Candle Software Services Corporation, a systems management software company. From February 1995 until July 1996, Mr. Labant worked as a self-employed independent consultant to software companies. For twenty-eight years, until February 1995, Mr. Labant served in various capacities at International Business Machines Corp. ("IBM"). Mr. Labant's last position at IBM was as Senior Vice President and General Manager of North American Operations, and previously he served as Vice President and General Manager of the AS 400 Product Manufacturing and Development Division. Mr. Labant also serves on the Board of Directors of Arkwright Insurance, a mutual insurance company, and on the Board of Overseers of the Amos Tuck School of Business at Dartmouth College.

    In accordance with the terms of the Company's Certificate of Incorporation, the Board of Directors has been divided into three classes, denominated Class I, Class II and Class III, with members of each Class holding office for staggered three-year terms. Gregg Dunfield is a Class I Director whose term expires at the 1997 annual meeting of stockholders, Robert Labant and Peter A. Howley are Class II Directors whose terms expire at the 1998 annual meeting, and Thomas F. Murawski and Jeffrey M. Drazan are Class III Directors whose terms expire at the 1999 annual meeting (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal). At each annual stockholder meeting commencing with the 1997 annual meeting, the successors to the Directors whose terms expire are elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election and until a successor has been duly elected and qualified. There are no family relationships among any of the directors and executive officers of the Company.

    The Audit Committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's independent auditors and the accounting practices of the Company.

    The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and the consultants of the Company. The Compensation Committee also administers various incentive compensation, stock and benefit plans.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during 1995 by (i) the Company's Chief Executive Officer and (ii) the four other most highly compensated executive officers who received compensation in excess of $100,000 (together, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG-TERM
                                                                                                  COMPENSATION(1)
                                                                                  ANNUAL          ----------------
                                                                              COMPENSATION(1)        SECURITIES
                                                                           ---------------------     UNDERLYING
NAME AND PRINCIPAL POSITIONS                                                 SALARY      BONUS        OPTIONS
- -------------------------------------------------------------------------  ----------  ---------  ----------------
Thomas F. Murawski,
  Chief Executive Officer and President..................................  $  149,220  $  45,000         253,763
Thomas C. Mullaney,
  Vice President, Sales and President, Facsimile Services Division.......  $  114,572  $  37,500         113,334
Peter S. Macaluso,
  Vice President and Chief Financial Officer.............................  $   99,220  $  18,750          39,250
George Frylinck,
  Vice President, Marketing..............................................  $   99,220  $  18,750          37,583
James C. Kaufeld,
  Vice President, Engineering............................................  $  139,220  $  15,000          22,238

- ---------
(1) Other compensation in the form of perquisites and other personal benefits has been omitted as the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus of the Named Executive Officer for such year.

STOCK OPTION INFORMATION

    The following table sets forth certain information regarding the option grants made pursuant to the Company's 1990 Stock Option Plan during 1995 to each of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                                                                                     ANNUAL RATES OF
                                                                                                       STOCK PRICE
                                         NUMBER OF                                                   APPRECIATION FOR
                                         SECURITIES       PERCENTAGE OF                               OPTION TERM(2)
                                     UNDERLYING OPTIONS   TOTAL OPTIONS    EXERCISE    EXPIRATION  --------------------
NAME                                      GRANTED          GRANTED(1)        PRICE        DATE        5%         10%
- -----------------------------------  ------------------  ---------------  -----------  ----------  ---------  ---------
Thomas F. Murawski.................         253,763             46.7%           .225     3/1/05    $  35,907  $  91,000
Thomas C. Mullaney.................          35,556              6.5            .225     3/1/05        5,031     12,750
                                             77,778             14.3            .225    5/22/05       11,005     27,890
Peter S. Macaluso..................          39,250              7.2            .225     3/1/05        5,554     14,075
George Frylinck....................          37,583              6.9            .225     3/1/05        5,318     13,477
James C. Kaufeld...................          22,238              4.1            .225     3/1/05        3,147      7,975

- ---------
(1) Based on an aggregate of 543,012 options granted to employees in fiscal 1995, including options granted to the Named Executive Officers.

(2) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten-year option term. The assumed 5% and 10% rates of stock appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate of the future market price of the Common Stock. These amounts do not take into account any other appreciation in the price of the Common Stock from the date of grant to the current date.

    No options were exercised by the Named Executive Officers in 1995. The following table sets forth for each of the Named Executive Officers, certain information concerning the value of unexercised options at the end of 1995:

                         FISCAL YEAR-END OPTION VALUES


                                                              NUMBER OF UNEXERCISED       NET VALUES OF UNEXERCISED
                                                                     OPTIONS               IN-THE-MONEY OPTIONS(1)
                                                            --------------------------  ------------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ----------------------------------------------------------  -----------  -------------  ---------------  -------------
Thomas F. Murawski........................................     122,125        278,763      $       0      $   171,290
Thomas C. Mullaney........................................      13,333        144,444              0           76,500
Peter S. Macaluso.........................................      40,148         39,963              0           26,534
George Frylinck...........................................      38,269         41,842              0           25,369
James C. Kaufeld..........................................      55,465         32,979              0           15,011


- ---------
(1) Based on the estimated fair value of the Company's Common Stock at the end of 1995 ($.90 per share), as determined by the Company's Board of Directors, less the exercise price payable for such shares.

1996 STOCK OPTION/STOCK ISSUANCE PLAN


    The Company's 1996 Stock Option/Stock Issuance Plan (the "1996 Plan") is intended to serve as the successor equity incentive program to the Company's 1990 Stock Option Plan (the "Predecessor Plan"). The 1996 Plan was adopted by the Board of Directors, effective June 30, 1996, and was approved by the stockholders in August 1996. 1,794,175 shares of Common Stock have been authorized for issuance under the 1996 Plan. This share reserve is comprised of the shares which remained available for issuance under the Predecessor Plan, including the shares subject to outstanding options thereunder plus an additional increase of 555,556 shares. The outstanding options have been incorporated into the 1996 Plan and no further option grants will be made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1996 Plan to those options. However, the outstanding options under the Predecessor Plan contain substantially the same terms and conditions specified below for the Discretionary Option Grant Program in effect under the 1996 Plan. Of the 1,794,175 shares of Common Stock authorized for issuance under the 1996 Plan, 533,334 are currently available for grant. In no event may any one participant in the 1996 Plan receive option grants or direct stock issuances for more than 300,000 shares in the aggregate.


    The 1996 Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 85% of their fair market value at the time of issuance or as a bonus tied to the performance of services and (iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date.

    The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Compensation Committee. The Compensation Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

    Upon an acquisition of the Company by merger or asset sale, each outstanding option and unvested stock issuance will be subject to accelerated vesting under certain circumstances.

    Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made, at the sole direction of the Plan Administrator, in cash or in shares of Common Stock.

    The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.


    Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member on or after the date the Underwriting Agreement for this offering is executed will receive a 22,222 share option grant on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, at each Annual Stockholders Meeting, beginning with the 1997 Annual Meeting, each individual who is to continue to serve as a non-employee Board member after the meeting and has served as a non-employee board member for at least six months will receive an additional option grant to purchase 4,444 shares of Common Stock whether or not such individual has been in the prior employ of the Company.


    Each automatic grant will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase should the optionee's service as a non-employee Board member cease prior to vesting in the shares. The initial 22,222 share grant will vest in four equal and successive annual installments over the optionee's period of Board service. Each additional 4,444 share grant will vest upon the optionee's completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.


    The Board may amend or modify the 1996 Plan at any time. The 1996 Plan will terminate on June 29, 2006, unless sooner terminated by the Board or pursuant to certain other provisions of the Plan.


EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

    The Company does not presently have any employment contracts in effect with the Chief Executive Officer or any of the other Named Executive Officers.

    The Compensation Committee as Plan Administrator of the 1996 Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and any other executive officer or the shares of Common Stock subject to direct issuances held by such individual, in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

    Each of the Company's directors and officers, with the exception of Mr. Dunfield and Mr. Labant, is party to an agreement with the Company providing for the acceleration of the vesting of options to purchase Common Stock held by such director and officer in the event of the involuntary removal or dismissal (as defined in such agreement) of such director or officer in connection with an acquisition (as defined in such agreement) of the Company. Such agreements may have the effect of delaying or preventing a change in control of the Company, and therefore, could adversely affect the price of the Company's Common Stock. The Company has also agreed to pay Mr. Murawski $12,500 per month, plus all benefits, for up to three months after the termination of his employment without cause.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Compensation Committee consists of two outside directors, Jeffrey Drazan and Peter Howley. Certain members of the Company's Board of Directors have been parties to transactions with the Company. See "Certain
Transactions." Although neither Mr. Drazan nor Mr. Howley was an officer or executive of the Company in fiscal year 1995, from October 1991 to November 1991, Mr. Drazan served as interim president of the Company until a successor was found for the individual previously serving in that position.

401(K) PLAN

    The Company participates in a tax-qualified employee savings and retirement plan (the "401(k) Plan") which covers all of the Company's employees with three months of service who are at least 21 years of age. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits additional matching contributions by the Company on behalf of all participants in the 401(k) Plan, although as of the date of this Prospectus, the Company has elected not to match participant contributions. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in a number of investment options.

KEY-PERSON LIFE INSURANCE

    The Company does not maintain key-person life insurance policies on the lives of any of its executive officers.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Certificate of Incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law, its directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under

Delaware law, the directors have a fiduciary duty to the Company which is not eliminated by this provision of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to the Company, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. If commercially feasible, the Company intends to obtain liability insurance for its officers and directors.

    The Certificate of Incorporation also provides that the Company may indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, all of its present and former officers and directors, and any party agreeing to serve as an officer, director or trustee of any entity at the Company's request, in connection with any civil or criminal proceeding threatened or instituted against such party by reason of actions or omissions while serving in such capacity. Indemnification by the Company includes payment of expenses in defense of the indemnified party in advance of any proceeding or final disposition thereof. The rights to indemnification provided in this provision do not preclude the exercise of any other indemnification rights by any party pursuant to any law, agreement or vote of the stockholders or the disinterested directors of the Company.

    Section 145 of the Delaware General Corporation Law generally allows the Company to indemnify the parties described in the preceding paragraph for all expenses, judgments, fines and amounts in settlement actually paid and reasonably incurred in connection with any proceedings so long as such party acted in good faith and in a manner reasonably believed to be in or not opposed to the Company's best interests and, with respect to any criminal proceedings, if such party had no reasonable cause to believe his or her conduct to be unlawful. Indemnification may only be made by the Company if the applicable standard of conduct set forth in Section 145 has been met by the indemnified party upon a determination made (1) by the Board of Directors by a majority vote of the directors who are not parties to such proceedings (even though less than a quorum), or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

                              CERTAIN TRANSACTIONS

SECURITIES ISSUANCES AND PURCHASES

    In May 1992, the Company issued an aggregate of 8,329,528 shares of Series C Preferred Stock to investors at a price of $0.60 per share. In January 1994, the Company issued an aggregate of 17,311,021 shares of Series D Preferred Stock to an investor at a price of $0.1733 per share and 1,880,529 shares of Series D Preferred Stock to investors upon conversion of the Company's promissory notes issued in October 1993. In November 1994, the Company issued an aggregate of 7,241,343 shares of Series D Preferred Stock to investors at a price of $0.1733 per share. In January 1995, the Company issued an aggregate of 19,090,900 shares of Series E Preferred Stock to investors at a price of $0.22 per share. In February 1996, the Company issued an aggregate of 15,000,000 shares of Series F Preferred Stock to investors at a price of $0.40 per share. In March 1996, the Company issued an aggregate of 4,999,988 shares of Series F Preferred Stock at a price of $0.40 per share. Each nine shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock will be converted into one share of Common Stock upon the consummation of this offering. The purchasers of the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock included the following 5% stockholders, executive officers, directors and entities affiliated with directors:


                                                                          NUMBER OF SHARES OF
                                                                            COMMON STOCK ON
                                                                            AN AS CONVERTED
                                                                                 BASIS
                                                                          --------------------
Sierra Ventures (Jeffrey Drazan)(1).....................................         1,550,599
Telstra Incorporated (Gregory Dunfield)(2)..............................           961,723
Menlo Ventures(3).......................................................           845,833
Sutter Hill Ventures, a California Limited Partnership..................           688,497
Coral Partners II, a limited partnership................................           684,403
Battery Ventures II, L.P................................................           569,233
Peter Howley............................................................           124,424
Robert Labant...........................................................             6,944


- ---------
(1) Includes 1,128,399 shares of Common Stock held by Sierra Ventures, III ("Sierra III"), a California limited partnership, 5,534 shares of Common Stock held by Sierra Ventures III International L.P. ("Sierra III International"), and 416,667 shares of Common Stock held by Sierra Ventures V ("Sierra V"), a California limited partnership. SV Associates III, L.P. is the General Partner of Sierra III and Sierra III International. SV Associates V, L.P. is the General Partner of Sierra V. Mr. Drazan is a General Partner of SV Associates III, L.P. and SV Associates V, L.P.


(2) Does not include 8,655,510 shares of Series D Preferred Stock repurchased from Telstra Incorporated by the Company for an aggregate amount equal to $2,163,877.50. See footnote 3 to the table under "Principal Stockholders."


(3) Includes 833,333 shares of Common Stock held by Menlo Ventures VI, L.P. ("Menlo VI") and 12,500 shares of Common Stock held by Menlo Entrepreneurs Fund VI, L.P. ("Menlo Entrepreneurs"). MV Management VI, L.P. is the General Partner of Menlo VI and Menlo Entrepreneurs.

    In October and November 1993, the Company issued warrants to purchase an aggregate of 21,082 shares of Common Stock with an exercise price of $5.40 per share to Sierra Ventures III (12,905 shares), Sierra International (263 shares), Battery Ventures II, L.P. (6,916 shares) and Peter Howley (998 shares).

    From June 30, 1993 through August 31, 1996, the Company granted executive officers and directors, or in the case of Telstra Incorporated director nominees, to Telstra Incorporated, a total of 897,889 stock options with exercise prices ranging from $0.225 per share to $3.60 per share.


EMPLOYMENT SEVERANCE AGREEMENTS

    For information regarding employment agreements and severance agreements with executive officers and directors, see "Management--Employment Contracts and Change of Control Arrangements."

AGREEMENTS WITH TELSTRA INCORPORATED

    In March 1996, the Company repurchased 8,655,510 shares of Series D Preferred Stock held by Telstra Incorporated ("Telstra Incorporated"), an indirect wholly-owned subsidiary of Telstra, at a price of $0.25 per share. As a result of such repurchase, certain covenants in favor of Telstra Incorporated contained in the Series D Preferred Stock Purchase Agreement (as amended, the "Telstra Purchase Agreement"), were eliminated, although Telstra Incorporated retained the right to designate one member of FaxSav's Board of Directors (currently, Mr. Dunfield). Such designation right, and all other rights of Telstra Incorporated under the Telstra Purchase Agreement, shall terminate upon the consummation of this offering. In March 1996, Telstra Incorporated and the Company entered into an agreement providing for the acceleration of vesting of all Common Stock options granted to Telstra Incorporated for the participation of its designees on the Company's Board of Directors that are scheduled to vest and become exercisable during the 24-month period following the involuntary removal without cause (as defined in such agreement) of any such director in connection with an acquisition (as defined in such agreement) of the Company.


    The Company and Telstra Incorporated are parties to a Traffic Agreement, effective November 1994 (the "Traffic Agreement"). Under the terms of the Traffic Agreement, the Company will exclusively use Telstra's (or its nominees) "WorldFax" service for the Company's outbound traffic from the United States provided that such service is offered at a rate which the Company can reasonably demonstrate that it can secure from a recognized service provider for services of equivalent quality on comparable terms over the same time period. The Traffic Agreement has a five year term which began in late 1995, upon the commercial commencement of Telstra's "WorldFax" service in the United States.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of August 31, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially five percent or more of the outstanding shares of Common Stock,
(ii) each director of the Company, (iii) each Named Executive Officer, (iv) each current executive officer and (v) all directors and executive officers of the Company as a group.



                                                                      NUMBER OF
                                                                      SHARES OF               PERCENTAGE OF
                                                                     COMMON STOCK           OUTSTANDING SHARES
                                                                     BENEFICIALLY   ----------------------------------
                                                                       OWNED(1)      BEFORE OFFERING   AFTER OFFERING
                                                                    --------------  -----------------  ---------------
Entities affiliated with Sierra Ventures (2)......................    1,998,133              24.4%             19.2%
  Building 4, Suite 210
  3000 Sand Hill Road
  Menlo Park, California 94025
Telstra Incorporated c/o FaxSav Incorporated (3)..................      978,390              12.0               9.4
  399 Thornall Street
  Edison, NJ
Entities affiliated with Menlo Ventures (4).......................      845,833              10.4               8.2
  3000 Sand Hill Road
  Menlo Park, CA 94025
Battery Ventures II, L.P (5)......................................      796,847               9.7               7.7
  200 Portland Street
  Boston, MA 02114
Sutter Hill Ventures, a California Limited Partnership (6)........      688,497               8.4               6.6
  755 Page Mill Road, Suite A-200
  Palo Alto, CA 94304-1005
Coral Partners II, a limited partnership (7)......................      684,403               8.4               6.6
  60 South Sixth Street
  Suite 3510
  Minneapolis, MN 55402
Thomas F. Murawski (8)............................................      218,317               2.6               2.1
Jeffrey Drazan (2)................................................    1,998,133              24.4              19.3
Gregory Dunfield (3)..............................................      978,390              12.0               9.4
Peter A. Howley (9)...............................................      166,445               2.0               1.6
Robert Labant.....................................................        6,944                 *                 *
Thomas C. Mullaney (10)...........................................       54,037                 *                 *
Peter S. Macaluso (11)............................................       53,207                 *                 *
George Frylinck (12)..............................................       52,022                 *                 *
James C. Kaufeld (13).............................................       66,211                 *                 *
All current directors and executive officers as a group (9
  persons)........................................................    3,593,706(14)          41.4              33.0


- ---------
  * Less than one percent.


 (1)Gives effect to the shares of Common Stock issuable within 60 days of August 31, 1996 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.

 (2)Includes (i) 1,535,022 shares of Common Stock held by Sierra III, (ii) 13,832 shares of Common Stock held by Sierra III International and (iii) 416,667 shares of Common Stock held by Sierra V. Also, includes warrants to purchase 12,905 shares of Common Stock held by Sierra III and warrants to purchase 263 shares of Common Stock held by Sierra III International. Mr. Drazan, a Director of the Company, is a general partner of an affiliate of Sierra III, Sierra III International and Sierra V and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Drazan disclaims beneficial ownership of such shares except to the extent of his interest in such shares arising from his interest in Sierra III, Sierra III International and Sierra V. Also includes 19,444 shares of Common Stock issuable to Mr. Drazan upon exercise of stock options.



 (3)Mr. Dunfield, who is a director of the Company, is a Vice President of Telstra Incorporated. The Company has been informed that Telstra Holdings Pty. (the "Selling Stockholder"), the direct parent of Telstra Incorporated, has exercised an option to purchase 8,655,511 shares of Series D Preferred Stock beneficially owned by Telstra Incorporated, which shares will be converted into 961,723 shares of Common Stock upon consummation of this offering. The Selling Stockholder has informed the Company that it will close on the exercise of this option prior to the consummation of this offering. The Selling Stockholder has granted to the Underwriters an option to purchase up to 330,000 shares of Common Stock at the public offering price less underwriting discounts and commissions shown on the cover page of this Prospectus, solely to cover over-allotments, if any. See "Underwriting." If the over-allotment option is exercised in full, the Selling Stockholder will own 648,390 shares, representing 6.3% of the outstanding Common Stock. Includes 16,667 shares of Common Stock issuable to Telstra Incorporated upon exercise of stock options. Mr. Dunfield disclaims beneficial ownership of such shares.


 (4)Includes (i) 833,333 shares of Common Stock held by Menlo VI and (ii) 12,500 shares of Common Stock held by Menlo Entrepreneurs. MV Management VI, L.P. is the General Partner of Menlo VI and Menlo Entrepreneurs.

 (5)Includes warrants to purchase 6,916 shares of Common Stock. ABF Partners II, L.P. is the General Partner of Battery Ventures II, L.P.

 (6)Excludes an aggregate of 390,497 shares of Common Stock held, in their individual capacity, by the five general partners of the general partner of Sutter Hill Ventures, a California Limited Partnership ("Sutter Hill"). The five general partners share voting and investment power with respect to the shares held by Sutter Hill. Each of these individuals disclaims beneficial ownership of the shares held by Sutter Hill except as to their proportionate interest therein, and disclaims beneficial ownership of the shares held by the other four individuals.

 (7)Coral Management Partners II, Limited Partnership ("Coral Management"), is the General Partner of Coral Partners II. Excludes an aggregate of 5,626 shares of Common Stock and warrants to purchase an aggregate of 5,741 shares of Common Stock held, in their individual capacity, by three general partners of Coral Management who share investment and voting power with respect to the shares of Common Stock held by Coral Partners II. The general partners disclaim beneficial ownership of the shares held by Coral Partners II, except as to their proportionate interest therein.


 (8)Includes 218,317 shares of Common Stock issuable upon exercise of stock options.



 (9)Includes 22,222 shares of Common Stock issuable upon exercise of stock options and 998 shares of Common Stock issuable upon exercise of warrants.



(10)Includes 54,037 shares of Common Stock issuable upon exercise of stock options.



(11)Includes 53,207 shares of Common Stock issuable upon exercise of stock options.



(12)Includes 52,022 shares of Common Stock issuable upon exercise of stock options.



(13)Includes 66,211 shares of Common Stock issuable upon exercise of stock options.


(14)See Notes (2) through (13).

                          DESCRIPTION OF CAPITAL STOCK

    Upon the consummation of this offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, $0.01 par value, and 1,000,000 shares of Preferred Stock, $0.01 par value.

COMMON STOCK


    Each holder of Common Stock is entitled to one vote for each share held. Following this offering, the holders of Common Stock, voting as a single class, will be entitled to elect all of the directors of the Company. In all matters other than the election of directors, when a quorum is present at any stockholders' meeting, the affirmative vote of the majority of shares present in person or represented by proxy shall decide any question before such meeting. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at a stockholders' meeting. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share in the Company's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive or other subscription rights. The shares of Common Stock are not convertible into any other security. The outstanding shares of Common Stock are, and the shares being offered hereby will be, upon issuance and sale, fully paid and nonassessable.



    At August 31, 1996, there were 8,170,490 shares of Common Stock outstanding (after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock) and held of record by 120 stockholders, and options to purchase an aggregate of 1,238,619 shares of Common Stock were also outstanding. See "Management--1996 Stock Option/Stock Issuance Plan." In addition, as of August 31, 1996, warrants to purchase an aggregate of 138,385 shares of Common Stock were outstanding.


PREFERRED STOCK


    Upon the consummation of this offering, the Company will be authorized to issue 1,000,000 shares of Preferred Stock with such voting rights, designations, preferences and rights, and such qualifications, limitations or restrictions thereof, as may be determined by the Board of Directors providing for such series. Although the Company has no current plans to issue any shares of Preferred Stock, the issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of Preferred Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock.


    The Company believes that the Preferred Stock will provide the Company with increased flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs that might arise. Having such authorized shares available for issuance will allow the Company to issue shares of Preferred Stock without the expense and delay of a special stockholders' meeting. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed.

REGISTRATION RIGHTS OF CERTAIN HOLDERS


    After this offering, the holders of approximately 8,017,000 shares of Common Stock, and the holders of warrants to purchase an additional 138,385 shares of Common Stock (the "Registrable Securities") will be entitled to certain demand rights with respect to the registration of the Registrable Securities under the Securities Act. Under the terms of the agreement between the Company and the holders of the Registrable Securities, subject to certain restrictions, at any time (a) after the earlier of (i) three (3) months after the effective date of the Registration Statement of which this Prospectus forms a part or (ii) February 1, 1997, the holders of more than 50% of the Registrable Securities, and (b) after this offering is complete, holders proposing to sell Registrable Securities at a reasonably anticipated aggregate offering price to the public (net of any underwriter's discount or commissions) of $10,000,000, are entitled to demand that the Company register their Registrable Securities under the Securities Act. The Company is not required to effect more than two such registrations pursuant to such demand registration rights. In addition, under such agreement, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, subject to certain restrictions, such holders of the Registrable
Securities and the holders of 83,741 shares of Common Stock (the "Founders Registrable Securities") are entitled to notice of such registration and are entitled  to  include  their  registrable  securities  therein.  The  Company is required to include any Registrable Securities or Founders Registrable Securities in an unlimited number of such registrations. Once the Company is eligible to use a Form S-3 registration statement to register shares of Common Stock, subject to certain restrictions, holders of 20% of the Registrable Securities are also entitled to require the Company on two separate occasions in any twelve month period to file a Form S-3 registration statement under the Act at the Company's expense with respect to their Registrable Securities. Registration of Registrable Securities or Founders Registrable Securities pursuant to such rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. In connection with this offering, the holders of the Registrable Securities and the Founders Registrable Securities have agreed to waive their registration rights until 180 days after the date of this Prospectus.


DELAWARE LAW AND CERTAIN PROVISIONS OF THE COMPANY'S RESTATED CERTIFICATE
 OF INCORPORATION AND BY-LAWS

    The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, assets sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years has owned, 15% or more of the corporation's voting stock.

    The Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." The staggered terms could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

    The By-laws also provide that any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The By-laws further provide that special meetings of the stockholders may only be called by the President of the Company, by the Board of Directors or by stockholders owning a majority of the issued and outstanding capital stock of the Company. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

    The Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by the Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director except for liability (i) for any breach of such director's duty of loyalty to the corporation, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which a director derives an improper personal benefit. Further, the Restated Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by Delaware law. The Company believes that indemnification under its Restated Certificate of Incorporation covers at least negligence and gross negligence on the part of an indemnified party and permits the Company to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of the Company upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

    At present, the Company is not aware of any pending litigation or proceeding involving any director, officer, employee or agent of the Company, where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

TRANSFER AGENT AND REGISTRAR


    Registrar and Transfer Company will act as transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after the lapse of existing resale restrictions could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.


    Upon completion of this offering, the Company will have outstanding 10,370,490 shares of Common Stock, assuming no exercise of currently outstanding options. In addition to the 2,200,000 shares of Common Stock offered hereby
(assuming no exercise of the Underwriters' over-allotment option), as of the Effective Date, there will be 8,170,490 shares of Common Stock outstanding, all of which are "restricted securities" under the Securities Act. Certain stockholders of the Company, holding in the aggregate approximately 7,922,000 shares of Common Stock, are subject to lock-up agreements providing generally that they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible or exchangeable into Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc., which may be given at any time, without notice, with respect to all or any portion of such shares. Holders of approximately 185,000 additional shares of Common Stock are subject to similar restrictions contained in an Investor Rights Agreement. Taking into account the lock-up agreements and restrictions notwithstanding possible earlier eligibility for resale under the provisions of Rules 144 and 701, the numbers of shares that will be available for sale in the public market will be as follows. Beginning 90 days after the Effective Date, approximately 63,000 shares of restricted securities will become eligible for resale in the public market, subject to compliance with Rules 144 and 701. Beginning 180 days after the Effective Date, approximately 5,950,000 additional shares of restricted securities will become eligible for sale in the public market upon expiration of certain lock-up agreements pursuant to Rule 144 and, as of that date, approximately 5,300,000 of such shares will be subject to certain volume and other resale restrictions pursuant to Rules 144 and 701.


    In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years is entitled to sell, within any three-month period, a number of such securities that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 104,000 shares immediately after this offering) or the average weekly trading volume during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. A person who is not an affiliate, has not been an affiliate within three months prior to the sale and has beneficially owned the restricted securities for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above. In meeting the two-year and three-year holding periods described above, a holder of Restricted Shares may include under certain circumstances the holding period of a prior owner.

    The Securities and Exchange Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 to become eligible for resale in the public market. This proposal, if adopted, would increase the number of shares of Common Stock eligible for immediate resale following the expiration of the lock-up agreements described above. No assurance can be given concerning whether or when the proposal will be adopted by the Securities and Exchange Commission.

    Any employee or director of or consultant to the Company who has been granted options to purchase shares or who has purchased shares pursuant to a written compensatory plan or written contract prior to the effective date of this offering pursuant to Rule 701 will be entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this Prospectus.

    The Company intends to file, on or shortly after the date of the Prospectus, a registration statement on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance under the Predecessor Plan and the 1996 Stock Option/Issuance Plan. Shares issued after the effective date of the S-8 will be eligible for resale by non-affiliates in the public market without limitation and by affiliates subject to the requirements set forth in Rule 144, except for the holding period limitation of Rule 144. Such registration statement will become effective immediately upon filing. As of August 31, 1996, an aggregate of 1,238,619 shares of Common Stock are reserved for issuance under the Predecessor Plan and an additional 555,556 shares of Common Stock were available for future grants under the Company's 1996 Stock Option/ Stock Issuance Plan.



    The holders of approximately 8,017,000 shares of Common Stock and the holders of warrants to purchase an additional 138,385 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Description of Capital Stock--Registration Rights of Certain Holders."


    Prior to this offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely effect the market price of the Common Stock.

                                  UNDERWRITING

    Under the terms of, and subject to the conditions contained in, an Underwriting Agreement (the "Underwriting Agreement"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, the underwriters named below (the "Underwriters"), for whom Lehman Brothers Inc. and Alex. Brown & Sons Incorporated are acting as Representatives (the "Representatives"), have severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the aggregate number of shares of Common Stock set forth opposite the name of each Underwriter below:

                                                                                     NUMBER
                                  UNDERWRITERS                                     OF SHARES
- ---------------------------------------------------------------------------------  ----------
Lehman Brothers Inc..............................................................
Alex. Brown & Sons Incorporated..................................................

                                                                                   ----------
    Total........................................................................   2,200,000
                                                                                   ----------
                                                                                   ----------

    The Underwriting Agreement provides that the obligations of the Underwriters to purchase shares of Common Stock are subject to certain conditions, and that if any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all shares of Common Stock agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be purchased.

    The Company has been advised that the Underwriters initially propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the Underwriters) at such public offering price less a
selling concession not  in excess of  $        per share.  The Underwriters  may
allow,  and such dealers may reallow, a  concession not in excess of $       per
share to certain other Underwriters or to certain other brokers or dealers. After the initial public offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

    The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the Underwriters may be required to make in respect thereof.


    The Selling Stockholder has granted to the Underwriters an option to purchase up to an additional 330,000 shares of Common Stock at the public offering price less the underwriting discounts and commissions shown on the cover page of this Prospectus, solely to cover over-allotments, if any. See "Principal Stockholders." Such option may be exercised at any time until 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.


    The Representatives of the Underwriters have informed the Company and the Selling Stockholder that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

    The Company, the Selling Stockholder, the directors and officers and certain other stockholders of the Company have agreed, with certain limitations and except for the shares of Common Stock to be sold in the offering, not to, directly or indirectly, offer, sell or contract to sell, or otherwise dispose of shares of Common Stock of the Company, or any securities convertible into, or exchangeable for, or any rights to acquire, shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers on behalf of the Representatives.

    Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiation among the Company and the Representatives of the Underwriters. Among the factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, will be the Company's historical performance, capital structure, estimates of the business potential and earnings prospects of the Company, an overall assessment of the Company, an assessment of the Company's management, and the consideration of the above factors in relation to market valuation of companies in related businesses.


    In February 1996, the Company sold 2,000,000 shares of Series F Preferred Stock to Lehman Brothers Holdings Inc., the parent company of Lehman Brothers Inc., or approximately 10% of all shares of Series F Preferred Stock issued, for a purchase price of $0.40 per share. The Company granted certain registration rights to Lehman Brothers Holdings Inc. in connection with that transaction. In addition, a Senior Vice President of Lehman Brothers Inc. purchased 500,000 shares of Series F Preferred Stock of the Company in February 1996 for a purchase price of $0.40 per share, and has been granted certain registration rights by the Company. The son of such Senior Vice President received 22,727 shares of Series E Preferred Stock by gift in January 1995 from a director of the Company and the son also purchased 2,612 shares of Series F Preferred Stock for a purchase price of $0.40 per share in February 1996 in the Company's private placement and has been granted certain registration rights by the Company. Each nine shares of Series E Preferred Stock and Series F Preferred Stock will be converted to one share of Common Stock upon the consummation of the offering. See "Description of Capital Stock--Registration Rights of Certain Holders."


                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, New York, New York. A member of Brobeck, Phleger & Harrison LLP is the beneficial owner of 6,199 shares of Common Stock. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

    The balance sheets as of December 31, 1995 and 1994 and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995, included in this Prospectus and Registration Statement, have been included herein in reliance on the report of Coopers and Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The   Company  has  filed  with  the  Securities  and  Exchange  Commission,
Washington, D.C. 20549, a Registration Statement on Form S-1, including amendments thereto, under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. Copies of all or any part of such material may be obtained from such office at prescribed rates.

                              FAXSAV INCORPORATED
                        (FORMERLY DIGITRAN CORPORATION)

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                          PAGE
                                                                                                      ------------
Report of Independent Accountants...................................................................      F-2
Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996 (Unaudited).......................      F-3
Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and for the six months
  ended June 30, 1995 and 1996 (Unaudited)..........................................................      F-4
Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and for the six months
  ended June 30, 1995 and 1996 (Unaudited)..........................................................      F-5
Statements of Stockholders' Equity (Deficit) from January 1, 1993 to December 31, 1995 and for the
  six months ended June 30, 1996 (Unaudited)........................................................      F-6
Notes to Financial Statements (Including Data Applicable to Unaudited Periods)......................   F-7 - F-18

    The following opinion is in the form which will be signed by Coopers & Lybrand L.L.P. upon consummation of the one-for-nine reverse stock split as described in Note 14 to the financial statements assuming that from March 29, 1996 to the date of such reverse split, no other events shall have occurred that would affect the accompanying financial statements and notes thereto.

                                          COOPERS & LYBRAND L.L.P.

Parsippany, New Jersey
March 29, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of FaxSav Incorporated:

    We have audited the accompanying balance sheets of FaxSav Incorporated (formerly Digitran Corporation) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FaxSav Incorporated as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Parsippany, New Jersey
March 29, 1996

                              FAXSAV INCORPORATED
                                 BALANCE SHEETS


                                                                   DECEMBER 31,
                                                            --------------------------
                                                                1994          1995
                                                            ------------  ------------    JUNE 30,      PRO FORMA
                                                                                            1996      NOTES 2 AND 14
                                                                                        ------------  JUNE 30, 1996
                                                                                        (UNAUDITED)   --------------
                                                                                                       (UNAUDITED)
                                               ASSETS

CURRENT ASSETS:
  Cash and cash equivalents...............................  $    311,592  $    552,370  $  2,788,659
  Accounts receivable, less allowances of $90,193,
    $174,737 and $271,605 (unaudited) as of December 31,
    1994, 1995 and June 30, 1996, respectively............     1,112,726     2,358,052     2,136,651
  Prepaid expenses and other current assets...............            --        67,306       156,089
                                                            ------------  ------------  ------------
    Total current assets..................................     1,424,318     2,977,728     5,081,399
PROPERTY AND EQUIPMENT, NET...............................       981,895     2,035,779     2,661,678
OTHER ASSETS, NET.........................................        85,879       118,071       172,830
                                                            ------------  ------------  ------------
TOTAL.....................................................  $  2,492,092  $  5,131,578  $  7,915,907
                                                            ------------  ------------  ------------
                                                            ------------  ------------  ------------
                                LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable........................................  $    567,504  $    304,407  $    481,004
  Accrued expenses and other liabilities..................     1,258,976     2,661,308     3,027,695
  Obligation under capital lease..........................        45,000       152,593       238,658
  Amount outstanding under line of credit.................            --     1,000,000       541,466
                                                            ------------  ------------  ------------
    Total current liabilities.............................     1,871,480     4,118,308     4,288,823
OBLIGATION UNDER CAPITAL LEASE............................            --       326,242       444,940
AMOUNT OUTSTANDING UNDER LINE OF CREDIT...................            --            --       124,320
                                                            ------------  ------------  ------------
    Total liabilities.....................................     1,871,480     4,444,550     4,858,083
                                                            ------------  ------------  ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Convertible preferred stock, $0.001 par value; aggregate
    liquidation preference of $31,845,128; Series A, B, C,
    D, E and F, 80,200,000 shares authorized; 39,679,021;
    58,769,921 and 78,769,909 (unaudited) shares issued as
    of December 31, 1994, 1995 and June 30, 1996,
    respectively, and 39,679,021; 58,769,921 and
    70,114,399 (unaudited) shares outstanding as of
    December 31, 1994, 1995 and June 30, 1996,
    respectively, and none issued and outstanding on a pro
    forma basis...........................................        39,679        58,770        78,770             --
  Common stock, $0.01 par value; 40,000,000 shares
    authorized; 348,742; 348,742; 399,898 (unaudited) and
    8,190,387 (unaudited) shares issued as of December 31,
    1994, 1995, June 30, 1996 and pro forma, respectively,
    and 327,353; 327,353; 378,509 (unaudited) and
    8,168,998 (unaudited) shares outstanding as of
    December 31, 1994, 1995, June 30, 1996 and pro forma,
    respectively..........................................         3,274         3,274         3,786   $     81,691
  Additional paid-in capital..............................    14,071,681    18,204,453    23,995,466     23,987,675
  Accumulated deficit.....................................   (13,494,007)  (17,579,454)  (21,011,527)   (21,011,527)
  Treasury stock, at cost--21,389 common shares as of
    December 31, 1994 and 1995 and June 30, 1996 and
    8,655,510 (unaudited) preferred shares as of June 30,
    1996 and no preferred shares on a pro forma basis.....           (15)          (15)       (8,671)           (15)
                                                            ------------  ------------  ------------  --------------
    Total stockholders' equity............................       620,612       687,028     3,057,824   $  3,057,824
                                                            ------------  ------------  ------------  --------------
                                                                                                      --------------
TOTAL.....................................................  $  2,492,092  $  5,131,578  $  7,915,907
                                                            ------------  ------------  ------------
                                                            ------------  ------------  ------------


    The accompanying notes are an integral part of the financial statements.

                              FAXSAV INCORPORATED
                            STATEMENTS OF OPERATIONS


                                                    FOR THE YEARS ENDED
                                                       DECEMBER 31,
                                        -------------------------------------------
                                            1993           1994           1995
                                        -------------  -------------  -------------    FOR THE SIX MONTHS ENDED
                                                                                               JUNE 30,
                                                                                     ----------------------------
                                                                                         1995           1996
                                                                                     -------------  -------------
                                                                                      (UNAUDITED)    (UNAUDITED)
REVENUES..............................  $   2,580,008  $   3,449,454  $  11,649,499  $   5,016,935  $   7,445,166
COST OF SERVICE.......................      1,855,688      2,297,442      7,020,659      3,106,881      4,280,482
                                        -------------  -------------  -------------  -------------  -------------
GROSS MARGIN..........................        724,320      1,152,012      4,628,840      1,910,054      3,164,684
OPERATING EXPENSES:
  Network operations and support......        742,734        851,281      1,183,119        566,122        867,779
  Research and development............        628,020        613,355        840,083        398,686        780,865
  Sales and marketing.................      1,597,527      2,337,089      4,237,787      2,037,127      3,023,302
  General and administrative..........        917,193        991,926      2,042,597        698,665      1,219,012
  Depreciation and amortization.......        101,662        180,532        698,236        253,438        586,848
  Provision for doubtful accounts.....         35,524         38,721        194,720        145,337        156,300
  Other...............................             --       (309,375)      (440,625)      (206,250)            --
                                        -------------  -------------  -------------  -------------  -------------
OPERATING LOSS........................     (3,298,340)    (3,551,517)    (4,127,077)    (1,983,071)    (3,469,422)
                                        -------------  -------------  -------------  -------------  -------------
OTHER INCOME (EXPENSE):
  Interest income.....................         31,100         47,717         98,408         73,277         59,450
  Interest expense....................         (7,899)        (2,461)       (52,727)        (1,322)       (67,385)
  Other...............................         14,772         13,559         (4,051)        25,651         45,284
                                        -------------  -------------  -------------  -------------  -------------
                                               37,973         58,815         41,630         97,606         37,349
                                        -------------  -------------  -------------  -------------  -------------
NET LOSS..............................  $  (3,260,367) $  (3,492,702) $  (4,085,447) $  (1,885,465) $  (3,432,073)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Net loss per common and equivalent
  share...............................  $       (6.62) $       (7.06) $       (8.24) $       (3.80) $       (6.80)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Weighted average common and equivalent
  shares outstanding..................        492,388        494,935        495,879        495,879        504,358
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Unaudited pro forma data (Note 2):
  Pro forma net loss per common and
    equivalent share..................                                $       (0.44)                $       (0.40)
                                                                      -------------                 -------------
                                                                      -------------                 -------------
  Shares used in computing pro-forma
    net loss per common and equivalent
    share.............................                                    9,248,091                     8,615,421
                                                                      -------------                 -------------
                                                                      -------------                 -------------


    The accompanying notes are an integral part of the financial statements.

                              FAXSAV INCORPORATED
                            STATEMENTS OF CASH FLOWS

                                                                 FOR THE YEARS ENDED
                                                                    DECEMBER 31,
                                                        -------------------------------------
                                                           1993         1994         1995
                                                        -----------  -----------  -----------  FOR THE SIX MONTHS ENDED
                                                                                                       JUNE 30,
                                                                                               ------------------------
                                                                                                  1995
                                                                                               -----------     1996
                                                                                               (UNAUDITED)  -----------
                                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................  $(3,260,367) $(3,492,702) $(4,085,447) $(1,885,465) $(3,432,073)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization expense.............      101,662      180,532      698,236      261,247      586,848
    Interest to be paid in Series D preferred stock...        4,809           --           --           --           --
    Provision for doubtful accounts...................       32,524       38,721      194,720      145,337      156,300
    Provision for unrecoverable equipment.............           --       61,559      230,416       68,236      150,000
    Gain on sale of property and equipment............         (412)          --           --           --           --
  Changes in assets and liabilities:
    Accounts receivable...............................     (164,631)    (681,161)  (1,440,046)    (875,721)      65,101
    Prepaid expenses and other current assets.........       91,881      (71,688)      48,363      (77,115)     (88,783)
    Other assets......................................        9,565       (6,851)     (63,584)     (39,940)     (85,731)
    Accounts payable..................................       54,372      392,289     (263,097)      (3,634)     176,597
    Accrued expenses and other liabilities............      332,291      373,110    1,171,916      511,545      258,478
                                                        -----------  -----------  -----------  -----------  -----------
      Net cash used in operating activities...........   (2,798,306)  (3,206,191)  (3,508,523)  (1,895,510)  (2,213,263)
                                                        -----------  -----------  -----------  -----------  -----------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Purchase of property and equipment..................     (247,847)    (727,288)  (1,267,219)    (769,276)    (875,703)
  Proceeds from sale of equipment.....................        4,245           --           --           --           --
                                                        -----------  -----------  -----------  -----------  -----------
      Net cash used in investing activities...........     (243,602)    (727,288)  (1,267,219)    (769,276)    (875,703)
                                                        -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments made under capital lease
    obligation........................................           --      (15,000)    (135,343)     (11,279)    (101,309)
  Borrowings under line of credit.....................           --           --    1,000,000           --      665,786
  Repayments under line of credit.....................           --           --           --           --   (1,000,000)
  Proceeds from issuance of notes payable with
    warrants..........................................      321,085           --           --           --           --
  Proceeds from issuance of preferred stock, net......           --    4,121,223    4,151,863    4,151,863    7,924,656
  Proceeds from issuance of common stock and exercise
    of stock options..................................        1,905        2,584           --           --           --
  Treasury stock acquired--preferred..................           --           --           --           --   (2,163,878)
                                                        -----------  -----------  -----------  -----------  -----------
      Net cash provided by financing activities.......      322,990    4,108,807    5,016,520    4,140,584    5,325,255
                                                        -----------  -----------  -----------  -----------  -----------
NET (DECREASE) INCREASE IN CASH.......................   (2,718,918)     175,328      240,778    1,475,798    2,236,289
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD......    2,855,182      136,264      311,592      311,592      552,370
                                                        -----------  -----------  -----------  -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD............  $   136,264  $   311,592  $   552,370  $ 1,787,390  $ 2,788,659
                                                        -----------  -----------  -----------  -----------  -----------
                                                        -----------  -----------  -----------  -----------  -----------
SUPPLEMENTAL DISCLOSURE:
  Cash paid for interest..............................  $     3,090  $     2,461  $    41,685  $     1,322  $    62,663
                                                        -----------  -----------  -----------  -----------  -----------
                                                        -----------  -----------  -----------  -----------  -----------
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Equipment acquired under capital lease..............  $        --  $    60,000  $   569,178  $        --  $   306,072
                                                        -----------  -----------  -----------  -----------  -----------
                                                        -----------  -----------  -----------  -----------  -----------
  Conversion of bridge financing......................  $        --  $   325,894  $        --  $        --  $        --
                                                        -----------  -----------  -----------  -----------  -----------
                                                        -----------  -----------  -----------  -----------  -----------
  Issuance of common stock under option pursuant to
    severance agreement...............................  $        --  $        --  $        --  $        --  $    42,091
                                                        -----------  -----------  -----------  -----------  -----------
                                                        -----------  -----------  -----------  -----------  -----------

    The accompanying notes are an integral part of the financial statements.

                              FAXSAV INCORPORATED
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
            FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
               FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)

                                            CONVERTIBLE
                                          PREFERRED STOCK          COMMON STOCK       ADDITIONAL
                                       ----------------------  --------------------    PAID-IN      ACCUMULATED    TREASURY
                                         SHARES      AMOUNT     SHARES     AMOUNT      CAPITAL        DEFICIT        STOCK
                                       -----------  ---------  ---------  ---------  ------------  -------------  -----------
Balance at December 31, 1992.........   13,246,128  $  13,246    322,366  $   3,224  $  9,646,558  $  (6,740,938)  $     (15)
Issuance of common stock.............                                370          4           329
Exercise of stock options............                              1,747         17         1,555
Net loss.............................                                                                 (3,260,367)
                                       -----------  ---------  ---------  ---------  ------------  -------------  -----------
Balance at December 31, 1993.........   13,246,128     13,246    324,483      3,245     9,648,442    (10,001,305)        (15)
Conversion of bridge financing.......    1,880,529      1,881                             324,013
Issuance of Series D preferred
  stock..............................   17,311,021     17,311                           2,982,689
Issuance of Series D preferred
  stock..............................    7,241,343      7,241                           1,247,685
Exercise of stock options............                              2,870         29         2,555
Expense in connection with stock
  issuances..........................                                                    (133,703)
Net loss.............................                                                                 (3,492,702)
                                       -----------  ---------  ---------  ---------  ------------  -------------  -----------
Balance at December 31, 1994.........   39,679,021     39,679    327,353      3,274    14,071,681    (13,494,007)        (15)
Issuance of Series E preferred
  stock..............................   19,090,900     19,091                           4,180,828
Expense in connection with stock
  issuance...........................                                                     (48,056)
Net loss.............................                                                                 (4,085,447)
                                       -----------  ---------  ---------  ---------  ------------  -------------  -----------
Balance at December 31, 1995.........   58,769,921     58,770    327,353      3,274    18,204,453    (17,579,454)        (15)
Issuance of Series F preferred stock
  (unaudited)........................   19,999,988     20,000                           7,979,998
Exercise of stock options
  (unaudited)........................                             51,156        512        41,579
Treasury stock acquired--Series D
  preferred stock (unaudited)........   (8,655,510)                                    (2,155,222)                    (8,656)
Expense in connection with stock
  issuance (unaudited)...............                                                     (75,342)
Net loss (unaudited).................                                                                 (3,432,073)
                                       -----------  ---------  ---------  ---------  ------------  -------------  -----------
Balance at June 30, 1996
  (unaudited)........................   70,114,399     78,770    378,509      3,786    23,995,466    (21,011,527)     (8,671)
Pro forma adjustments (unaudited)....  (70,114,399)   (78,770) 7,790,489     77,905        (7,791)                     8,656
                                       -----------  ---------  ---------  ---------  ------------  -------------  -----------
Pro forma balance, June 30, 1996
  (unaudited)........................           --  $      --  8,168,998  $  81,691  $ 23,987,675  $ (21,011,527)  $     (15)
                                       -----------  ---------  ---------  ---------  ------------  -------------  -----------
                                       -----------  ---------  ---------  ---------  ------------  -------------  -----------


                                          TOTAL
                                       -----------
Balance at December 31, 1992.........  $ 2,922,075
Issuance of common stock.............          333
Exercise of stock options............        1,572
Net loss.............................   (3,260,367)
                                       -----------
Balance at December 31, 1993.........     (336,387)
Conversion of bridge financing.......      325,894
Issuance of Series D preferred
  stock..............................    3,000,000
Issuance of Series D preferred
  stock..............................    1,254,926
Exercise of stock options............        2,584
Expense in connection with stock
  issuances..........................     (133,703)
Net loss.............................   (3,492,702)
                                       -----------
Balance at December 31, 1994.........      620,612
Issuance of Series E preferred
  stock..............................    4,199,919
Expense in connection with stock
  issuance...........................      (48,056)
Net loss.............................   (4,085,447)
                                       -----------
Balance at December 31, 1995.........      687,028
Issuance of Series F preferred stock
  (unaudited)........................    7,999,998
Exercise of stock options
  (unaudited)........................       42,091
Treasury stock acquired--Series D
  preferred stock (unaudited)........   (2,163,878)
Expense in connection with stock
  issuance (unaudited)...............      (75,342)
Net loss (unaudited).................   (3,432,073)
                                       -----------
Balance at June 30, 1996
  (unaudited)........................    3,057,824
Pro forma adjustments (unaudited)....
                                       -----------
Pro forma balance, June 30, 1996
  (unaudited)........................  $ 3,057,824
                                       -----------
                                       -----------

    The accompanying notes are an integral part of the financial statements.

                              FAXSAV INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1.  ORGANIZATION AND NATURE OF OPERATIONS:
    FaxSav Incorporated, formerly known as Digitran Corporation (the "Company"), was formed in November 1989 to engage in the sale of customized facsimile transmission services. In February 1996, the Company changed its name to FaxSav Incorporated.

    The Company designs, develops and markets a variety of business-to-business facsimile transmission services, including fax-to-fax, desktop to fax, enhanced fax and broadcast fax services. Through the use of its integrated Internet-based and telephony-based network and its proprietary software, the Company enables its customers to send documents and images to fax machines world wide. In early 1996, the Company began to deploy a global Internet-based network of nodes that enable it to bypass the long distance carriers' networks when sending faxes to or from international areas serviced by these nodes. Most of the Company's revenues to date have been derived from delivering facsimile transmissions to locations outside the United States from customers located throughout the United States. The Company operates in one business segment.


    The Company is subject to risks common to rapidly growing technology-based companies, including limited operating history, dependence on key personnel, raising equity capital, rapid technological change, competition from substitute products and larger companies, and the successful development and marketing of commercial products and services. The Company requires additional equity capital or financing in the near term to carry out its planned network expansion and to fund anticipated operating losses. In the event the offering contemplated by this Prospectus is not completed, without such additional capital, management believes that the Company's current sources of liquidity are sufficient for it to continue operations through September 30, 1997 after limiting its network expansion and significantly reducing operating expenses to a level that enables the Company to continue serving primarily existing customers. The reduction in operating expenses would include halting research and development activities and substantially reducing sales and marketing expenditures.


    Fax boards used in the Company's telecommunication network are supplied by one vendor on a non-exclusive basis. Other components of the Company's operating network are supplied by a limited number of vendors, also on a non-exclusive basis. Management believes that other suppliers could be identified to provide this equipment at a competitive price if these suppliers were unable or unwilling to provide such equipment.

    Operation of the Company's network to date has been dependent upon long distance telecommunication companies transmitting information for the Company. The Company has typically utilized only a limited number of these providers to generate volume discounts. The Company's business strategy is also dependent upon providing this service at the lowest possible cost which is greatly affected by the cost of long distance transmission service. Management believes that its long-distance transmissions could be made at competitive rates with any number of companies providing long distance service.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    A.  REVENUE RECOGNITION AND COST OF SERVICE:

    The Company recognizes revenue as services are provided to customers and records the related cost of service as incurred. Cost of service consists of local access charges, leased network backbone circuit costs and long distance domestic and international termination charges.

    B.  ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                              FAXSAV INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Significant estimates made by management and included in the financial statements are the allowance for bad debts, valuation allowance for deferred tax assets, provision for FAXSAV CONNECTORS and accrual for legal defense.

    C.  INTERIM FINANCIAL INFORMATION (UNAUDITED):


    The financial statements as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 are unaudited. In the opinion of management of the Company, such unaudited financial statements include all adjustments necessary, which include only normal recurring items, to present fairly the information set forth therein. Results for the interim periods are not necessarily indicative of the results for any other interim period or the full year.


    D.  UNAUDITED PRO FORMA INFORMATION:

    All of the Company's convertible preferred stock outstanding as of the closing date of an initial public offering will be converted into shares of the Company's common stock at the consent of the holders of the preferred stock. A pro forma balance sheet as of June 30, 1996 would reflect the conversion of all outstanding preferred stock into 7,790,489 (unaudited) shares of common stock with a par value of $0.01, assuming a reverse stock split for common shares of one-for-nine shares.

    E.  NET LOSS PER COMMON AND EQUIVALENT SHARE:

    Net loss per common and equivalent share is computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options, warrants and preferred stock (except as required by SAB 83 referred to below) are excluded from the computation as the effect is anti-dilutive. Historical earnings per share data do not assume the conversion of the preferred stock into common stock described above which would materially change the Company's capitalization. Fully diluted loss per share is not presented as it would not materially differ from the primary loss per share data.

    F.  PRO FORMA NET LOSS PER COMMON AND EQUIVALENT SHARE:

    Pro forma net loss per common and equivalent share is based on the weighted average number of shares outstanding during the periods presented, including the effect of a reverse stock split for common shares of one-for-nine shares to take effect prior to the effective date of this registration statement and conversion of all outstanding preferred stock into 7,790,489 shares of common stock (see
Note 14). Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB 83"), all shares, options and warrants issued during the twelve months immediately preceding the initial public offering were treated as if they had been outstanding for all periods, using the treasury stock method and assuming a per share price of $11.00, the proposed initial public offering price. Common stock equivalents (i.e., convertible preferred stock and certain stock options and warrants) issued in earlier periods have not been included since the effect would be antidilutive.

    G.  PROPERTY AND EQUIPMENT:

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation of furniture and equipment, except enhanced fax equipment, is calculated using the straight-line method over their estimated useful lives of five years. Enhanced fax equipment is included in equipment and is depreciated over its estimated life of 30 months. Leasehold improvements are amortized using the straight-line method over the lesser of the lease term or the estimated useful life of the related asset. Repairs

                              FAXSAV INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) and maintenance costs are expensed as incurred; major renewals and betterments are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss on the disposition is reflected in current operations.

    H.  CASH FLOWS:

    For purposes of the statement of cash flows, the Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.

    I.  INCOME TAXES:

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "ACCOUNTING FOR INCOME TAXES". This statement provides an asset and liability approach for deferred taxes that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

    J.  CONCENTRATION OF CREDIT RISK:

    Statement of Financial Accounting Standards No. 105, "DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATION OF CREDIT RISK," requires disclosure of any significant off-balance-sheet and credit risk concentrations. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. From time to time, the Company had concentrations of cash in several banks in the form of demand deposits and money market accounts. The Company believes that concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company's customer base.

    K.  FINANCIAL INSTRUMENTS:

    The estimated fair value of the Company's financial instruments, which include cash, cash equivalents, accounts receivable, obligations under capital lease and amounts outstanding under line of credit, approximates their carrying value.

    The fair value of cash, cash equivalents and accounts receivable approximates their carrying value because their maturity is generally less than one year in duration. The fair value of obligations under capital lease and amounts outstanding under the line of credit was determined using valuation techniques that considered cash flow discounted at current rates.

    L.  IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS:

    For the year ended December 31, 1996, the Company will adopt Statement of Financial Accounting Standards No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF". This standard establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of.


    The Company will adopt the disclosure provisions of Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK BASED COMPENSATION" for the year ending December 31, 1996. Such provisions of this standard will require the Company to disclose the fair value of options granted in 1995 and thereafter and the pro forma effects on net loss and net loss per share for the fair value of options granted. There will be no impact on the Company's results of operations, financial position or liquidity.


    Management does not expect the adoption of these standards to have a material effect on the Company's financial position or results of operations.

                              FAXSAV INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    M.  LEGAL DEFENSE:

    The Company accrues the estimated future cost of defending itself against lawsuits or other claims when management has determined, in consultation with its legal counsel, that these matters are probable of assertion against the Company.

    N.  UNRECOVERABLE EQUIPMENT:

    The Company provides for the estimated book value of FAXSAV CONNECTORS held by former or inactive customers that are considered unrecoverable. It is reasonably possible that the Company's estimate of the book value of unrecoverable equipment would change in the near future due to increases in the number of former or inactive customers.

3.  PROPERTY AND EQUIPMENT:
    Property and equipment, net is comprised of the following:

                                                                       DECEMBER 31,
                                                                --------------------------    JUNE 30,
                                                                    1994          1995          1996
                                                                ------------  ------------  ------------
                                                                                            (UNAUDITED)
Equipment.....................................................  $  1,128,428  $  2,725,245  $  3,852,897
Computer software.............................................       108,370       126,250       174,724
Furniture and fixtures........................................        17,182        38,962        44,611
Leasehold improvements........................................        57,153       127,506       127,506
                                                                ------------  ------------  ------------
                                                                   1,311,133     3,017,963     4,199,738
Less, accumulated depreciation and amortization...............       329,238       982,184     1,538,060
                                                                ------------  ------------  ------------
                                                                $    981,895  $  2,035,779  $  2,661,678
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

    Certain equipment under capital leases of approximately $60,000, $629,178 and $935,250 (unaudited) at December 31, 1994, 1995 and June 30, 1996, respectively, are included in equipment. At December 31, 1994, 1995 and June 30, 1996, accumulated amortization on equipment under capital leases approximated $2,000, $63,092 and $136,653 (unaudited), respectively. Depreciation and amortization expense for the years ended December 31, 1993, 1994, 1995 and for the six months ended June 30, 1996 amounted to $85,531, $164,908, $666,844 and $555,876 (unaudited).

4.  ACCRUED EXPENSES AND OTHER LIABILITIES:
    Accrued expenses and other liabilities is comprised of the following:

                                                                       DECEMBER 31,
                                                                --------------------------    JUNE 30,
                                                                    1994          1995          1996
                                                                ------------  ------------  ------------
                                                                                            (UNAUDITED)

Provision for FAXSAV CONNECTORS...............................  $     61,559  $    291,975  $    441,975
Accrual for legal defense.....................................            --       400,000       395,000
Accrued carrier charges.......................................       851,909     1,253,820     1,508,979
Accrued salaries, bonuses and commissions.....................       118,000       180,219       140,498
Other.........................................................       227,508       535,294       541,243
                                                                ------------  ------------  ------------
                                                                $  1,258,976  $  2,661,308  $  3,027,695
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

                              FAXSAV INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

5.  NOTES PAYABLE:
    In October and November 1993, the preferred stockholders were issued promissory notes for cash, due and payable on December 31, 1993, bearing interest at 8% per annum, for an aggregate amount of $321,085 with warrants for an equivalent number of Series C Preferred Stock for which no value was ascribed. Coincident with the investment in January 1994 by Telstra (See Note
13), the promissory notes and the accrued interest thereon were converted to 1,880,529 shares of Series D Preferred Stock.

6.  COMMITMENTS:

    TELECOMMUNICATIONS LINES

    The Company has committed to minimum monthly usage levels with certain telecommunications carriers. The commitments require minimum monthly payments up to $400,000, exclusive of usage discounts, through October 1996, $150,000 through December 1996 and $200,000 a month thereafter through July 1998. The Company also leases space under co-locate agreements for certain of its telecommunications equipment.

    LEASES

    Total rent expense for office facilities for the years ended December 31, 1993, 1994, 1995 and for the six months ended June 30, 1996 amounted to $171,410, $185,829, $147,516 and $86,727 (unaudited), respectively.

    The Company leases certain computer equipment pursuant to operating leases which expire through 2000. Rent expense related to these leases for the years ended December 31, 1993, 1994, 1995 and for the six months ended June 30, 1996 amounted to $319,865, $321,474, $247,167 and $96,052 (unaudited), respectively.

    The Company acquired equipment for $60,000, $569,178 and $306,072 (unaudited) under capital lease obligations during the years ended December 31, 1994, 1995 and during the six months ended June 30, 1996, respectively. Interest paid for capital lease obligations during the year ended December 31, 1995 and the six months ended June 30, 1996 was $20,796 and $27,637, respectively.

    In February 1995, the Company entered into a Master Equipment Lease ("Master Lease") which provides for the leasing of certain equipment up to $500,000 through December 1995. In February 1996, the Company extended the term of the Master Lease through December 31, 1996 and increased the equipment lease line limit to $1 million. As of December 31, 1995 and June 30, 1996, $486,202 and $616,385, respectively, was outstanding under the equipment lease line.

                              FAXSAV INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

6.  COMMITMENTS: (CONTINUED)
    The Company was obligated under these agreements to make the following payments:

                                                         DECEMBER 31, 1995          JUNE 30, 1996
                                                       ----------------------  ------------------------
                                                       OPERATING    CAPITAL     OPERATING     CAPITAL
                                                         LEASES      LEASES      LEASES       LEASES
                                                       ----------  ----------  -----------  -----------
                                                                               (UNAUDITED)  (UNAUDITED)

1996.................................................  $  131,775  $  197,694   $  73,597    $ 150,681
1997.................................................      81,120     191,067     100,891      301,362
1998.................................................      36,504     171,516      38,260      313,143
1999.................................................       6,895          --      25,567       27,162
Thereafter...........................................          --          --       6,224           --
                                                       ----------  ----------  -----------  -----------
Total minimum lease payments.........................  $  256,294     560,277   $ 244,539      792,348
                                                       ----------              -----------
                                                       ----------              -----------
Less, amount representing interest...................                  81,442                  108,750
Less, current principal maturities of obligation
  under capital lease................................                 152,593                  238,658
                                                                   ----------               -----------
Long-term lease obligation...........................              $  326,242                $ 444,940
                                                                   ----------               -----------
                                                                   ----------               -----------

7.  CAPITAL STOCK AND WARRANTS (SEE ALSO NOTES 13 AND 14):

    PREFERRED STOCK

    As of June 30, 1996, the Company is authorized to issue 1,400,000 shares of Series A Preferred Stock, 4,000,000 shares of Series B Preferred Stock, 8,700,000 shares of Series C Preferred stock, 26,600,000 shares of Series D Preferred Stock, 19,500,000 shares of Series E Preferred Stock and 20,000,000 (unaudited) shares of Series F Preferred Stock (collectively, the Preferred Stock). Holders of the Preferred Stock are entitled to dividends at the rate of $0.075 per share for Series A, $0.10 per share for Series B, $0.06 per share for Series C, $0.01733 per share for Series D, $0.022 per share for Series E and $0.04 (unaudited) per share for Series F when and if declared by the Company's Board of Directors. Such dividends are not cumulative. Holders of the Series A, B, C, D, E and F Preferred Stock are entitled to a liquidation preference per share of $0.75, $1.00, $0.60, $0.1733, $0.22 and $0.40 (unaudited), respectively. Each share of Series A, B, C, D, E and F Preferred Stock may be converted into common stock of the Company as determined by dividing the original issue price of the preferred stock by the conversion price, as defined, and subject to certain adjustments. These preferred shares are subject to automatic conversion upon the earlier of (a) an initial public offering at a price greater than $3.00 per share or (b) the consent of a majority of the then outstanding shares of Preferred Stock. No dividends have been declared on the Preferred Stock to date.

    During 1991, the Company issued 400,000 shares of Series A Preferred Stock, 3,066,600 shares of Series B Preferred Stock and 182,483 shares of common stock at an aggregate purchase price of $300,000, $3,068,384 and $162,198, respectively. Costs incurred in connection with the issuance of the Series B Preferred Stock amounted to $23,202.

    During 1992, the Company issued 8,329,528 shares of Series C Preferred Stock at an aggregate purchase price of $4,997,716. Costs incurred in connection with the issuance of the Series C Preferred Stock amounted to $43,810.

    In January 1994, the Company issued 17,311,021 shares of Series D Preferred Stock to Telstra Incorporated ("Telstra") for an aggregate purchase price of $3,000,000 and 1,880,529 shares of Series D Preferred Stock to certain preferred stockholders upon conversion of the Company's promissory notes (and accrued interest thereon) which were due and payable on December 31, 1993.

                              FAXSAV INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

7.  CAPITAL STOCK AND WARRANTS (SEE ALSO NOTES 13 AND 14): (CONTINUED)
    In November 1994, the Company issued 7,241,343 shares of Series D Preferred Stock for an aggregate purchase price of $1,254,926. The shares were issued to certain existing preferred stockholders in several separate transactions. Costs incurred in connection with the issuance of the Series D Preferred Stock amounted to $133,703.

    In January 1995, the Company issued 19,090,900 shares of Series E Preferred Stock for an aggregate purchase price of $4,199,919. The shares were issued to certain existing as well as new investors. Costs incurred in connection with the issuance of the Series E Preferred Stock amounted to $48,056.

    In February and March 1996, the Company issued 19,999,988 (unaudited) shares of Series F Preferred Stock for an aggregate purchase price of $7,999,998 (unaudited) to certain existing as well as other new investors in the Company. The Company repurchased 8,655,510 (unaudited) shares of Series D Preferred Stock held by Telstra for $0.25 (unaudited) per share for a total of $2,163,878 (unaudited) on March 18, 1996 from the aforementioned proceeds and will use the remaining funds for working capital purposes. Costs incurred in connection with the issuance of the Series F Preferred Stock amounted to $75,342 (unaudited).

                              FAXSAV INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

7. CAPITAL STOCK AND WARRANTS (SEE ALSO NOTES 13 AND 14): (CONTINUED) Preferred stock is comprised of the following:

                                                        DECEMBER 31,
                                      ------------------------------------------------
                                               1994                     1995                  JUNE 30, 1996
                                      -----------------------  -----------------------  -------------------------
                                         SHARES      AMOUNT       SHARES      AMOUNT       SHARES       AMOUNT
                                      ------------  ---------  ------------  ---------  ------------  -----------
                                                                                        (UNAUDITED)   (UNAUDITED)
Series A Convertible
  Preferred Stock, $.001 par value;
    preference in liquidation of
    $.75 per share, $1,050,000 in
    the aggregate...................     1,400,000  $   1,400     1,400,000  $   1,400     1,400,000   $   1,400
Series B Convertible
  Preferred Stock, $.001 par value;
    preference in liquidation of
    $1.00 per share, $3,516,600 in
    the aggregate...................     3,516,600      3,516     3,516,600      3,516     3,516,600       3,516
Series C Convertible
  Preferred Stock, $.001 par value;
    preference in liquidation of
    $.60 per share, $4,997,717 in
    the aggregate...................     8,329,528      8,330     8,329,528      8,330     8,329,528       8,330
Series D Convertible
  Preferred Stock, $.001 par value;
    preference in liquidation of
    $.1733 per share, $3,080,820....    26,432,893     26,433    26,432,893     26,433    26,432,893      26,433
Series E Convertible
  Preferred Stock, $.001 par value;
    preference in liquidation of
    $.22 per share, $4,199,998 in
    the aggregate...................            --         --    19,090,900     19,091    19,090,900      19,091
Series F Convertible
  Preferred Stock, $.001 par value;
    preference in liquidation of
    $.40 per share, $14,999,993 in
    the aggregate (unaudited)                   --         --            --         --    19,999,988      20,000
Treasury stock at cost:
  Series D Convertible Preferred
    Stock (unaudited)                           --         --            --         --    (8,655,510)         --
                                      ------------  ---------  ------------  ---------  ------------  -----------
Total...............................    39,679,021  $  39,679    58,769,921  $  58,770    70,114,399   $  78,770
                                      ------------  ---------  ------------  ---------  ------------  -----------
                                      ------------  ---------  ------------  ---------  ------------  -----------

                              FAXSAV INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

7.  CAPITAL STOCK AND WARRANTS (SEE ALSO NOTES 13 AND 14): (CONTINUED)
    WARRANTS

    The Company initially granted warrants to purchase 78,200 shares of Series B Preferred Stock to a firm that had provided the Company with equipment pursuant to a lease agreement. These warrants expire ten years from the date of grant and have an exercise price of $1.00 per share. On October 28, 1993, the Company granted additional warrants, which expire ten years from the date of grant, to this firm to purchase 87,570 shares of Series D Preferred Shares at a price of $0.1733 per share in consideration of the deferral of all payments under the lease agreement in excess of $5,000 per month through January 31, 1994.

    On July 8, 1993, the Company agreed to grant warrants to purchase 5,556 shares of common stock to another firm providing equipment to the Company under a Master Lease Agreement. The exercise price is $5.40 per share and the warrants expire ten years from the date of grant. On May 5, 1994, the Company granted additional warrants, which expire ten years from the date of grant, to purchase 9,889 shares of common stock at $1.80 per share to this firm in connection with an increase in the equipment covered by the Master Lease Agreement.

    During October and November 1993, warrants were issued to preferred stockholders to acquire 321,086 shares of Series C Preferred Stock in connection with the issuance of promissory notes for cash by the Company. The exercise price is $0.60 per share and the warrants expire ten years from the date of grant.

    On July 7, 1995, the Company granted warrants to purchase 28,889 shares of common stock to a bank in connection with the issuance of the working capital line of credit. The exercise price is $1.98 per share and the warrants expire five years from the date of grant.


    The number and purchase price of the shares may be adjusted by the occurrence of certain events, as defined in the warrant agreements. Upon the conversion of the preferred stock into common stock as described in Note 14, each warrant to acquire shares of preferred stock will be adjusted for the conversion of preferred stock into common stock. Management of the Company has determined that the value of the warrants issued in connection with the above referenced leasing arrangements and credit agreements was DE MINIMIS (an aggregate value of approximately $30,000 for all warrants granted between 1993 and 1995) when the exercise price of the warrant is considered in relation to the estimated fair value of the Company's common stock and preferred stock and, accordingly, no value has been ascribed to such warrants. Such value would have been recorded as a deferred financing cost and amortized over the life of the underlying borrowing facility.


8.  STOCK OPTIONS (SEE ALSO NOTE 14):

    The Company has a stock option plan which, as amended, authorizes up to 12,000,000 shares of common stock to be issued. Under the stock option plan, the Company may grant incentive stock options or nonqualified stock options. The option exercise price of stock options may not be less than 85% of the fair value of a share of common stock on the date of the option grant. The excess, if any, of the fair value of underlying common stock over the exercise price of the option is charged to compensation expense over the vesting period of the option. The shares issuable upon the exercise of incentive stock options, and any nonqualified options granted to employees, generally vest 20% upon completion by the optionee of one year of service and the remaining 80% over 48 equal monthly installments thereafter based on continued service. The shares issuable upon the exercise of nonqualified options except for those granted to employees as noted above, vest over two years from the date of grant.


    Effective October 1, 1993, the Company was authorized to grant options to purchase up to 411,111 shares of common stock to certain employees under a key employee retention program. On October 1, 1993, the Company granted options to purchase 139,778 shares of common stock at $0.90 per share to employees

                              FAXSAV INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

8. STOCK OPTIONS (SEE ALSO NOTE 14): (CONTINUED) who elected to participate in the program. Coincident with the January 1994 sale of stock, employees in the program were granted options to purchase an additional 135,667 shares of common stock at $0.90 per share. The aforementioned options vested on October 31, 1994 unless the employee was no longer with the Company. The balance of available shares (172,060 as of December 31, 1994), including forfeitures, were to be granted upon a sale or merger of the Company. In March 1995, the Company granted the remaining options available to the eligible employees and granted other options to certain key executives.

    Stock option transactions under the plan are as follows:

                                                                            INCENTIVE                  OPTION
                                                              NONQUALIFIED    STOCK     AVAILABLE       PRICE
                                                                OPTIONS      OPTIONS    FOR GRANT     PER SHARE
                                                              ------------  ---------  -----------  -------------
December 31, 1992...........................................       15,000     157,661       25,082   $0.72-0.90
  Available for Grant.......................................                               411,111
  Granted...................................................       12,136     162,975     (175,111)     0.90
  Exercised.................................................       (1,458)       (289)          --      0.90
  Canceled..................................................       (2,431)    (20,128)      22,558    0.72-0.90
                                                              ------------  ---------  -----------
December 31, 1993...........................................       23,247     300,219      283,640    0.72-0.90
  Available for Grant.......................................                               188,889
  Granted...................................................       23,878     184,566     (208,444)     0.90
  Exercised.................................................       (2,778)        (93)          --      0.90
  Canceled..................................................                  (43,989)      43,989      0.90
                                                              ------------  ---------  -----------
December 31, 1994...........................................       44,347     440,703      308,074    0.72-0.90
  Available for Grant.......................................                               455,556
  Granted...................................................      320,430     290,360     (610,790)  0.225-0.90
  Exercised.................................................           --          --           --       --
  Canceled..................................................           --     (28,955)      28,955   0.225-0.90
                                                              ------------  ---------  -----------
December 31, 1995...........................................      364,777     702,108      181,795   0.225-0.90
  Available for Grant--(unaudited)..........................                                72,224
  Granted--(unaudited)......................................      111,112     111,778     (222,890)   0.90-3.60
  Exercised--(unaudited)....................................           --     (51,156)          --   0.225-0.90
  Canceled--(unaudited).....................................           --          --           --       --
                                                              ------------  ---------  -----------
June 30, 1996--(unaudited)..................................      475,889     762,730       31,129   0.225-3.60
                                                              ------------  ---------  -----------
                                                              ------------  ---------  -----------

    At  December 31, 1994, 1995 and June  30, 1996, options for 328,869, 404,833 and 508,747 (unaudited) shares, respectively, were vested and exercisable. Nonqualified options to acquire 367,556 common shares were granted to employees.

9.  LINE OF CREDIT:
    In July 1995, the Company entered into a Credit Agreement (Agreement) with a bank (the Bank). As of December 31, 1995, this Agreement, as amended, comprises a $1,000,000 working capital line of credit which includes a $500,000 sublimit for the issuance of letters of credit. The Agreement provides for certain restrictions and covenants, including the payment of dividends on the Company's common stock and incurring additional indebtedness. As of December 31, 1995, the Company was in default of certain financial covenants, which included requirements with respect to liquidity, net worth, leverage and profitability; however, the Bank waived these defaults. In connection with the Agreement, the Company issued warrants (see Note 8) to the Bank.

                              FAXSAV INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

9.  LINE OF CREDIT: (CONTINUED)

    In April 1996, the Company accepted a revised commitment which renewed the $1,000,000 working capital line of credit and extended a $750,000 equipment line of credit (collectively referred to as line of credit). Under the revised Agreement, the working capital line of credit expires in April 1997. Any amounts borrowed under the equipment line of credit are payable in monthly installments over a three-year period commencing in October 1996. The revised Agreement contains the same basic covenants as discussed above. As of June 30, 1996, the Company was in default of certain financial covenants contained in the revised Agreement; however, the Bank waived these defaults and revised the covenants for the period July 31, 1996 until December 31, 1996. The revised agreement limits the total amount outstanding under the line of credit to $1 million until the Company raises additional equity. In addition, the Credit Facility, as amended, contains a covenant that the anticipated public offering of securities must occur or the Company must raise an additional $3 million in equity on or before October 15, 1996.


    At  December 31, 1995 and June 30, 1996, $1,000,000 and $500,000 (unaudited)
were outstanding under the working capital line of credit. At June 30, 1996, $165,796 (unaudited) was outstanding under the equipment line of credit. The amounts outstanding under the facilities approximates its fair value due to the short-term nature of the obligations. Interest on advances, if any, are at the Bank's prime rate plus an applicable margin, as defined in the credit agreement, which resulted in a borrowing rate of 10.5% and 8.75% at December 31, 1995 and June 30, 1996, respectively.

10. INCOME TAXES:

    Inasmuch as the Company continues to incur operating losses and currently pays no income taxes, no provision or benefit for income taxes has been recorded.

    The income tax benefit at the United States federal statutory rate on the Company's operating loss, for all periods presented, has been eliminated by an increase in the valuation allowance for deferred tax assets and operating losses not recognized.

    Through December 31, 1995, the Company has generated net operating loss carryforwards for income tax purposes of approximately $16,104,000, which expire through 2010. Net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service and may be limited in the event of certain cumulative changes in the ownership interests of significant stockholders over a three-year period in excess of 50%. The Company believes it has experienced changes in ownership in excess of 50% and that these changes in ownership will affect the Company's ability to utilize its net operating loss carryforwards to offset future taxable income, if any.

    The components of the Company's deferred tax asset are as follows:

                                                                       DECEMBER 31,
                                                               ----------------------------
                                                                   1994           1995
                                                               -------------  -------------
Operating loss carryforwards.................................  $   3,842,831  $   5,225,595
Temporary differences........................................        191,068        436,498
                                                               -------------  -------------
                                                                   4,033,899      5,662,093
Less--valuation allowance....................................     (4,033,899)    (5,662,093)
                                                               -------------  -------------
                                                               $          --  $          --
                                                               -------------  -------------
                                                               -------------  -------------

                              FAXSAV INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

10. INCOME TAXES: (CONTINUED)
    In evaluating the realizability of these deferred tax assets, management has considered the market in which the Company operates, the operating losses incurred to date and the operating losses anticipated for the future, and believes that given the significance of this evidence, a full valuation allowance against its deferred tax assets is required as of December 31, 1994 and 1995.

11. 401(K) RETIREMENT PLAN:
    Effective January 1, 1993, the Company offered a 401(k) retirement plan to its employees. Employees who are at least 21 years of age may become a participant after three months of service. Contributions to the Plan are made on a pre-tax basis through payroll deductions. The Company did not make any matching contributions to the Plan during the years ended December 31, 1994, 1995 and the six months ended June 30, 1996.

12. CONTINGENCIES:
    The Company is involved in various disputes, claims or legal proceedings and may be included in future actions including infringement on intellectual property rights, related to its normal course of business. In the opinion of management, all such matters are without merit or involve amounts, if disposed of unfavorably, which would not have a material adverse effect on the financial position or results of operations of the Company.

13. TELSTRA AGREEMENTS:
    On January 18, 1994, the Company and Telstra Incorporated ("Telstra"), a wholly-owned subsidiary of Telstra Holding -Pty Limited, entered into a Preferred Stock Purchase Agreement which provided for, among other things: (a) the sale and issuance of 17,311,021 shares of Series D Preferred Stock for a purchase price of $3,000,000 ($.1733 per share); (b) the grant of an option, on a one-time basis between January 1, 1996 and December 31, 1996, to acquire 100% of the fully diluted shares of the Company's outstanding common stock not owned by Telstra; (c) Telstra's designation of two of the five numbers of the Company's Board of Directors, whose size may not be increased without Telstra's approval; (d) Telstra's prior approval on certain business decisions of the Company, including business plans, annual budgets, issuance of securities and certain indebtedness; (e) an additional equity investment through the purchase of Series D Preferred Stock at $0.1733 per share of up to $1,250,000, if required by the Company, to be made by the current Preferred Stockholders (exclusive of Telstra) on a pro rata basis no later than January 31, 1995; and
(f) under the terms of an amended stockholders agreement, the holders of a majority of the Registerable Securities, as defined, may request, after May 1, 1994, that the Company file a registration statement under the Securities Act of 1933.

    The proceeds from the issuance of the shares to Telstra were used for working capital and capital expenditures for the purpose of sustaining or expanding the Company's market share. Costs incurred in connection with the issuance of the Series D Preferred Stock amounted to approximately $134,000.

    On February 1, 1994, the Company and Telstra entered into a Service Agreement whereby the Company will provide management, technical and other services in support of Telstra's "WorldFax" service in the U.S. for a period of 18 months. In consideration for these services, Telstra paid the Company total consideration of $750,000. The Company received $309,375 and $440,625 in 1994 and 1995, respectively, in accordance with the Service Agreement which has been included as other revenue to offset operating expenses incurred in the accompanying statements of operations.

    On October 31, 1994, the Preferred Stock Purchase Agreement referred to above was amended in connection with the Company's intent to raise additional equity funds. The amended agreement provided for, among other things: (a) termination of Telstra's option to acquire 100% of the fully diluted shares of the

                              FAXSAV INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

13. TELSTRA AGREEMENTS: (CONTINUED)
Company's common stock; (b) an increase in the size of the Company's Board of Directors to six members upon the closing of additional equity financing of $2 million; (c) Telstra to designate one of the five original members of the Company's Board of Directors if Telstra's ownership were to fall below 20%, subject to adjustments with the approval of Telstra; and (d) if the Company completes an initial public offering of its common stock, it will no longer be subject to certain covenants and agreements with Telstra and Telstra will relinquish approval of the Company's business decisions.

    In December 1995, the Company and Telstra entered into a Stock Option Agreement which provided for, among other things, an option for the Company to purchase from Telstra, 8,655,510 shares of Series D Preferred Stock at an exercise price of $0.25 per share. Upon exercise of the option Telstra could designate one of the six members of the Company's Board of Directors until the earlier of (a) Telstra's equity ownership in the Company falls below 5% on a fully diluted basis or (b) an initial public offering of the Company's common stock, at which time they will no longer have Board representation.

    In March 1996, the Company exercised its option to acquire 8,655,510 (unaudited) shares of Series D Preferred Stock at an aggregate purchase price of $2,163,878 (unaudited).

14. OTHER EVENTS (UNAUDITED):
    In connection with the anticipated public offering of securities, the Company is expected to file an amendment to its Fifth Amended and Restated Certificate of Incorporation which will effect a one-for-nine reverse stock split at a par value of $0.01 and change the authorized number of common shares to 40,000,000 prior to the effective date of this Registration Statement. All share and per share amounts in the financial statements have been retroactively restated to reflect the reverse stock split.

    The Company is also expected to file immediately prior to the closing of the offering its Sixth Amended and Restated Certificate of Incorporation which will change the authorized number of preferred stock. All outstanding shares of preferred stock will convert at the consent of the holders into an aggregate of 7,790,489 shares of common stock. The effect of this conversion has been presented in the accompanying balance sheets and statements of stockholders equity (deficit) on a pro forma basis as of June 30, 1996.

 [A GRAPHIC REPRESENTATION OF THE COMPANY'S PLANNED INTERNET-BASED NETWORK ON A WORLD MAP WITH SYMBOLS DEMONSTRATING THE SITES OF EXISTING AND PLANNED INTERNET
                                     NODES]


    * There can be no assurance that the planned Internet nodes will be deployed by the Company on a timely basis, or at all. See "Risk Factors -- Dependence on Network Infrastructure; No Assurance of Successful Internet -- Capable Node Deployment" in this Prospectus.

- --------------------------------------------------
                              --------------------------------------------------
- --------------------------------------------------
                              --------------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                        Page
                                                         ---
Prospectus Summary.................................           3
Risk Factors.......................................           6
Use of Proceeds....................................          14
Dividend Policy....................................          14
Dilution...........................................          15
Capitalization.....................................          16
Selected Financial Data............................          17
Management's Discussion and Analysis of Financial
  Condition and Results of Operations..............          18
Business...........................................          26
Management.........................................          39
Certain Transactions...............................          46
Principal Stockholders.............................          48
Description of Capital Stock.......................          50
Shares Eligible for Future Sale....................          53
Underwriting.......................................          55
Legal Matters......................................          56
Experts............................................          56
Additional Information.............................          56
Index to Financial Statements......................         F-1


                            ------------------------

    UNTIL               , 1996 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,200,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------
                                   PROSPECTUS
                                           , 1996
                             ---------------------

                                LEHMAN BROTHERS

                               ALEX. BROWN & SONS
                                  INCORPORATED

- --------------------------------------------------
                              --------------------------------------------------
- --------------------------------------------------
                              --------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


                                                                                   AMOUNT TO
                                                                                    BE PAID
                                                                                  ------------
SEC registration fee............................................................  $     10,469
NASD filing fee.................................................................         3,536
Nasdaq National Market listing fee..............................................        43,423
Printing and engraving..........................................................       125,000
Legal fees and expenses.........................................................       275,000
Accounting fees and expenses....................................................       200,000
Blue sky fees and expenses......................................................        15,000
Directors and officers liability insurance......................................       300,000
Transfer agent fees.............................................................         1,000
Miscellaneous...................................................................        26,572
                                                                                  ------------
    Total.......................................................................  $  1,000,000
                                                                                  ------------
                                                                                  ------------


- ---------
*   To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article IX of the Registrant's Sixth Amended and Restated Certificate of Incorporation provides for indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to Section 10 of the Underwriting Agreement contained in
Exhibit 1.1 hereto, which sets forth certain indemnification provisions. The Registrant plans to obtain liability insurance for its officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    The Registrant has sold and issued the following securities during the past three years:

    In October 1993, the Registrant issued warrants to purchase 87,570 shares of Series D Preferred Stock at an exercise price of $0.1733 per share to an equipment lessor.

    In October and November 1993, warrants expiring ten years from the date of grant were issued to certain existing preferred stockholders to acquire 321,086 shares of Series C Preferred Stock with an exercise price of $0.60 per share.

    In January 1994, the Registrant issued 19,191,550 shares of Series D Preferred Stock to 45 investors at a price of $0.1733 per share.


    In May 1994, the Registrant issued warrants to purchase 89,000 shares of Common Stock (before giving effect to the one-for-nine reverse stock split to be effected prior to the closing of this offering) at an exercise price of $0.20 to an equipment lessor.


    In November 1994, the Registrant issued 7,241,343 shares of Series D Preferred Stock to 47 investors at a price of $0.1733 per share.

    In January 1995, the Registrant issued 19,090,900 shares of Series E Preferred Stock to 45 investors at a price of $0.22 per share.

    In July 1995, the Company granted warrants to purchase 176,667 shares of Common Stock (before giving effect to the one-for-nine reverse stock split to be effected prior to the closing of this offering), exercisable for five years from the date of grant at a price of $0.22 per share, to a bank in connection with the issuance of a working capital line of credit.

    In February and March 1996, the Registrant issued 19,999,988 shares of Series F Preferred Stock to 68 investors at a price of $0.40 per share.


    In August 1996, the Company issued an aggregate of 13,431 shares of Series C Preferred Stock to six investors upon exercise of Series C Preferred Stock warrants at an exercise price of $0.60 per share.


    The Registrant from time to time has granted stock options to purchase shares of Common Stock to employees, directors and consultants. The following table sets forth certain information regarding such grants:


                                                                                         RANGE OF
                                                                           NO. OF        EXERCISE
                                                                           SHARES         PRICES
                                                                        ------------  --------------
1993 (from June 30, 1993).............................................      142,555       $0.90
1994..................................................................      208,444        0.90
1995..................................................................      610,790    0.225 - 0.90
1996 (through August 31, 1996)........................................      222,889    0.90 - 3.60


    The Registrant from time to time has issued Common Stock to employees, directors and consultants who have exercised their stock options. The following table sets forth certain information regarding such issuances


                                                                                         RANGE OF
                                                                           NO. OF        EXERCISE
                                                                           SHARES         PRICES
                                                                        ------------  --------------
1993 (from June 30, 1993).............................................           48       $0.90
1994..................................................................        2,978        0.90
1995..................................................................       --             --
1996 (through August 31, 1996)........................................       51,156    0.225 - 0.90


    The above securities were offered and sold by the Registrant in reliance upon an exemption from registration under either (i) Section 4(2) of the Securities Act as transactions not involving any public offering or (ii) Rule 701 under the Securities Act. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


 NUMBER                                                DESCRIPTION
- ---------  ----------------------------------------------------------------------------------------------------
    .1* 1  Form of Underwriting Agreement.
   3.1**   Fifth Amended and Restated Certificate of Incorporation of the Registrant.
   3.2     Form of Amendment to Fifth Amended and Restated Certificate of Incorporation of the Registrant to be
             filed prior to the consummation of the public offering.
   3.3     Form of Sixth Amended and Restated Certificate of Incorporation of the Registrant to be filed upon the consummation of the public offering.
   3.4**   By-laws of the Registrant.
   3.5     Form of Amendment to By-laws of the Registrant to be in effect upon the consummation of the public offering.
   4.1     Specimen Common Stock Certificate.

 NUMBER                                                DESCRIPTION
- ---------  ----------------------------------------------------------------------------------------------------
   4.2     See Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5 for provisions of the Certificate of Incorporation and
             Bylaws of the Registrant defining rights of holders of Common Stock of the Registrant.
   5.1*    Opinion of Brobeck, Phleger & Harrison LLP.
  10.1**   Fifth Amended and Restated Investor Rights Agreement.
  10.2     Amendment and waiver to Fifth Amended and Restated Investor Rights Agreement.
  10.3**   1990 Stock Option Plan.
  10.4     1996 Stock Option/Stock Issuance Plan.
  10.5**   Form of Officer Severance Agreement.
  10.6**   Form of Director Severance Agreement.
  10.7**   Telstra Severance Agreement.
  10.8+**  Telecommunications Services Agreement, between Wiltel, Inc. and the Registrant, dated April 4, 1994.
  10.9+**  Agreement between MCI Telecommunications Corporation and the Registrant, effective March 1, 1996.
  10.10**  Lease Agreement, dated May 28, 1992, between Metro Four Associates Limited Partnership, Thornall
             Associates and the Registrant, as extended and amended to date.
  10.11**  Credit Agreement, dated July 7, 1995, between the Company and Silicon Valley Bank, as amended to date.
  10.12**  Letter Agreement, dated November 1, 1994 between Telstra Incorporated and the Registrant.
  10.13    Form of Series C Warrant.
  10.14    Series B Preferred Stock Warrant between the Registrant and Comdisco, Inc., dated May 30, 1991.
  10.15    Series B Preferred Stock Warrant between the Registrant and Comdisco, Inc., dated September 16,
             1992.
  10.16    Series D Preferred Stock Warrant between the Registrant and Comdisco, Inc., dated October 28, 1993.
  10.17    Common Stock Warrant between LTI Ventures Leasing Corp., dated February 15, 1993.
  10.18    Common Stock Warrant between LTI Ventures Leasing Corp., dated May 5, 1994.
  10.19    Common Stock Warrant between Silicon Valley Bancshares, dated April 6, 1992.
  10.20    Common Stock Warrant between Silicon Valley Bancshares, dated July 7, 1995.
  11.1**   Statement re Computation of Per Share Earnings.
  23.1     Consent of Coopers & Lybrand L.L.P.
  23.3     Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
  24.**    Power of Attorney.
  27.**    Financial Data Schedule.


- ---------
* To be supplied by amendment.


** Previously filed.


+ Confidential treatment requested

    (b) Financial Statement Schedule

        Schedule II--Valuation of Qualifying Accounts

        Report of Independent Accountants

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in Financial Statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    (1)  That  for purposes  of  determining any  liability  under the  Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424 (b) (1) or (4), or 497
(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) That for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of Edison, State of New Jersey, on this 10th day of September, 1996.


                                          FAXSAV INCORPORATED

                                          By:        /s/ PETER S. MACALUSO

                                             -----------------------------------
                                                      Peter S. Macaluso
                                             VICE PRESIDENT AND CHIEF FINANCIAL
                                                           OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on September 10, 1996:


                      SIGNATURE                                                TITLE(S)
- ------------------------------------------------------  ------------------------------------------------------

By:                   *
- ---------------------------------------                 Chief Executive Officer, President and Chairman of the
                  Thomas F. Murawski                      Board (Principal Executive Officer and Director)

By:         /s/ PETER S.
MACALUSO                                                Vice President and Chief Financial Officer (Principal
- ---------------------------------------                   Financial Officer and Principal Accounting Officer)
                  Peter S. Macaluso

By:                   *
- ---------------------------------------                 Director
                  Jeffrey M. Drazan

By:                   *
- ---------------------------------------                 Director
                   Peter A. Howley

By:                   *
- ---------------------------------------                 Director
                   Gregory Dunfield

By:                   *
- ---------------------------------------                 Director
                    Robert Labant

*By:         /s/ PETER S.
MACALUSO
- --------------------------------------
                  Peter S. Macaluso
                   ATTORNEY-IN-FACT

                              FAXSAV INCORPORATED
                             SUPPLEMENTAL SCHEDULE
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                ADDITIONS
                                                        -------------------------
                                           BALANCE AT   CHARGES TO    CHARGES TO                 BALANCE AT
                                           BEGINNING     COST AND       OTHER                      END OF
                                           OF PERIOD     EXPENSES      ACCOUNTS    DEDUCTIONS      PERIOD
                                          ------------  -----------  ------------  -----------  ------------
YEAR ENDED DECEMBER 31, 1993
Provisions for bad debts................  $     18,948   $  32,524   $     37,542(a)  $  37,542(b) $     51,472
Provision for FAXSAV CONNECTORS.........            --          --             --          --             --
Accrual for legal defense...............            --          --             --          --             --
Deferred tax asset valuation
  allowance.............................     1,039,269          --      1,335,396          --      2,374,665
                                          ------------  -----------  ------------  -----------  ------------
                                          $  1,058,217   $  32,524   $  1,372,938   $  37,542   $  2,426,137
                                          ------------  -----------  ------------  -----------  ------------
                                          ------------  -----------  ------------  -----------  ------------
YEAR ENDED DECEMBER 31, 1994
Provisions for bad debts................  $     51,472   $  38,721   $     45,252(a)  $  45,252(b) $     90,193
Provision for FAXSAV CONNECTORS.........            --      61,559             --          --         61,559
Accrual for legal defense...............            --          --             --          --             --
Deferred tax asset valuation
  allowance.............................     2,374,665          --      1,659,234          --      4,033,899
                                          ------------  -----------  ------------  -----------  ------------
                                          $  2,426,137   $ 100,280   $  1,704,486   $  45,252   $  4,185,651
                                          ------------  -----------  ------------  -----------  ------------
                                          ------------  -----------  ------------  -----------  ------------
YEAR ENDED DECEMBER 31, 1995
Provisions for bad debts................  $     90,193   $ 194,720   $     20,397(a)  $ 130,573(b) $    174,737
Provision for FAXSAV CONNECTORS.........        61,559     230,416             --          --        291,975
Accrual for legal defense...............            --     400,000             --       5,000        395,000
Deferred tax asset valuation
  allowance.............................     4,033,899          --      1,628,194          --      5,662,093
                                          ------------  -----------  ------------  -----------  ------------
                                          $  4,185,651   $ 825,136   $  1,648,591   $ 135,573   $  6,523,805
                                          ------------  -----------  ------------  -----------  ------------
                                          ------------  -----------  ------------  -----------  ------------

- ---------
(a) Accounts receivable recoveries

(b) Write-offs

    The following opinion is in the form which will be signed by Coopers & Lybrand L.L.P. upon consummation of the one-for-nine reverse stock split as described in Note 14 to the financial statements assuming that from March 29, 1996 to the date of such reverse split, no other events shall have occurred that would affect the accompanying financial statements and notes thereto.

                                          COOPERS & LYBRAND L.L.P.

Parsippany, New Jersey
March 29, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and
Board of Directors of FaxSav Incorporated:

    In connection with our audits of the financial statements of FaxSav Incorporated (formerly Digitran Corporation) as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which are included in this Registration Statement, we have also audited the related financial statement schedule listed under Item 16(b) of this Registration Statement.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

Parsippany, New Jersey
March 29, 1996